    As filed with the Securities and Exchange Commission on February 4, 2000
                                                      Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                             NUANCE COMMUNICATIONS
             (Exact name of Registrant as specified in its charter)

                                   -------------------------------
           California
    [pending reincorporation
          in Delaware]                          7373                         94-3238130
 (State or other jurisdiction of    (Primary Standard Industrial            (IRS Employer
 incorporation or organization)      Classification Code Number)       Identification Number)

                              1005 Hamilton Court
                              Menlo Park, CA 94025
                                 (650) 847-0000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                ---------------

                                RONALD A. CROEN
                     President and Chief Executive Officer
                             Nuance Communications
                              1005 Hamilton Court
                              Menlo Park, CA 94025
                                 (650) 847-0000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                   Copies to:

                STEVEN E. BOCHNER                                 KEVIN P. KENNEDY
                  NEVAN C. ELAM                                  Shearman & Sterling
                 SUSAN P. KRAUSE                                 1550 El Camino Real
                  JILL L. NISSEN                                Menlo Park, CA 94025
                  SACHA D. ROSS                                    (650) 330-2200
         Wilson Sonsini Goodrich & Rosati
             Professional Corporation
                650 Page Mill Road
               Palo Alto, CA 94304
                  (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
------------------------------------------------------------------------------
                                        Proposed Maximum
        Title of Each Class            Aggregate Offering         Amount of
  of Securities to be Registered            Price(1)          Registration fee
------------------------------------------------------------------------------
Common Stock, $0.001 par value....        $72,450,000              $19,127
------------------------------------------------------------------------------
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(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o).

                                ---------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell these securities, and is not + +soliciting an offer to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to Completion. Dated February 4, 2000.

                                       Shares

                                [LOGO OF NUANCE]

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Nuance
Communications. All of the         shares of common stock are being sold by
Nuance.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will
be between $       and $       . Nuance will apply for quotation of the common
stock on The Nasdaq National Market under the symbol "NUAN."

  See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                              Per Share    Total
                                                              ---------    -----
   Initial public offering price.............................   $           $
   Underwriting discount.....................................   $           $
   Proceeds, before expenses, to Nuance......................   $           $

  To the extent that the underwriters sell more than             shares of
common stock, the underwriters have the option to purchase up to an additional shares from Nuance at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on              , 2000.

Goldman, Sachs & Co.

            Thomas Weisel Partners LLC

                         Dain Rauscher Wessels

                                        Wit SoundView

                                  -----------

                         Prospectus dated        , 2000

                 [EDGAR DESCRIPTION OF INSIDE FRONT COVER ART:

  Three dialog bubbles located in the center of the page containing the following text:

    "Computer:   "What would you like to do?"
    Caller:      "Buy a hundred shares of IBM at one twelve and a quarter."
    Computer:    "Confirming, for the day, buy 100 shares of International
                 Business Machines at 112 and 1/4. Is this correct?"
    Caller:      "Yeah."
    Computer:    "Your order is confirmed and pending."

                                      and

    "Computer:   "Who would you like to call?"
    Caller:      "Get me Doug Johnson at work."
    Computer:    "Calling Douglas Johnson, office phone."

                                      and

    "Computer:   "Welcome to your voice portal homepage, how can I help you?
    Caller:      "I'd like a traffic report."
    Computer:    "For what road would you like the traffic report?"
    Caller:      "Highway 280, northbound."
    Computer:    "Highway 280 northbound is stop-and-go from the Sand Hill
                 Road exit to Highway 92." "

Nuance logo in lower left followed by text: "Voice interface software platform making the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.]

                               PROSPECTUS SUMMARY

  You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering and the financial statements and notes appearing elsewhere in this prospectus.

                             NUANCE COMMUNICATIONS

                                  Our Business

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Our software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. Speech recognition recognizes what a person says; natural language understanding derives the meaning of what is said; and voice authentication verifies the identity of a speaker based on the unique qualities of his voice. We offer a software developer's toolkit and software components to enable our customers and third parties to develop voice user interfaces that use our software platform. We also offer a range of consulting, support and educational services.

  In October 1999, we publicly announced and demonstrated our Voyager voice browser, which we anticipate will be commercially available in the second half of 2000. Our voice browser will provide a standard voice user interface for access to traditional telephony applications, voice portals and voice-enabled Internet content. The functionality of our voice browser used via the telephone is analogous to a web browser, which allows users to navigate the World Wide Web via a personal computer.

  Enterprises such as brokerages, banks, airlines and retailers, use our software platform to provide a voice user interface to applications including stock quotes and trading, home banking, travel planning and shopping. Wireless and wireline telecommunications carriers can use our software platform to provide their subscribers with a variety of services having a voice user interface. These voice-enabled services include dialing, directory assistance, access to voicemail and email messages, access to personal contact information, conference call set-up and calendar management. a voice portal is a new type of enhanced service provider that uses our software platform to enable and expand its offerings. Voice portals offer access to information and commerce over the telephone using a voice user interface, similar to the way that web portals provide information and commerce through a personal computer using a graphical user interface.

  As of December 31, 1999, over 150 businesses in a variety of industries worldwide had licensed our software platform directly from us or through our resellers. These businesses include:

  . enterprises, including financial service companies such as Charles Schwab & Co. and Fidelity Investments, banks such as Banco Itau (Brazil) and Lloyds TSB (United Kingdom), airlines such as American Airlines and Delta Airlines, and retailers such as The Home Shopping Network and Sears, Roebuck and Co.;

  .  telecommunications carriers, such as British Telecom, CTBC
     Telecom (Brazil), Telia (Italy) and US West; and

  .  enhanced service providers, such as General Magic, GoSolo
     Technologies, U-Access and Webley Systems.

                             Our Market Opportunity

  Companies are continually striving to create more efficient and effective ways of communicating and conducting business with their customers. Customers are placing increasing value on real-time availability of, and convenience of access to, information, products and services.

  The Internet has emerged as a global communications medium enabling businesses and their customers to connect. Considerable investment has been made by enterprises in developing information and commerce systems for the Internet over the past few years. Although access to the Internet is becoming increasingly common, International Data Corporation estimates that by 2002, only 47% of U.S. households will have access to the Internet. Even those potential users who do have Internet access are not always near their personal computers when they need information or want to conduct commerce.

  The proliferation of wireless phones and the ubiquity of wireline phones provides a powerful means to connect businesses with all of their potential customers at any time, from anywhere. We believe that enterprises will seek to leverage their investments in the Internet by providing customers with enhanced commerce capabilities over the telephone. Telecommunications carriers will compete to provide this telephone access by expanding the functionality and performance of their network services. Voice portals will offer applications that further support the delivery of communications and commerce through a voice user interface.

  Voice interface software enables the transformation of customer access to information and services to occur. Therefore, we believe that there is a significant opportunity for a telephone-based voice user interface to deliver information and enable commerce in a cost-effective, convenient and easy-to-use manner.

                                  Our Strategy

  Our objective is to be the leading voice interface software platform for applications used within enterprises and across telecommunications networks and the Internet. To achieve our objective, we intend to:

  . facilitate the development, adoption and usage of voice user interfaces to information and services;

  .  facilitate broad acceptance and deployment of our software platform;

  .  establish the de facto standard for voice user interfaces;

  .  leverage our strategic relationships to deliver complete solutions; and

  . further develop our global sales, distribution, service and support capabilities and related product offerings.

                             Corporate Information

  We were founded in 1994 to develop and commercialize voice interface technologies. We were incorporated in California in July 1994 but we plan to reincorporate in Delaware prior to the closing of this offering. Our principal executive offices are located at 1005 Hamilton Court, Menlo Park, California 94025 and our telephone number is (650) 847-0000. Our web site is located at "www.nuance.com." Information contained on our web site is not a part of this prospectus.

  Nuance and Nuance Communications are registered trademarks of Nuance. The Nuance logo, Nuance 6, Nuance Express, Nuance Verifier, SpeechObjects, Voyager and V-Builder are trademarks of Nuance. This prospectus also contains trademarks of other companies.

                                  The Offering

 Common stock offered................................         shares
 Common stock to be outstanding after this offering..         shares
 Use of proceeds..................................... We intend to use the proceeds for general
                                                      corporate purposes,
                                                      including working capital
                                                      and capital expenditures.
                                                      You should look at the
                                                      "Use of Proceeds" section
                                                      for a discussion on how
                                                      we plan to use the
                                                      proceeds.
 Proposed Nasdaq National Market symbol.............. NUAN

  The above information is based on     shares outstanding as of September 30,
1999 and excludes:

  .     shares issuable upon exercise of options outstanding at a weighted
    average exercise price of $   per share as of September 30, 1999;

  .     shares issuable upon exercise of warrants outstanding at a weighted
    average exercise price of $   per share as of September 30, 1999; and

  . a total of     shares available for future issuance under our various
    stock plans as of September 30, 1999, excluding the annual increases in the number of shares authorized under each of our plans beginning January 1, 2001. See "Management--Incentive Plans" for a description of how these annual increases are determined.

  In addition, the above information excludes     shares issuable upon exercise
of options granted from October 1, 1999 to January 31, 2000 at a weighted
average exercise price of $   per share.

                                ----------------

  Unless otherwise indicated, this prospectus assumes:

  .  our reincorporation in Delaware prior to the closing of the offering,

  . the automatic conversion of our outstanding convertible preferred stock into common stock upon closing of the offering,

  . the filing of our restated certificate of incorporation, authorizing a class of 5,000,000 shares of undesignated preferred stock, upon closing of the offering, and

  . no exercise by the underwriters of their option to purchase additional shares of stock in the offering.

                             Summary Financial Data
                     (In thousands, except per share data)

  The following table sets forth a summary of our statement of operations data for the periods presented. The pro forma basic and diluted net loss per share for the periods presented reflects the conversion of our convertible preferred stock upon completion of this offering.

                           Period From
                          July 14, 1994
                           (inception)                                      Nine Months Ended
                               to           Year Ended December 31,           September 30,
                          December 31,  ----------------------------------  -------------------
                              1994       1995     1996     1997     1998      1998      1999
                          ------------- -------  -------  -------  -------  --------  ---------
                               (unaudited)                                      (unaudited)
Consolidated Statement
 of Operations Data:
Total revenue...........      $  34     $   908  $ 1,498  $ 4,382  $11,879  $  9,161  $  13,515
Gross profit............         33         698      850    3,218    8,656     6,977      9,560
Loss from operations....       (468)     (1,233)  (3,299)  (3,758)  (7,536)   (3,800)   (11,803)
Net loss................       (474)     (1,192)  (3,241)  (3,554)  (6,938)   (3,324)   (11,466)
Basic and diluted net
 loss per share.........                $ (2.34) $ (2.78) $ (2.46) $ (3.19) $  (1.61) $   (3.95)
                                        =======  =======  =======  =======  ========  =========
Shares used to compute
 basic and diluted net
 loss per share.........                    510    1,164    1,443    2,173     2,063      2,900
                                        =======  =======  =======  =======  ========  =========
Pro forma basic net loss
 per share (unaudited)..                                           $ (0.42) $  (0.20) $   (0.63)
                                                                   =======  ========  =========
Shares used to compute
 pro forma basic net
 loss per share
 (unaudited)............                                            16,659    16,303     18,126
                                                                   =======  ========  =========

  For a description of shares used in computing basic and diluted net loss per share and pro forma basic net loss per share, see note 2 of notes to financial statements included in this prospectus.
  The following table sets forth a summary of our balance sheet data as of September 30, 1999:

  . on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all of the outstanding shares of our convertible preferred stock into shares of common stock upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the automatic conversion of the convertible preferred stock and our receipt of the estimated net
    proceeds from the sale of     shares of common stock in this offering at
    an assumed initial public offering price of $   per share.

                                                     As of September 30, 1999
                                                   -----------------------------
                                                                      Pro Forma
                                                   Actual  Pro Forma As Adjusted
                                                   ------- --------- -----------
                                                            (unaudited)
Balance Sheet Data:
Cash and cash equivalents......................... $ 1,622  $ 1,622    $
Working capital...................................     778      778
Total assets......................................  13,897   13,897
Long-term debt, less current portion..............   1,069    1,069
Total stockholders' equity........................   3,087    3,087

                                  RISK FACTORS

  This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the following risk factors and the other information in this prospectus before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks and you may lose part or all of your investment.

We have a history of losses. We expect to continue to incur losses and we may not achieve or maintain profitability.

  We have incurred losses since our inception, including a loss of approximately $6.9 million for the year ended December 31, 1998 and $11.5 million for the nine months ended September 30, 1999. As of September 30, 1999, we have an accumulated deficit of approximately $26.9 million. We expect to have net losses and negative cash flow for at least the next 24 months. We expect to spend significant amounts to enhance our products and technologies, expand international sales and operations and fund research and development. As a result, we will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If we do not achieve and maintain profitability, the market price for our common stock may decline, perhaps substantially.

Voice interface software may not achieve widespread acceptance by businesses and telecommunications carriers, which could limit our ability to grow our business.

  The market for voice interface software is relatively new and rapidly evolving. Our ability to increase revenue in the future depends on the acceptance by both our customers and their end users of voice interface software. The adoption of voice interface software could be hindered by the perceived costs of this new technology, as well as the reluctance of enterprises that have invested substantial resources in existing call centers or touch-tone-based systems to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established telecommunications companies, about the uses and benefits of voice interface software in general and our products in particular. If these efforts fail, or if voice interface software platforms do not achieve commercial acceptance, our business could be harmed.

  The continued development of the market for our products also will depend upon the:

  . widespread deployment of voice interface applications by third parties, which is driven by consumer demand for services having a voice user interface;

  . demand for new uses and applications of voice interface technology, including adoption of voice user interfaces by companies that operate web sites;

  . adoption of industry standards for voice interface and related technologies; and

  . continuing improvements in hardware technology that may reduce the costs of voice interface software solutions.

Our ability to accurately forecast our quarterly sales is limited, our costs are relatively fixed in the short term and we expect our business to be affected by seasonality. As a result, our quarterly operating results and our stock price may fluctuate.

  Our quarterly operating results have varied significantly in the past and we expect that they will vary significantly from quarter to quarter in the future. These quarterly variations are caused by a number of factors, including:

  . delays in customer orders due to the complex nature of large telephony systems and the associated implementation projects;

  . timing of product deployments and completion of project phases, particularly for large orders;

  . delays in recognition of software license revenue in accordance with applicable accounting principles;

  . our ability to develop, introduce, ship and support new and enhanced products, such as our voice browser and new versions of our software platform, that respond to changing technology trends in a timely manner and our ability to manage product transitions;

  . the amount and timing of increases in expenses associated with our growth; and

  .  the utilization rate of our professional services personnel.

  Due to these factors, and because the market for our voice interface software platform is new and rapidly evolving, our ability to accurately forecast our quarterly sales is limited. In addition, most of our costs are for personnel and facilities, which are relatively fixed in the short term. If we have a shortfall in revenue in relation to our expenses, we may be unable to reduce our expenses quickly enough to avoid lower quarterly operating results. We do not know whether our business will grow rapidly enough to absorb the costs of these employees and facilities. As a result, our quarterly operating results could fluctuate and this fluctuation could adversely affect the market price of our common stock.

  In addition, we expect to experience seasonality in the sales of our products. For example, we anticipate that sales may be lower in the first quarter of each year due to patterns in the capital budgeting and purchasing cycles of our current and prospective customers. We also expect that sales may decline during summer months, particularly in Asian and European markets. These seasonal variations in our sales may lead to fluctuations in our quarterly operating results. Because we have limited operating results, it is difficult for us to evaluate the degree to which this seasonality may affect our business.

Our products can have a long sales and implementation cycle and, as a result, our quarterly operating results and our stock price may fluctuate.

  The sales cycles for our products have typically ranged from three to twelve months, depending on the size and complexity of the order, the amount of services to be provided by us and whether the sale is made directly by us or indirectly through a value added reseller or systems integrator.

  Purchase of our products requires a significant expenditure by a customer. Accordingly, the decision to purchase our products typically requires significant pre-purchase evaluation. We may spend significant time educating and providing information to prospective customers regarding the use and benefits of our products. During this evaluation period, we may expend substantial sales, marketing and management resources.

  In addition, during any quarter we may receive a number of orders that are large relative to our total revenues for that quarter or subsequent quarters. For example, we received a large order during the quarter ended June 30, 1998 which caused significant fluctuations in our license revenue during the quarters ended September 30, 1998 through March 31, 1999 as the revenue associated with this order was recognized.

  After purchase, it may take substantial time and resources to implement our software and to integrate it with our customers' existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles and the varying order amounts for our products make it difficult to predict the quarter in which revenue recognition may occur and may cause license and services revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

Our failure to respond to rapid change in the market for voice interface software could cause us to lose revenue and harm our business.

  The voice interface software industry is relatively new and rapidly evolving. Our success will depend substantially upon our ability to enhance our existing products and to develop and introduce, on a timely and cost-effective basis, new products and features that meet changing end-user requirements and incorporate technological advancements. If we are unable to develop new products and enhanced functionalities or technologies to adapt to these changes, or if we cannot offset a decline in revenue from existing products with sales of new products, our business would suffer.

  Commercial acceptance of our products and technologies will depend, among other things, on:

  . the ability of our products and technologies to meet and adapt to the needs of our target markets;

  .  the performance and price of our products and our competitors' products;
     and

  . our ability to deliver customer service directly and through our resellers.

We could be subject to claims related to the use of our products. Any claims, whether successful or unsuccessful, could result in significant costs and could damage our reputation.

  Speech recognition, natural language understanding and authentication technologies, including our own, are not 100% accurate. Our customers, including several financial institutions, use our products to provide important services to their customers, including transferring funds to accounts and buying and selling securities. Any misrecognition of voice commands or incorrect authentication of a user's voice in connection with these financial or other transactions could result in claims against us or our customers for losses incurred. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us for misrecognition or incorrect authentication, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

Any software defects in our products could harm our business and result in litigation.

  Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality, or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us which, even if unsuccessful, would likely be time-consuming and could result in costly litigation and payment of damages.

Our current and potential competitors, some of whom have greater resources and experience than we do, may develop products and technologies that may cause demand for, and the prices of, our products to decline.

  A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, ITT Industries, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Philips Electronics, SpeechWorks International and T-NETIX. We expect additional competition from other companies such as Microsoft, who recently acquired a voice interface technology company. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

We depend on resellers for a significant portion of our sales. The loss of a key reseller would limit our ability to sustain and grow our revenue.

  In 1998, 31% of our revenue was achieved by indirect sales through resellers. The percentage of revenue through indirect sales increased to 49% in the first nine months of 1999. One reseller in particular, Periphonics--a Nortel Networks Company, accounted for 19% of our revenue in 1998 and 29% of our revenue in the first nine months of 1999. We intend to continue to rely on resellers for a substantial portion of our sales in the future. As a result, we are dependent upon the continued viability and financial stability of our resellers, as well as upon their continued interest and success in selling our products. The loss of a key reseller or our failure to develop new and viable reseller relationships could limit our ability to sustain and grow our revenue. Significant expansion of our internal sales force to replace the loss of a key reseller would require increased management attention and higher expenditures.

  Our contracts with resellers generally do not require a reseller to purchase our products. We cannot guarantee that any of our resellers will continue to market our products or devote significant resources to doing so. In addition, we may, from time to time, terminate some of our relationships with resellers. Any termination could have a negative impact on our business and result in threatened or actual litigation. Finally, these resellers possess confidential information concerning our products, product release schedules and sales, marketing and reseller operations. Although we have nondisclosure agreements with our resellers, we cannot guarantee that any reseller would not use our confidential information in competition with us or otherwise. If our resellers do not successfully market and sell our products for these or any other reasons, our sales could be adversely affected and our revenue could decline.

We depend on a limited number of customer orders for a substantial portion of our revenue during any given period. Loss of or delays in a key order could substantially reduce our revenue in any given period and harm our business.

  We derive a significant portion of our software license revenue in each quarter from a limited number of customers. For example, for the year ended December 31, 1998, five customers accounted for 82% of our revenue. Similarly, in the nine months ended September 30, 1999, five customers accounted for 78% of our revenue.

  In the same periods, customers exceeding 10% of total revenue were:

  . Periphonics--a Nortel Networks Company, who, acting as a reseller, accounted for 19% of total revenue for 1998 and 29% of total revenue for the nine months ended September 30, 1999;

  . Motorola, a stockholder of Nuance, who accounted for 15% of total revenue for 1998 and 13% of total revenue for the nine months ended September 30, 1999; and

  . Fidelity, a stockholder of Nuance, who accounted for 32% of total revenue for 1998 and 29% of total revenue for the nine months ended September 30, 1999.

We expect that a limited number of customers and customer orders will continue to account for a substantial portion of our revenue in a given period. Generally, customers who make large purchases from us are not expected to make subsequent, equally large purchases in the short term. As a result, if we do not acquire a major customer, if a contract is delayed, cancelled or deferred, or if an anticipated sale is not made, our revenue could be adversely affected.

Sales to customers outside the United States account for a significant portion of our revenue, which exposes us to risks inherent in international operations.

  International sales represented approximately 33% of our revenue in 1997, 18% in 1998 and 18% for the nine months ended September 30, 1999. We are subject to a variety of risks associated with conducting business internationally, any of which could harm our business. These risks include:

  .  difficulties and costs of staffing and managing foreign operations;

  . the difficulty in establishing and maintaining an effective international reseller network;

  . the burden of complying with a wide variety of foreign laws, particularly with respect to intellectual property and license requirements;

  .  political and economic instability outside the United States;

  .  import or export licensing and product certification requirements;

  . tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

  .  potential adverse tax consequences, including higher marginal rates;

  .  unfavorable fluctuations in currency exchange rates; and

  . limited ability to enforce agreements, intellectual property rights and other rights in some foreign countries.

In order to increase our international sales, we must develop localized versions of our products. If we are unable to do so, we may be unable to grow our revenue and execute our business strategy.

  We intend to expand our international sales, which requires us to invest significant resources to create and refine different language models for each particular language or dialect. These language models are required to create versions of our products that allow end users to speak the local language or dialect and be understood and authenticated. If we fail to develop localized versions of our products, our ability to address international market opportunities and to grow our business will be limited.

If the standards we have selected to support are not adopted as the standards for voice interface software, businesses might not use our voice interface software platform for delivery of applications and services.

  The market for voice interface software is new and emerging and industry standards have not been established yet. We may not be competitive unless our products support changing industry standards. The emergence of industry standards, whether through adoption by official standards committees or widespread usage, could require costly and time consuming redesign of our products. If these standards become widespread and our products do not support them, our customers and potential customers may not purchase our products. Multiple standards in the marketplace could also make it difficult for us to insure that our products will support all applicable standards, which could in turn result in decreased sales of our products.

We may encounter difficulties in managing our growth, which could prevent us from executing our business strategy.

  Our rapid growth and expansion has placed, and continues to place, a significant strain on our resources. To accommodate this growth, we must implement or upgrade a variety of operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. For example, in the second quarter of 2000 we plan to begin implementing new financial and human resource software systems. This may require substantial management effort, and our implementation efforts may not be successful. In addition, we have had to hire additional employees to accommodate this growth in business and product development activity. This has resulted in increased responsibilities for our management. Our systems, procedures and controls may not be adequate to support our operations. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business could be harmed.

Any inability to adequately protect our proprietary technology could harm our ability to compete.

  Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

  Although we have filed fifteen U.S. patent applications, we do not currently have any issued patents. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we license our products internationally, and the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States.

Third parties could obtain licenses from SRI International relating to voice interface technologies and develop technologies to compete with our products, which could cause our sales to decline.

  Upon our incorporation in 1994, we received a license from SRI International to a number of patents and other proprietary rights, including rights in software, relating to voice interface technologies developed by SRI International. This license was exclusive until December 1999, when we chose to allow the exclusivity to lapse. As a result, SRI International may license these patents and proprietary rights to our competitors. If a license from SRI International were to enable third parties to enter the markets for our products and services or to compete more effectively, we could lose market share and our business could suffer.

Our products may infringe the intellectual property rights of others, and resulting claims against us could be costly and require us to enter into disadvantageous license or royalty arrangements.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features of, our products grow.

If we are unable to hire and retain technical, sales and marketing and operational personnel, our business could be harmed.

  We intend to continue to hire a significant number of additional personnel, including software engineers, sales and marketing personnel and operational personnel. Competition for these individuals is intense, especially in the San Francisco Bay Area where we are located, and we may not be able to attract, assimilate, or retain additional highly qualified personnel in the future. The failure to attract, integrate, motivate and retain these employees could harm our business.

We rely on the services of our key personnel, whose knowledge of our business and technical expertise would be difficult to replace.

  We rely upon the continued service and performance of a relatively small number of key technical and senior management personnel. Our future success depends on our retention of these key employees, such as Ronald Croen, our Chief Executive Officer. None of our key technical or senior management personnel are bound by employment agreements, and, as a result, any of these employees could leave with little or no prior notice. If we lose any of our key technical and senior management personnel, our business could be harmed. We do not have key person life insurance policies covering any of our employees.

Our stock price could be extremely volatile, and you may not be able to resell your shares at or above the initial offering price.

  Our common stock has never been sold in a public market, and an active trading market for our common stock may not develop or be sustained upon the completion of this offering. We are negotiating the initial offering price of the common stock with the underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial public offering price. You should read the "Underwriting" section for a discussion of the factors considered in determining the initial public offering price.

  In addition, in recent years, the stock market in general, and the Nasdaq National Market and the securities of technology companies in particular, has experienced extreme price and trading volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

Management may invest or spend the proceeds of this offering in ways with which you may not agree and in ways that may not yield a favorable return.

  Management will retain broad discretion over the use of proceeds from this offering. Stockholders may not deem these uses desirable and our use of the proceeds may not yield a significant return or any return at all. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot guarantee that these uses will not vary substantially from our currently planned uses. Pending these uses of the net proceeds from this offering, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities and U.S. government securities.

Some of our existing stockholders can exert control over Nuance and may not make decisions that are in the best interests of all stockholders.

  After this offering, our executive officers and directors, their affiliates and other current substantial stockholders will together control approximately
  % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert a significant degree of influence over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may delay or prevent a change in control of Nuance, even when a change in control may be in the best interests of other stockholders. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, these controlling stockholders could cause us to enter into transactions or agreements which we would not otherwise consider.

Our charter and bylaws and Delaware law contain provisions which may delay or prevent a change of control of Nuance.

  Provisions of our charter and bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Nuance. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  the division of the board of directors into three separate classes;

  .  the elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  Upon completion of this offering, we will be subject to the antitakeover provisions of the Delaware General Corporation Law, including Section 203 which may deter potential acquisition bids for our company. You should read the "Description of Capital Stock" for a discussion of how Section 203 operates. Under Delaware law, a corporation may opt out of Section 203. We do not intend to opt out of the provisions of Section 203.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, and the anticipated benefits of those acquisitions may never be realized.

  As a part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no acquisitions or investments are currently pending. Any future acquisitions would be accompanied by risks such as:

  . difficulties in assimilating the operations and personnel of acquired companies;

  .  diversion of our management's attention from ongoing business concerns;

  . our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

  .  additional expense associated with amortization of acquired assets;

  .  maintenance of uniform standards, controls, procedures and policies; and

  . impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

  We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

A total of 22,966,335 shares, or   % of our total outstanding shares after the
offering, are restricted from immediate resale, but may be sold into the market in the near future. Sales of these securities could cause the market price of our common stock to drop significantly, even if our business is doing well.

  Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock could cause our stock price to fall. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock.

  After this offering, we will have outstanding      shares of common stock
assuming the conversion of all outstanding shares of preferred stock into common stock and no exercise of options or warrants after December 31, 1999.
This includes        shares that we are selling in the offering, which may be
resold immediately in the public market. The remaining 22,966,335 shares will become eligible for resale in the public market as shown in the table below.

  Number of shares/
 percent outstanding
 after the offering    Date of availability for resale into public market
 ------------------- ------------------------------------------------------
    /   %            180 days after the date of the final prospectus due to
                     agreements these stockholders have with us and the
                     underwriters. However, the underwriters can waive this
                     restriction without prior notice and allow these
                     stockholders to sell their shares at any time.


    /   %            At various times after October 1, 2000 due to the
                     requirements of federal securities laws.

  In addition, we have 5,203,000 shares of our common stock available for future grant pursuant to our stock option plans, and 5,719,265 shares subject to outstanding options at December 31, 1999. 5,719,265 of these outstanding options are also subject to a 180-day lockup agreement. We intend to register, prior to the expiration of the lockup, the shares of common stock reserved for issuance under our stock option plans and shares of common stock reserved for issuance under our employee stock purchase plan. Accordingly, shares underlying vested options will be eligible for resale in the public market beginning on
expiration of the lockup. We also have          shares underlying outstanding
warrants, also subject to lockup, that will be eligible for resale in the public market as soon as the expiration of the lockup.

Our facilities are located near known earthquake fault zones, and the occurrence of an earthquake or other natural disaster could cause damage to our facilities and equipment which could require us to cease or curtail operations.

  Our facilities are located in the San Francisco Bay Area near known earthquake fault zones and are vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities could be seriously, or potentially completely, impaired. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

We do not intend to pay dividends on our common stock.

  We currently intend to retain any future earnings for funding growth and, therefore, do not anticipate paying any dividends in the foreseeable future. You should read the "Dividend Policy" section for a discussion of our dividend policy.

Investors in this offering will suffer immediate and substantial dilution.

  If you purchase shares of our common stock, you will suffer an immediate and
substantial dilution of approximately $      in net tangible book value per
share, or approximately    % of the anticipated offering price of $      per
share. If the holders of options or warrants exercise these securities, you will suffer further dilution. You should read the "Dilution" section for a discussion and calculation of dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," or "continue," the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially from any forward-looking statement. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors."

  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. Before you invest in our common stock, you should be aware that the occurrence of the events described under "Risk Factors" and elsewhere in this prospectus could harm our business.

                                USE OF PROCEEDS

  We estimate that our net proceeds from the sale of the        shares of
common stock we are offering at an estimated initial public offering price of
$      per share, after deducting underwriting discounts and commissions and
estimated offering expenses, will be approximately $       . If the
underwriters' over-allotment option is exercised in full, we estimate that our
net proceeds will be approximately $      million. We expect to use the net
proceeds from this offering for general corporate purposes, including working capital and capital expenditures. A portion of the proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies, although there are no current plans, negotiations or discussions for any of these transactions. Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our common stock or other securities. We currently anticipate that we will retain all of our future earnings for use in the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our total capitalization as of September 30, 1999:

  .  on an actual basis;

  .  on a pro forma basis to reflect the conversion of all outstanding shares
     of convertible preferred stock into            shares of common stock
     upon the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the receipt by Nuance of the estimated net proceeds from the sale of common stock offered by this
     prospectus at an assumed initial public offering price of $   per share,
     after deducting underwriting discounts and commissions and estimated offering expenses.

                                                     September 30, 1999
                                                -------------------------------
                                                            Pro      Pro Forma
                                                 Actual    Forma    As Adjusted
                                                --------  --------  -----------
                                                       (In thousands)
Long-term debt, less current portion........... $  1,069  $  1,069     $
                                                --------  --------     ----
Stockholders' equity:
 Convertible preferred stock, $0.001 par value,
  19,977,076 shares authorized, 15,226,022
  shares issued and outstanding actual; no
  shares issued and outstanding pro forma and
  pro forma as adjusted........................       15       --
 Preferred stock, $0.001 par value, no shares
  authorized, issued or outstanding actual and
  pro forma; 5,000,000 shares authorized, no
  shares issued and outstanding pro forma as
  adjusted.....................................      --        --
 Common stock, $0.001 par value, 50,000,000
  shares authorized actual and pro forma;
  3,069,283 shares issued and outstanding
  actual; 18,295,305 shares issued and
  outstanding pro forma; 250,000,000 shares
  authorized,        shares issued and
  outstanding pro forma as adjusted............        3        18
 Additional paid-in capital....................   30,217    30,217
 Deferred stock compensation...................     (283)     (283)
 Accumulated deficit...........................  (26,865)  (26,865)
                                                --------  --------     ----
    Total stockholders' equity................. $  3,087  $  3,087     $
                                                ========  ========     ====
    Total capitalization....................... $  4,156  $  4,156     $
                                                ========  ========     ====

  In addition to the shares of common stock to be outstanding after the offering, we may issue additional shares of common stock under the following plans and arrangements:

  .                shares of common stock subject to outstanding options at a
     weighted average exercise price of $     per share as of September 30,
     1999;

  .               shares of common stock issuable upon exercise of
     outstanding warrants at a weighted average exercise price of $     per
     share as of September 30, 1999;

  .                shares of common stock that have been set aside for future stock options as of September 30, 1999; or

  .               shares of common stock that have been set aside for
     employees who elect to participate in our employee stock purchase plan.

  Of the     shares of common stock that have been set aside for future stock
options,     shares have been granted from October 1, 1999 to January 31, 2000.

  This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

                                    DILUTION

  Our pro forma net tangible book value as of September 30, 1999, was
approximately $        or $     per share of common stock. Pro forma net
tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities divided by the pro forma number of outstanding shares of common stock, assuming the conversion of all outstanding shares of preferred stock into shares of common stock. After giving
effect to our sale of the        shares of common stock offered by this
prospectus, based upon an assumed initial public offering price of $      per
share and after deducting underwriting discounts and commissions and estimated offering expenses payable by Nuance, our pro forma net tangible book value at
September 30, 1999 would have been $     or $     per share. This represents an
immediate increase in pro forma net tangible book value of $      per share to
existing stockholders and an immediate dilution of $       per share to new
investors purchasing shares of the initial offering price. Dilution is determined by subtracting pro forma net tangible book value per share after the offering from the assumed initial public offering price per share. The following table illustrates this per share dilution:

Initial public offering price per share..............................      $
  Pro forma net tangible book value per share as of September 30,
   1999.............................................................. $
  Increase in pro forma net tangible book value per share
   attributable to new investors.....................................
                                                                      ----
Pro forma net tangible book value per share after offering...........
                                                                           ----
Dilution per share to new investors..................................      $
                                                                           ====

  The following table sets forth, on the pro forma basis, as of September 30, 1999, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by investors purchasing shares in this offering
(based upon an initial public offering price of $    per share before deduction
of underwriting discounts and commissions and estimated offering expenses):

                                 Shares
                               Purchased    Total Consideration
                             -------------- ---------------------  Average Price
                             Number Percent  Amount     Percent      Per Share
                             ------ ------- ---------- ----------  -------------
Existing stockholders.......              % $                    %      $
New investors...............
                              ----   -----  ----------  ---------
  Total.....................         100.0% $               100.0%
                              ====   =====  ==========  =========

  If the underwriters' over-allotment option is exercised in full, the number
of shares held by new investors will increase to        or        % of the
total shares of common stock outstanding after this offering.

  In the event that we issue additional shares of common stock in the future, purchasers of common stock in this offering may experience further dilution. As
of September 30, 1999, there were options outstanding to purchase        shares
of common stock at a weighted average exercise price of approximately $
per share,         shares of common stock issuable upon exercise of outstanding
warrants at a weighted average exercise price of $     per share and
shares of common stock reserved for issuance under our stock option plans and our employee stock purchase plan.

  Assuming the exercise in full of all outstanding options and warrants, our pro forma as adjusted net tangible book value at September 30, 1999 would be
$    per share, representing an immediate increase in net tangible book value
of $    per share to our existing stockholders, and an immediate decrease in
the net tangible book value per share of $    to the new investors.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with our financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the selected balance sheet data as of December 31, 1997 and 1998 have been derived from our audited financial statements and the notes thereto included elsewhere in this prospectus. The selected balance sheet data as of December 31, 1995 and 1996, and as of September 30, 1999, and selected statement of operations data for the period from July 14, 1994 (inception) to December 31, 1994, for the year ended December 31, 1995 and for nine month periods ended September 30, 1998 and 1999 have not been audited. In the opinion of management, these unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our operating results for the indicated periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

                           Period From
                          July 14, 1994
                           (inception)                                      Nine Months Ended
                               to           Year Ended December 31,           September 30,
                          December 31,  ----------------------------------  -------------------
                              1994       1995     1996     1997     1998      1998      1999
                          ------------- -------  -------  -------  -------  --------  ---------
                               (unaudited)                                      (unaudited)
                                       (in thousands, except per share data)
Statement of Operations
 Data:
Revenue:
  License...............         --     $    43  $ 1,187  $ 2,726  $ 8,092  $  6,573  $   9,257
  Service...............      $  34         865      311    1,656    3,787     2,588      4,258
                              -----     -------  -------  -------  -------  --------  ---------
   Total revenue........         34         908    1,498    4,382   11,879     9,161     13,515
                              -----     -------  -------  -------  -------  --------  ---------
Cost of revenue:
  License...............         --         --       383      125      524       514        124
  Service...............          1         210      265    1,039    2,699     1,670      3,831
                              -----     -------  -------  -------  -------  --------  ---------
   Total cost of
    revenue.............          1         210      648    1,164    3,223     2,184      3,955
                              -----     -------  -------  -------  -------  --------  ---------
Gross profit............         33         698      850    3,218    8,656     6,977      9,560
                              -----     -------  -------  -------  -------  --------  ---------
Operating expenses:
  Sales and marketing...         52         100      807    2,264    6,857     4,595     11,221
  Research and
   development..........        182       1,273    2,685    3,641    6,615     4,371      7,753
  General and
   administrative.......        267         558      657    1,071    2,720     1,811      2,389
                              -----     -------  -------  -------  -------  --------  ---------
   Total operating
    expenses............        501       1,931    4,149    6,976   16,192    10,777     21,363
                              -----     -------  -------  -------  -------  --------  ---------
Loss from operations....       (468)     (1,233)  (3,299)  (3,758)  (7,536)   (3,800)   (11,803)
Interest and other
 income, net............         (6)         41       58      204      598       476        337
                              -----     -------  -------  -------  -------  --------  ---------
Net loss................      $(474)    $(1,192) $(3,241) $(3,554) $(6,938) $ (3,324) $ (11,466)
                              =====     =======  =======  =======  =======  ========  =========
Basic and diluted net
 loss per share.........                $ (2.34) $ (2.78) $ (2.46) $ (3.19) $  (1.61) $   (3.95)
                                        =======  =======  =======  =======  ========  =========
Shares used to compute
 basic and diluted net
 loss per share ........                    510    1,164    1,443    2,173     2,063      2,900
                                        =======  =======  =======  =======  ========  =========
Pro forma basic net loss
 per share (unaudited)..                                           $ (0.42) $  (0.20) $   (0.63)
                                                                   =======  ========  =========
Shares used in computing
 pro forma basic net
 loss per share
 (unaudited)............                                            16,659    16,303     18,126
                                                                   =======  ========  =========

                                         As of December 31,          As of
                                    ---------------------------- September 30,
                                     1995   1996   1997   1998       1999
                                    ------ ------ ------ ------- -------------
                                     (unaudited)                  (unaudited)
                                                  (In thousands)
Balance Sheet Data:
Cash and cash equivalents.......... $  514 $1,283 $2,056 $ 1,642    $ 1,622
Working capital....................  3,957    480  4,028  12,406        778
Total assets.......................  4,581  2,216  6,940  20,199     13,897
Long-term debt, less current
 portion...........................    --     --     815     --       1,069
Total stockholders' equity.........  4,042    801  4,384  14,260      3,087

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

  We develop, market and support a voice interface software platform that makes the content and services of the Internet, telecommunications networks and enterprises accessible from any telephone. We were incorporated in July 1994 and began operations in October 1994. Prior to 1996, our revenue was derived from technical consulting services. In 1996, we deployed the first version of our voice interface software platform and began to generate software license revenue. Today, we offer a range of voice interface and verification software products. To support the sale, deployment and operation of our products, we also provide a number of services that include consulting, training, maintenance updates and technical support.

  Our license revenue consists of license fees for our voice interface software products. This revenue is derived from a license fee comprised of two components: a charge based on the computation power required to run our platform and a charge based on the maximum number of simultaneous end-user connections to an application running on our platform. License revenue is recognized when delivery has occurred, evidence of an arrangement exists, collection of the receivable is probable and the fee is fixed or determinable. When we are performing significant consulting services, we recognize license revenue upon system deployment or acceptance, whichever occurs first. License revenue from resellers is recognized when their customers take delivery.

  Service revenue consists of revenue from providing consulting, training, maintenance updates and technical support. Consulting and training service revenue is recognized as services are performed. Losses on service contracts, if any, are recognized as soon as such losses become known. Revenue from maintenance updates and technical support is recognized ratably over the term of the applicable agreement.

  We record deferred revenue primarily as a result of payments from customers received in advance of product deployment or performance of services. As of September 30, 1999, deferred revenue was $2.2 million. The deferred revenue amount includes unearned license revenue and prepaid services that will be recognized as revenue in the future as we deliver licenses and perform services.

  We sell products to our customers both directly through a sales force and indirectly through resellers and systems integrators. Customers exceeding 10% of total revenue are:

  . Charles Schwab, who accounted for 83% of total revenue for 1996 and 16% of total revenue for 1997;

  . Periphonics--a Nortel Networks Company, who acting as a reseller accounted for 4% of total revenue for 1996, 11% of total revenue for 1997, 19% of total revenue for 1998 and 29% of total revenue for the nine months ended September 30, 1999;

  . Telia, a Swedish telecommunications carrier, who accounted for 28% of total revenue for 1997;

  . Motorola, a stockholder of Nuance, who accounted for 10% of total revenue for 1997, 15% of total revenue for 1998 and 13% of total revenue for the nine months ended September 30, 1999; and

  . Fidelity, a stockholder of Nuance, who accounted for 32% of total revenue for 1998 and 29% of total revenue for the nine months ended September 30, 1999.

  No other customers accounted for more than 10% of our revenue for 1996, 1997, 1998 or the nine months ended September 30, 1999.

  We sell our products to customers in North America, South America, Europe, Asia and Australia. International sales accounted for approximately 4% of our total revenue in 1996, 33% of our total revenue in 1997, 18% of our total revenue in 1998 and 18% of our total revenue for the nine months ended September 30, 1999. We anticipate that markets outside the United States will represent an increasing portion of total future revenue. We intend to increase our sales and marketing activities with respect to international licensing of our software and provisioning of our services in the foreseeable future. International sales are currently denominated in U.S. dollars. However, we may denominate sales in foreign currencies in the future.

  Cost of license revenue consists primarily of fees payable on third-party software products and documentation and media costs. Cost of service revenue consists of compensation and related overhead costs for personnel engaged in consulting, training and maintenance for our customers.

  Our operating expenses are classified into three general categories: sales and marketing, research and development, and general and administrative. We classify all charges to these operating expense categories based on the nature of the expenditures. Although each category includes expenses that are unique to the category, some expenditures, such as compensation, employee benefits, recruiting costs, equipment costs, travel and entertainment costs, facilities costs and third-party professional services fees, occur in each of these categories.

  We allocate the total costs for information services and facilities to each functional area that uses the information services and facilities based on relative headcount. These allocated costs include rent and other facility-related costs for our office, communication charges and depreciation expense for furniture and equipment.

  We had 201 full-time employees as of September 30, 1999 and intend to hire a significant number of employees in the future. This continued expansion places significant demands on our management and operational resources. To manage this rapid growth, we must continue to invest in and implement operational systems, procedures and controls.

  From our inception through September 30, 1999, we have incurred approximately $51.1 million of operating costs and expenses, including approximately $22.1 million of research and development expenditures used to develop our current and future software products. As a result of these and other operating expenditures, we have incurred net operating losses in each year since inception. We anticipate that our operating expenses will increase in the foreseeable future as we build our services, sales and marketing organizations and as we continue to invest in research and development. Accordingly, we expect to incur operating losses for at least the next 24 months.

  In connection with the grant of stock options during the nine months ended September 30,1999, we recorded deferred stock compensation of approximately $283,000 within stockholders' equity representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. This amount is presented as a reduction of stockholders' equity and will be amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided. However, the method results in a front-loading of the compensation expense. We recorded no amortization of deferred stock compensation through September 30, 1999.

  From October 1, 1999 through December 31, 1999, we recorded additional deferred stock compensation of $5.1 million relating to 2.2 million stock options granted at a weighted average exercise price of $8.30, during the quarter ended December 31, 1999.

  We believe that period-to-period comparisons of our historical operating results are not necessarily meaningful and should not be relied upon as being indicative of future performance. Our prospects must be considered in light of the risks, expenses and difficulties frequently experienced by companies in early stages of development, particularly companies in new and rapidly evolving markets. Although we have experienced significant revenue growth recently, this trend may not continue. Furthermore, we may not achieve or maintain profitability in the future.

Results of Operations

  The following table presents selected financial data for the periods indicated as a percentage of total revenue.

                                                              Nine Months
                                          Year Ended             Ended
                                         December 31,        September 30,
                                        ------------------   ----------------
                                        1996   1997   1998    1998      1999
                                        ----   ----   ----   ------    ------
Revenue:
 License ..............................   79%   62%    68%       72%       68%
 Service ..............................   21    38     32        28        32
                                        ----   ---    ---    ------    ------
  Total revenue........................  100   100    100       100       100
                                        ----   ---    ---    ------    ------
Cost of revenue:
 License...............................   25     3      4         6         1
 Service...............................   18    24     23        18        28
                                        ----   ---    ---    ------    ------
  Total cost of revenue................   43    27     27        24        29
                                        ----   ---    ---    ------    ------
Gross profit...........................   57    73     73        76        71
                                        ----   ---    ---    ------    ------
Operating expenses:
 Sales and marketing...................   54    52     57        50        83
 Research and development..............  179    83     56        47        57
 General and administrative............   44    24     23        20        18
                                        ----   ---    ---    ------    ------
  Total operating expenses.............  277   159    136       117       158
                                        ----   ---    ---    ------    ------
Loss from operations................... (220)  (86)   (63)      (41)      (87)
Interest and other income, net.........    4     5      5         5         2
                                        ----   ---    ---    ------    ------
Net loss............................... (216)% (81)%  (58)%     (36)%     (85)%
                                        ====   ===    ===    ======    ======

Nine Months Ended September 30, 1998 Compared With Nine Months Ended September 30, 1999

 Revenue

  Total revenue increased from $9.2 million for the nine months ended September 30, 1998 to $13.5 million for the nine months ended September 30, 1999, an increase of 48%.

  License revenue increased from $6.6 million for the nine months ended September 30, 1998 to $9.3 million for the nine months ended September 30, 1999, an increase of 41%. This increase in license revenue was due primarily to increased sales generated by our resellers and expanded sales channel. License revenue represented 72% of total revenue for the nine months ended
September 30, 1998 and 68% of total revenue for the nine months ended September 30, 1999.

  Service revenue increased from $2.6 million for the nine months ended September 30, 1998 to $4.3 million for the nine months ended September 30, 1999, an increase of 65%. This increase in service revenue was due primarily to the customer implementations, customization projects and maintenance contracts associated with the increase in license sales described above. Service revenue represented 28% of total revenue for the nine months ended September 30, 1998 and 32% of total revenue for the nine months ended September 30, 1999.

 Cost of Revenue

  Cost of license revenue decreased from $514,000 for the nine months ended September 30, 1998 to $124,000 for the nine months ended September 30, 1999. As a percentage of license revenue, cost of license revenue was 8% for the nine months ended September 30, 1998 and 1% for the nine months ended September 30, 1999. The decrease in the cost of license revenue was due primarily to a reduction in software license fees of $400,000 paid to a subsidiary of SRI International, a stockholder of Nuance. We anticipate that the cost of license revenue may increase in absolute dollars as we license additional technologies, although cost of license revenue will vary as a percentage of license and total revenue from period to period.

  Cost of service revenue increased from $1.7 million for the nine months ended September 30, 1998 to $3.8 million for the nine months ended September 30, 1999. Cost of service revenue as a percentage of service revenue was 65% for the nine months ended September 30, 1998 and 90% for the nine months ended September 30, 1999. This increase was due to twelve additional services personnel who were hired with the expectation of supporting a larger customer base in the future. We anticipate that cost of service revenue will increase in absolute dollars, although cost of service revenue will vary as a percentage of service and total revenue from period to period.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel and promotional expenditures, including public relations, advertising, trade shows and marketing collateral materials. Sales and marketing expenses increased from $4.6 million for the nine months ended September 30, 1998 to $11.2 million for the nine months ended September 30, 1999. This increase was attributable primarily to the addition of 19 sales and marketing personnel which added approximately $4.6 million to expenses, an increase in sales commissions associated with increased revenue which added approximately $994,000 to expenses and higher marketing costs due to expanded promotional activities which added approximately $983,000 to expenses. As a percentage of total revenue, sales and marketing expenses were 50% for the nine months ended September 30, 1998 and 83% for the nine months ended September 30, 1999. We expect to continue to increase our marketing and promotional efforts and hire additional sales personnel. Accordingly, we anticipate that sales and marketing expenses will increase in absolute dollars, but will vary as a percentage of total revenue from period to period.

  Research and Development. Research and development expenses consist primarily of compensation and related costs for research and development personnel and contractors. Research and development expenses increased from $4.4 million for the nine months ended September 30, 1998 to $7.8 million for the nine months ended September 30, 1999. This increase was attributable primarily to the addition of 23 personnel associated with product development activities which added approximately $2.7 million to expenses and increased use of technical contractors which added approximately $690,000 to expenses. As a percentage of total revenue, research and development expenses were 47% for the nine months ended September 30, 1998 and 57% for the nine months ended September 30, 1999. We expect to continue to make substantial investments in research and development and anticipate that research and development expenses will continue to increase in absolute dollars, but will vary as a percentage of total revenue from period to period.

  General and Administrative. General and administrative expenses consist primarily of compensation and related costs for administrative personnel, legal services, accounting services and other general corporate expenses. General and administrative expenses increased from $1.8 million for the nine months ended September 30, 1998 to $2.4 million for the nine months ended September 30, 1999, due primarily to an increase of eight personnel, which added approximately $432,000 to expenses and increased legal and professional fees, which added approximately $146,000 to expenses. This increased expense was necessary to support our growth. As a percentage of total revenue, general and administrative expenses were 20% for the nine months ended September 30, 1998 and 18% for the nine months ended September 30, 1999. We expect that general and administrative expenses will increase in absolute dollars as we add personnel and incur additional costs related to the anticipated growth of our business. However, we expect that these expenses will vary as a percentage of total revenue from period to period.

 Interest and Other Income, Net

  Interest and other income, net consists primarily of interest earned on cash and short-term investments, offset by interest expense related to a note payable and loss from disposition of assets. Interest and other income, net was $476,000 for the nine months ended September 30, 1998 and $337,000 for the nine months ended September 30, 1999. The decrease was due primarily to interest income earned on lower cash balances.

Comparison of Years Ended December 31, 1997 and 1998

 Revenue

  Total revenue increased from $4.4 million in 1997 to $11.9 million in 1998, an increase of 171%.

  License revenue increased from $2.7 million in 1997 to $8.1 million in 1998, an increase of 197%. This increase in license revenue was due primarily to increased market acceptance of our products and increased sales generated by our resellers and expanded sales channel. License revenue represented 62% of total revenue for 1997 and 68% of total revenue for 1998.

  Service revenue increased from $1.7 million in 1997 to $3.8 million in 1998, an increase of 129%. This increase in service revenue was due primarily to the customer implementations, customization projects and maintenance contracts associated with the increase in license sales described above. Service revenue represented 38% of total revenue for 1997 and 32% of total revenue for 1998.

 Cost of Revenue

  Cost of license revenue increased from $125,000 in 1997 to $524,000 in 1998. As a percentage of license revenue, cost of license revenue was 5% in 1997 and 6% in 1998. The increase in the cost of license revenue was due primarily to an increase of $400,000 in software fees paid to a subsidiary of SRI
International.

  Cost of service revenue increased from $1.0 million in 1997 to $2.7 million in 1998. The increase in cost of service revenue was attributable primarily to an increase of 21 personnel dedicated to support our growing number of customers. Cost of service revenue as a percent of service revenue was 63% in 1997 and 71% in 1998.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $2.3 million in 1997 to $6.9 million in 1998. The increase was due primarily to the addition of 28 sales and marketing personnel which added approximately $3.1 million to expenses, increased sales commissions related to increased revenue which added approximately $1.1 million to expenses and increased marketing costs which added approximately $398,000 to expenses. As a percentage of total revenue, sales and marketing expenses were 52% for 1997 and 57% for 1998.

  Research and Development. Research and development expenses increased from $3.6 million in 1997 to $6.6 million in 1998. The increase was due primarily to the addition of nineteen personnel associated with product development activities, which added approximately $2.7 million to expenses, and increased use of technical contractors, which added approximately $291,000 to expenses. As a percentage of total revenue, research and development expenses decreased from 83% in 1997 to 56% in 1998.

  General and Administrative. General and administrative expenses increased from $1.1 million in 1997 to $2.7 million in 1998. The increase was due primarily to the addition of seven management and financial personnel necessary to support our growth. As a percentage of total revenue, general and administrative expenses decreased from 24% in 1997 to 23% in 1998.

 Interest and Other Income, Net

  Interest and other income, net increased from $204,000 in 1997 to $598,000 in 1998. This increase was due primarily to interest income earned on higher balances of cash and short-term investments resulting from our Series D preferred stock financing in May 1998.

Comparison of Years Ended December 31, 1996 and 1997

 Revenue

  Total revenue increased from $1.5 million in 1996 to $4.4 million in 1997, an increase of 193%.

  License revenue increased from $1.2 million in 1996 to $2.7 million in 1997, an increase of 130%. This increase in license revenue was due primarily to increased sales generated by our expanded sales channel. License revenue represented 79% of total revenue for 1996 and 62% of total revenue for the 1997.

  Service revenue increased from $311,000 in 1996 to $1.7 million in 1997. This increase in service revenue was due primarily to the customer implementations, customization projects and maintenance contracts associated with the increase in license sales described above. Service revenue represented 21% of total revenue for 1996 and 38% of total revenue for 1997.

 Cost of Revenue

  Cost of license revenue decreased from $383,000 in 1996 to $125,000 in 1997. As a percentage of license revenue, cost of license revenue was 32% in 1996 and 5% in 1997. The decrease in the cost of license revenue was due primarily to a reduction in software fees of $293,000 paid to a subsidiary of SRI International.

  Cost of service revenue increased from $265,000 in 1996 to $1.0 million in 1997. The increase in cost of service revenue was attributable primarily to an increase of six personnel dedicated to supporting our growing number of customers. Cost of service revenue as a percentage of service revenue decreased from 85% in 1996 to 63% in 1997.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $807,000 in 1996 to $2.3 million in 1997. The increase was due primarily to the addition of six sales and marketing personnel which added approximately $1.0 million to expenses, increased sales commissions related to increased revenue which added approximately $253,000 to expenses, and increased marketing costs which added approximately $169,000 to expenses. As a percentage of total revenue, sales and marketing expenses decreased from 54% in 1996 to 52% in 1997.

  Research and Development. Research and development expenses increased from $2.7 million in 1996 to $3.6 million in 1997. The increase was attributable primarily to the addition of nine personnel associated with product development activities, which added approximately $855,000 to expenses, and increased use of technical contractors, which added approximately $101,000 to expenses. As a percentage of total revenue, research and development expenses decreased from 179% in 1996 to 83% in 1997.

  General and Administrative. General and administrative expenses increased from $657,000 in 1996 to $1.1 million in 1997. The increase was due primarily to the addition of three management and financial personnel necessary to support our growth, which added approximately $294,000 to expenses, and legal and professional fees, which added approximately $120,000 to expenses. As a percentage of total revenue, general and administrative expenses decreased from 44% in 1996 to 24% to 1997.

 Interest and Other Income, Net

  Interest and other income, net increased from $58,000 in 1996 to $204,000 in 1997. The increase was due primarily to an increase in interest income earned on higher balances of cash and short-term investments resulting from our Series C preferred stock financing in January 1997.

Quarterly Results of Operations

  The following tables set forth a summary of our unaudited quarterly operating results for each of the seven quarters in the period ended September 30, 1999. The information has been derived from our unaudited financial statements that, in management's opinion, have been prepared on a basis consistent with the audited consolidated financial statements contained elsewhere in this prospectus and include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of such information when read in conjunction with our audited consolidated financial statements and associated notes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                              Three Months Ended
                                      ---------------------------------------------------------------------------
                                      March 31,  June 30,   Sept. 30,  Dec. 31,   March 31,  June 30,   Sept. 30,
                                        1998       1998       1998       1998       1999       1999       1999
                                      ---------  --------   ---------  --------   ---------  --------   ---------
                                                                (in thousands)
Consolidated Statement of Operations
Data:
Revenue:
 License............................   $   933   $ 2,283     $ 3,357   $ 1,519     $ 4,076   $ 2,501     $ 2,680
 Service............................       961       787         840     1,199         820     1,754       1,684
                                       -------   -------     -------   -------     -------   -------     -------
 Total revenue......................     1,894     3,070       4,197     2,718       4,896     4,255       4,364
                                       -------   -------     -------   -------     -------   -------     -------
Cost of revenue:
 License............................        48        77         389        10         124        --          --
 Service............................       324       656         690     1,029       1,182     1,390       1,259
                                       -------   -------     -------   -------     -------   -------     -------
 Total cost of revenue..............       372       733       1,079     1,039       1,306     1,390       1,259
                                       -------   -------     -------   -------     -------   -------     -------
Gross profit........................     1,522     2,337       3,118     1,679       3,590     2,865       3,105
                                       -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Sales and marketing................     1,108     1,470       2,017     2,262       2,603     3,716       4,902
 Research and development...........     1,141     1,441       1,789     2,244       2,145     2,531       3,077
 General and administrative.........       483       636         692       909         688       842         859
                                       -------   -------     -------   -------     -------   -------     -------
 Total operating expenses...........     2,732     3,547       4,498     5,415       5,436     7,089       8,838
                                       -------   -------     -------   -------     -------   -------     -------
Loss from operations................    (1,210)   (1,210)     (1,380)   (3,736)     (1,846)   (4,224)     (5,733)
Interest and other income, net......        12       219         245       122         138       129          70
                                       -------   -------     -------   -------     -------   -------     -------
Net loss............................   $(1,198)  $  (991)    $(1,135)  $(3,614)    $(1,708)  $(4,095)    $(5,663)
                                       =======   =======     =======   =======     =======   =======     =======

As a Percentage of Total Revenue:
Revenue:
 License............................        49%       74%         80%       56%         83%       59%         61%
 Service............................        51        26          20        44          17        41          39
                                       -------   -------     -------   -------     -------   -------     -------
 Total revenue......................       100       100         100       100         100       100         100
                                       -------   -------     -------   -------     -------   -------     -------
Cost of revenue:
 License............................         3         3           9         0           3         0           0
 Service............................        17        21          17        38          24        33          29
                                       -------   -------     -------   -------     -------   -------     -------
 Total cost of revenue..............        20        24          26        38          27        33          29
                                       -------   -------     -------   -------     -------   -------     -------
Gross profit........................        80        76          74        62          73        67          71
                                       -------   -------     -------   -------     -------   -------     -------
Operating expenses:
 Sales and marketing................        59        48          48        83          53        87         112
 Research & development.............        60        47          43        83          44        59          71
 General & administrative...........        25        20          16        33          14        20          20
                                       -------   -------     -------   -------     -------   -------     -------
 Total operating expenses...........       144       115         107       199         111       166         203
                                       -------   -------     -------   -------     -------   -------     -------
Loss from operations................       (64)      (39)        (33)     (137)        (38)      (99)       (132)
Interest and other income, net......         1         7           6         4           3         3           2
                                       -------   -------     -------   -------     -------   -------     -------
Net loss............................       (63)%     (32)%       (27)%    (133)%       (35)%     (96)%      (130)%
                                       =======   =======     =======   =======     =======   =======     =======

  Our revenue and operating results are difficult to forecast and will fluctuate, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful. As a result, they should not be relied upon as an indication of future performance.

  License revenue has fluctuated from quarter to quarter, particularly in the quarters ended June 30, 1998 through March 31, 1999, primarily due to the license fees from one large transaction with Fidelity Investments. Revenue from this transaction was $1.0 million in the quarter ended June 30, 1998, $1.9 million in the quarter ended September 30, 1998, $550,000 in the quarter ended December 31, 1998 and $3.1 million in the quarter ended March 31, 1999. Service revenue has fluctuated from quarter to quarter primarily as a result of the uneven nature of project-oriented work. In the quarter ended March 31, 1999, the completion of several projects did not occur as scheduled, causing revenue recognition to be delayed until the following quarter.

  Cost of revenue has generally increased from quarter to quarter, mainly due to the addition of service employees. Cost of service revenue in the quarter ended December 31, 1998 includes a provision for losses we incurred on two projects.

  Operating expenses have increased from quarter to quarter as we have added employees in sales, marketing, engineering and administration required to support actual and anticipated business activities. In the quarter ended December 31, 1998, general and administrative expenses rose due to the costs of a change in facilities, and research and development expenses were high as a result of expenses associated with a large number of external consultants.

Provision for Income Taxes

  We have incurred operating losses for all periods from inception through September 30, 1999 and therefore have not recorded a provision for income taxes. We have recorded a valuation allowance for the full amount of our gross deferred tax assets, as the future realization of the tax benefit is uncertain.

  As of December 31, 1998, we had federal net operating loss carryforwards of approximately $12.0 million and state net operating loss carryforwards of approximately $10.3 million. These federal and state loss carryforwards may be available to reduce future taxable income. The federal loss carryforwards expire at various dates into the year 2018. Under the provisions of the Internal Revenue Code, substantial changes in our ownership may limit the amount of net operating loss carryforwards that could be used annually in the future to offset taxable income. It is possible that such a change may have already occurred or could occur as a result of this offering. See note 10 of notes to financial statements.

Liquidity and Capital Resources

  Since inception, we have financed our operations primarily from private sales of convertible preferred stock totaling $29.5 million through September 30, 1999 and, to a lesser extent, from lease financing. As of September 30, 1999, we had cash and cash equivalents aggregating $1.6 million and short-term investments totaling $4.4 million. Subsequent to September 30, 1999, we raised an additional $40.5 million through the private sale of convertible preferred stock.

  Our operating activities used $2.6 million during 1996, $3.5 million during 1997, $2.7 million during 1998 and $9.1 million during the nine months ended September 30, 1999. This negative operating cash flow resulted principally from our net losses experienced during these periods as we invested in the development of our products, expanded our sales force and expanded our infrastructure to support our growth.

  Our investing activities consist of purchases and maturities of short-term investments, and purchases of computer equipment, furniture, fixtures and leasehold improvements to support our growing number of employees. Investing activities generated $3.5 million during 1996, used

$2.8 million during 1997, used $13.1 million during 1998 and generated $7.6 million during the nine months ended September 30, 1999.

  Our financing activities used $146,000 during 1996 and generated $7.1 million during 1997, $15.4 million during 1998 and $1.5 million during the nine months ended September 30, 1999. Of these financing activities, the issuance of convertible preferred stock and common stock generated net proceeds of $7.1 million during 1997, $16.6 million during 1998 and $169,000 during the nine months ended September 30, 1999. We had no proceeds from bank borrowings in 1996, proceeds of $372,000 in 1997 and no proceeds in 1998. In July 1999, we signed a $2.0 million property and equipment line with Silicon Valley Bank that is repayable ratably over a 36-month period, commencing January 2000. The loan bears variable interest at the prime rate plus 0.75%, and is secured by substantially all of our assets. As of September 30, 1999, we had borrowed $1.3 million under this term loan at an interest rate of 9.0%.

  Our capital requirements depend on numerous factors. We expect to devote substantial resources to continue our research and development efforts, expand our sales, support, marketing and product development organizations, establish additional facilities worldwide and build the infrastructure necessary to support our growth. We have experienced substantial increases in our expenditures since our inception consistent with growth in our operations and personnel, and we anticipate that our expenditures will continue to increase in the future. We believe that the proceeds of this offering, together with our current cash and cash equivalents and our borrowing capacity, will be sufficient to fund our activities for the next 24 months. Thereafter, we may need to raise additional funds in order to fund more rapid expansion, including significant increases in personnel and office facilities; to develop new or enhance existing services or products; to respond to competitive pressures; or to acquire or invest in complementary businesses, technologies, services or products. In addition, in order to meet our long-term liquidity needs, we may need to raise additional funds or seek other financing arrangements. Additional funding may not be available on favorable terms or at all. In addition, although there are no present understandings, commitments or agreements with respect to any acquisition of other businesses, products or technologies, we may, from time to time, evaluate potential acquisitions of other businesses, products and technologies. Any additional equity or debt financing may be dilutive to existing investors.

Recently Issued Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activity. SFAS No. 133 establishes accounting methods for derivative financial instruments and hedging activities related to those instruments, as well as for other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133, which amends SFAS 133 to be effective for all quarters of any fiscal year beginning after June 13, 2000. We will adopt SFAS No. 133 effective January 1, 2001.

  The American Institute of Certified Public Accountants issued Statement of Position, or SOP, No. 98-9, Modification of SOP No. 97-2, Software Revenue Recognition with Respect to Certain Transactions. SOP No. 98-9 amends SOP No. 97-2 to require an entity to recognize revenue for multiple element arrangements by means of the "residual method" when:

  . vendor-specific evidence of fair value exists for all of the undelivered elements that are not accounted for by means of long-term contract accounting;

  . vendor specific evidence of fair value does not exist for one or more of the delivered elements; and

  . all revenue recognition criteria of SOP No. 97-2, other than the requirement for vendor-specific evidence of the fair value of each delivered element, are satisfied.

  The adoption of SOP 98-9 in fiscal 1999 did not have a significant effect on the Company's financial position or results of operations.

Year 2000 Disclosure

  The year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We completed our year 2000 assessment in 1999 and, although January 1, 2000 has passed, we have not experienced any disruption in our business as a result of the transition to the year 2000. However, it is possible that problems have gone undetected, or that other dates in the year 2000, such as February 29, may further affect computer software and systems. While we believe that the year 2000 problem will not affect any of our systems, we cannot guarantee that we will not discover a problem during 2000 that will require upgrade, modification or replacement of our products or computer software or systems used in our business. In addition, it is possible that the internal systems of our clients or other parties with whom we do business have already been or will be negatively affected by the year 2000 problem. Our business could suffer if we, or any of our customers or other parties with whom we do business, experience failures of software, computer technology or other systems as a result of problems associated with the year 2000.

                                    BUSINESS

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Enterprises such as brokerages, banks, airlines and retailers use our software platform to provide a voice user interface to applications including stock quotes and trading, home banking, travel planning and shopping. An example of spoken dialog for a brokerage application enabled by our software is:

    Computer:    "What would you like to do?"
    Caller:      "Buy a hundred shares of IBM at one twelve and a quarter."
    Computer:    "Confirming, for the day, buy 100 shares of International
                 Business Machines
                  at 112 and 1/4. Is this correct?"
    Caller:      "Yeah."
    Computer:    "Your order is confirmed and pending."

  Wireless and wireline telecommunications carriers use our software platform to provide their subscribers with a variety of services having a voice user interface. These voice-enabled services include dialing, directory assistance, access to voicemail and email messages, access to personal contact information, conference call set-up and calendar management. An example of spoken dialog for a voice-activated dialing application enabled by our software is:

    Computer:    "Who would you like to call?"
    Caller:      "Get me Doug Johnson at work."
    Computer:    "Calling Douglas Johnson, office phone."

  A voice portal is a new type of enhanced service provider that uses our software platform to enable and expand its offerings. Voice portals offer access to information and commerce over the telephone using a voice user interface, similar to the way that web portals provide information and commerce through a personal computer using a graphical user interface. An example of spoken dialog for a voice portal's application enabled by our software is:

    Computer:    "Welcome to your voice portal homepage, how can I help you?
    Caller:      "I'd like a traffic report."
    Computer:    "For what road would you like the traffic report?"
    Caller:      "Highway 280, northbound."
    Computer:    "Highway 280 northbound is stop-and-go from the Sand Hill
                 Road exit to
                  Highway 92."

  We sell our products to our customers both directly through our sales force and indirectly through resellers that include:

  . telephony infrastructure providers, such as Edify--a subsidiary of S1 Corporation, Mitel, Motorola, Periphonics--a Nortel Networks Company and Syntellect;

  .  e-commerce software companies, such as BroadVision; and

  .  system integrators, such as BT Syncordia, IBM and Omron.

  As of December 31, 1999, over 150 businesses in a variety of industries worldwide had licensed our software platform directly from us or through our resellers. These businesses include:

  . enterprises, including financial service companies such as Charles Schwab & Co. and Fidelity Investments, banks such as Banco Itau (Brazil) and Lloyds TSB (United Kingdom), airlines such as American Airlines and Delta Airlines, and retailers such as The Home Shopping Network and Sears, Roebuck and Co.;

  . telecommunications carriers, such as British Telecom, CTBC Telecom (Brazil), Telia (Italy) and US West; and

  . enhanced service providers, such as General Magic, GoSolo Technologies, U-Access and Webley Systems.
Industry Background

  Companies are striving to create new and better means of communicating and conducting business with their customers. Therefore, businesses are investing significantly to build and improve their customer service infrastructure. Historically, offering convenient, easy-to-use and cost-effective customer support to all potential customers has been difficult. New voice user interface technologies are emerging, however, that allow businesses to leverage the Internet and telecommunications infrastructure in order to more effectively and efficiently interact with their customers.

 Growth of the Internet

  The Internet has offered businesses a new global communications medium for efficient sharing of electronic information and transactions. Businesses have made massive investments over the last few years to enable their information to be delivered and transactions to be conducted over the World Wide Web. International Data Corporation, or IDC, estimates that there were 925 million URLs on the web in 1998 and that this number is expected to grow to 13 billion by 2003, representing a five-year compound annual growth rate of 70%. IDC also estimates that there were approximately 200 million users of the Internet worldwide at the end of 1999 and that the number of users will grow to over one billion by 2005.

 Widespread Accessibility of Wireless and Wireline Telecommunications Networks

  While the number of users accessing the Internet is rapidly growing, the telephone network is already widely accessible. The Yankee Group estimates that in 1998 there were over 832 million telephone lines installed and 300 million wireless subscribers worldwide. The recent rapid growth in the wireless market is projected by The Yankee Group to continue, with over one billion subscribers worldwide by 2003, representing a five-year compound annual growth rate of 29%. The proliferation of the wireless phone has made access to the telephone network even easier.

  Although access to the Internet is becoming increasingly common, IDC estimates that by 2002 only 47% of U.S. households will have access to the Internet. Additionally, IDC estimates that, in 2002, the U.S. will represent 43% of the worldwide Internet user population. Thus, many people must obtain information and services and conduct commerce by means other than a personal computer connected to the Internet. Even those potential users who do have Internet access are not always near their personal computers when they need information or want to conduct commerce.

  In contrast, the telephone is a more readily available information and services access device. In comparison to personal computers, telephones are simple to operate and use the most natural form of communication, the human voice. Therefore, the telephone network holds a greater potential for businesses to deliver their information to, and conduct transactions with, the largest possible population.

 High Cost of Call Centers and Limitations of First-Generation Automated Telephone Systems

  Many enterprises have invested in call centers staffed by customer service representatives to interact with customers over the telephone. In a call center, a customer service representative listens to a caller's inquiry, retrieves the information from a computer terminal, and communicates the results to the caller. While these call centers are effective at delivering services over the telephone, they are labor-intensive and expensive. The first generation of systems designed to automate these customer interactions and lower the cost of customer contact was deployed using touch-tone interfaces. Using these systems, callers navigate through menus of touch-tone options and press the keys that help them obtain information or conduct transactions. These systems achieve some automation, but because of the limitations of the telephone key pad, are generally regarded as difficult to use, limiting the range of services that can be offered and customer acceptance rates. As a result, enterprises continue to rely upon traditional call centers staffed by customer service representatives to provide more sophisticated service and to support customers who opt out of touch-tone systems by pressing zero. The Giga Information Group estimates that in 1999, as many as 2.8 million people still worked in 69,000 call centers in the United States and Datamonitor, a London-based consultancy, estimates that in 1998 close to one million people worked in approximately 12,000 call centers across Europe. The Giga Information Group estimates that $191 billion was spent on call centers in 1999. As a result, businesses continue to explore new alternatives for automating customer interaction worldwide.

 Changes in the Telecommunications Industry

  Telecommunications carriers are searching for innovative ways to generate revenue from new and existing customers. For both wireless and wireline carriers, deregulation and technology advancements continue to spur increased competition, driving down the average revenue per customer and decreasing traditional customer loyalties. As a result, carriers are seeking to improve customer retention by providing value-added network services such as voice messaging, call waiting and directory services. While acceptance rates of these services have been relatively high, customer turnover continues at a rate of 25% per year according to The Yankee Group. This customer turnover and pricing pressures are driving carriers to offer new, higher-value, information-based services. One of the challenges that the carriers face is delivering sophisticated information-based services through the telephone. Even with the evolution of telephones with small screen displays, the ability for the user to input information is constrained, limiting the usability and sophistication of services that can be made available.

 The Market Opportunity

  We believe there is a significant opportunity for a telephone-based voice user interface capable of delivering information and conducting commerce in a cost-effective, convenient and easy-to-use manner. These voice systems must recognize and understand naturally spoken commands, while also authenticating caller identities. Although basic speech recognition technology has existed for a number of years and has succeeded certain specialized applications, such as limited data entry and retrieval, its widespread use has been constrained by technical limitations and the cost of processing power. Within the last few years, however, the cost of computer processing power has declined significantly and technical advancements have provided the opportunity for speech technology to perform with a higher degree of recognition accuracy in challenging conditions across telecommunications networks. We believe that businesses will benefit from voice interface platforms that provide highly accurate, cost-effective, scalable solutions for communicating and conducting business with customers over the telephone.

The Nuance Solution

  Nuance develops, markets and supports a voice interface software platform that makes the information and services of enterprises, telecommunications networks and the Internet accessible from any telephone.

  Our software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. Speech recognition is used to recognize what a person says, natural language understanding derives the meaning of what is said and voice authentication verifies the identity of a speaker based on the unique qualities of that speaker's voice. We offer a software developer toolkit and software components to enable our customers and third parties to develop voice interfaces that use our software platform. These software components include the user interface for specific tasks, such as requesting a telephone number, date or dollar amount. We also offer a range of consulting, support and education services.

  A new part of our solution is a voice browser which we recently announced and demonstrated publicly. Our voice browser will provide a standard user interface for telephone access to traditional telephony applications, voice portals and voice-enabled Internet content. The functionality of our voice browser used via the telephone is analogous to a web browser, which allows users to navigate the World Wide Web via a personal computer. Our voice browser will allow personalization through storage of user profile information and personal bookmark lists. Our voice browser uses the speech recognition, natural language understanding and voice authentication capabilities of our software platform to deliver its standard user interface. The product is expected to be commercially available in the second half of 2000.

  We believe our products and services provide businesses with the following benefits:

  Increased Revenue Opportunities. By delivering their automated applications over the telephone through a voice user interface, businesses are able to increase their revenue opportunities by:

  . exploiting the relative ubiquity of the telephone to provide an increasingly mobile population of customers and employees with more convenient access to products, services and information;

  . reducing the number of callers that hang up because of the long wait to speak with customer service representatives; and

  . introducing new revenue-generating, value-added services such as voice dialing, directory assistance, personal agents and voice portals.

  Reduced Operational Costs. Our products and services reduce operating costs for businesses by increasing the availability and efficiency of customer contact. According to the Giga Information Group, the average cost of an automated in-bound telephone call is between $0.10 and $0.32, compared to the average cost of a call handled by a customer service representative, which typically ranges from $1.95 to $5.00. Even for businesses which offer some services through a touch-tone interface, we believe a voice user interface can reduce the number of callers who elect to speak directly to a customer service representative, thereby reducing overall customer contact costs.

  Increased Customer Retention. Our products and services help businesses offer personalized services such as voice dialing of numbers in stored personal contact lists and access to stock portfolios and other customizable information. Our software also provides enterprises and telecommunications carriers with the ability to introduce new value-added services, allowing them to better differentiate themselves from their competitors. By improving the personalization and differentiation of their services, these businesses are able to improve customer loyalty and increase customer retention.

  Increased Customer Satisfaction. Because users can speak naturally to systems using our software, they can obtain information or perform transactions more quickly than by navigating through the menus of a touch-tone system. Shorter calls allow businesses to handle more users, which in turn leads to shorter hold times. Our software also reduces the need for callers to remember personal identification numbers or passwords. Businesses will be able to offer a consistent level of service that does not rely on training call center customer service representatives.

  Enhanced Security. Our voice authentication software allows businesses to offer applications that are more secure, more personalized and more convenient for end users than traditional security methods such as personal identification numbers and account numbers. Just as individuals can be authenticated by their fingerprints, they also can be authenticated by their voiceprints. Our software can use a caller's voiceprint to authenticate his identity over the telephone with high reliability. Unlike a password or a personal identification number, an individual's voiceprint cannot be lost, stolen or shared. When implemented together with our speech recognition capabilities, voice authentication also increases the usability of an application by reducing the time and complexity of identifying and authenticating a caller. A caller can simply speak his telephone number or name and, while our speech recognition software recognizes what has been spoken, our voice authentication software authenticates the caller's identity.

Strategy

  Our objective is to be the leading voice interface software platform for applications used across enterprises, telecommunications networks and the Internet. The key elements of our strategy are:

  Facilitate the Development, Adoption and Usage of Voice User Interfaces to Information and Services. We anticipate the formation of a web of voice sites, similar to the World Wide Web, that uses a person's voice to access information and services. We expect that this web will allow the inter-connectivity of various Internet and telephony applications with voice interfaces. To facilitate the rapid growth of this voice web and the adoption of our voice interface software, we plan to invest in products that enable the development and usage of voice sites, voice portals and Internet content that may be accessed through a voice interface. We intend to continue investing in the development of our voice browser and to market it to potential voice portal companies, potential voice site companies and telecommunications carriers. We also plan to invest in the development and marketing of new developer tools that help businesses provide voice user interfaces to their applications. Finally, we plan to continue to forge strategic relationships with companies providing platforms, tools and services to these markets.

  Facilitate Broad Acceptance and Deployment of Our Software Platform. By leveraging our market leadership position and combining high-performance speech recognition, natural language understanding and voice authentication technologies in a scalable software platform, we believe that we have the opportunity to establish our software as the de facto standard platform for voice applications and services. We plan to continue to invest significant resources to enhance our core technology, software architecture and developer tools and to create new products and services that facilitate development and deployment of applications having a voice user interface. By publishing application programming interfaces and contributing to standards bodies, we are helping establish industry standards so application developers can quickly and cost-effectively create robust applications having a voice user interface.

  Establish the De Facto Standard for Voice User Interfaces. We believe that, by leveraging our user interface design experience, we are positioned to establish a de facto standard for voice user interfaces. We believe that the existence of such a de facto standard will facilitate third-party development and deployment of applications having a voice user interface and leverage the capabilities of our software platform. Standardization of interface design principles will also give end users consistency in voice user interfaces across different applications, improving the usability and effectiveness of these applications. To help accomplish this goal, we intend to continue to invest in the development and marketing of our voice browser. Our voice browser will provide end users with a consistent interface for navigation and will provide developers with a standard interface for presentation of their voice-enabled applications. We plan to continue to invest in development of, and to encourage third parties to develop, software components. We also intend to create and promote a developer's style guide for voice interfaces and to continue to offer professional services for interface design.

  Leverage Strategic Relationships to Deliver Complete Solutions. We work closely with third parties to deliver complete solutions. Our software is currently integrated with a variety of leading telephony systems. We have also established a number of relationships with application and integration resellers serving both the telecommunications and enterprise markets and plan to continue to forge more of these relationships. In 1999, we introduced the Nuance Partner Alliance, a program for supporting our resellers and integrators, and the Nuance Developer Network, a program for providing developers of voice-enabled applications with tools and information. We intend to continue to invest in the implementation of sales, marketing and support programs to enhance the ability and motivation of third parties to aggressively market, sell and implement solutions based on our software platform.

  Further Develop Our Global Sales, Distribution, Service and Support Capabilities and Related Product Offerings. We have established over 70 customer and partner relationships in seventeen countries outside the United States. We expect the international market for our software to continue to grow and intend to continue to expand our presence in strategic international markets. To continue to address this global opportunity, we plan to accelerate the hiring of sales, service and support personnel local to these markets and to establish new relationships with resellers and integrators serving them. We have products that recognize and understand eleven languages and dialects, and we plan to continue to invest in the development of voice interface products for additional languages and dialects.

Products and Services

  Our product line consists of our software platform and our developer productivity tools, which are both currently available, and our voice browser, which we expect to be commercially available in the second half of 2000. We also offer professional services to facilitate the development, implementation and support of applications operating on our software platform.

 Software Platform

  Nuance 6. The Nuance 6 software server provides speech recognition and natural language understanding capabilities, enabling recognition and understanding of both simple responses, such as "yes" and "no," and complex phrases, such as "buy 333 shares at 33 and 3/4." Nuance 6 is designed to operate on standard CPU hardware architectures and operating systems such as UNIX and Windows NT within a variety of leading telephony systems. The Nuance 6 software platform's distributed server architecture enables speech recognition to be performed on a single hardware server or on multiple hardware servers in a network. When used on multiple servers in a network, Nuance 6 efficiently balances the load of speech recognition requests across available servers and automatically compensates for a hardware or software failure on one or more of these servers.

  The speech recognition and natural language understanding technology of Nuance 6 is available for eleven languages and dialects, including U.S. English, U.K. English, Australian English, Latin

American Spanish, Brazilian Portuguese, German, Canadian French, European French, Japanese, Mandarin and Cantonese. We plan to continue to implement this technology in additional European, Asian and Latin American languages and dialects as we expand our presence in additional markets.

  Nuance Express. We also offer a version of our Nuance 6 software server called Nuance Express. Nuance Express provides a lower price point for deployment of entry-level applications that recognize and understand spoken numbers and a limited number of spoken phrases. Nuance Express customers benefit from the scalability and accuracy of Nuance 6 and have a seamless path to upgrade their applications when the full capabilities of Nuance 6 are needed.

  Nuance Verifier. The Nuance Verifier software server provides voice authentication capabilities for verifying the identity of a speaker based on his unique voice qualities. Users enroll their voiceprints by speaking information requested by the application. Based on this speech, Nuance Verifier creates a voiceprint of the caller's voice. The software is then able to authenticate the caller's claimed identity by comparing his speech to the previously enrolled voiceprint. Nuance Verifier is tightly integrated with Nuance 6 and operates within the same architecture, allowing for the same software scalability and robustness. This seamless integration provides a key point of differentiation from our competitors' products, since users can be recognized and authenticated simultaneously. For example, when a caller speaks his telephone number, our software will understand what phone number was spoken and use that same statement to authenticate the caller. We believe that Nuance Verifier's technology delivers a high degree of accuracy for voice authentication, which provides callers with high levels of security and convenience.

 Developer Productivity Tools

  SpeechObjects. SpeechObjects are software components that developers can combine to create the entire voice user interface for an application. SpeechObjects have published application programming interfaces that define the voice interface for specific tasks, such as the request for a spoken city name, flight number or postal code. SpeechObjects encapsulate grammars, which are lists of valid responses that a user might say at a particular point in the dialog, prompts, which are messages played to a caller to elicit a response, and a dialog framework, which governs these grammars and prompts. Because SpeechObjects can be used across multiple applications and can be customized for different applications, they help reduce the time and complexity to build an application that uses a voice interface. For example, a SpeechObject that understands a spoken date can be used for applications as diverse as travel planning and bill payment. We facilitate third-party development of new components by providing royalty-free licenses to the source code for a set of SpeechObjects we call Foundation SpeechObjects. These Foundation SpeechObjects capture commonly used information such as dates, times and dollar amounts.

  Nuance Developer's Toolkit. The Nuance Developer's Toolkit facilitates the prototyping, development, deployment and optimization of voice user interfaces for applications. The toolkit provides application programming interfaces to our software platform and also includes twenty-five Foundation SpeechObject software components. Voice user interfaces developed with the Nuance Developer's Toolkit can be integrated with telephony applications written in C/C++ or Java or using one of the Nuance-supported third-party application development software tools. In the next release of the Nuance Developer's Toolkit, which is scheduled to be released in the first half of 2000, we also intend to include a new tool, named V-Builder, that will provide developers with the capability to map existing HTML content, such as that found on a web site, to our SpeechObject application components.

 Nuance Voyager

  In October 1999, we publicly announced and demonstrated our Voyager voice browser, which we anticipate will be commercially available in the second half of 2000. Our voice browser will provide a standard voice user interface for access to traditional telephony applications, voice portals and voice-enabled Internet content. The functionality of our voice browser used via the telephone is analogous to a web browser, which allows users to navigate the World Wide Web via a personal computer. For end users, the Voyager browser delivers a consistent user interface experience with standardized navigation features, such as voice-based hyperlinks, continuous connection from one call to the next and standardized personalization features, such as voice-site bookmarks, stored voiceprints and storage of user profile information. For developers of voice-enabled applications, the Voyager browser offers a consistent framework for presentation of these voice-enabled applications to end users. For the enhanced service providers and telecommunications carriers who may deploy Voyager to their customers, the product allows delivery of new types of voice-enabled services and offers a variety of voice portal services customized to their specific needs.

  Voyager's user interface takes advantage of the speech recognition, natural language understanding and voice authentication capabilities of the Nuance software platform. A potential dialog using the Voyager browser could be as follows:

    Voyager:             "Welcome to Voyager. How may I help you?"
    Caller:              "List my bookmarks."
    Voyager:             "You have the following bookmarks: Acme Airlines,
                         Discount Brokerage, Web Portal Address Book, XYZ
                         Shopping Network. . ."
    Caller:              "Go to Acme Airlines."
    Voyager:             "Going to Acme Airlines."
    Airline voice site:  "Welcome to Acme Airlines, how may I help you?"
    Caller:              "I want to fly from New York to San Francisco next
                         Friday in the afternoon."
    Airline voice site:  "Would you like to leave from JFK airport, LaGuardia airport or Newark airport?"
    Caller:              "LaGuardia."
    Airline voice site:  "There is a flight leaving at 4:30 p.m. from
                         LaGuardia airport arriving at 7:15 p.m. for a fare of
                         $607.42. Would you like to book a ticket on this
                         flight using your preferred credit card, your home
                         mailing address and your frequent flyer number stored
                         in your Voyager profile?"
    Caller:              "Yup. . ."
    Airline voice site:  "Confirming. You are booked on a flight leaving at
                         4:30 . . ."
    Caller:              "Voyager."

  Voyager recognizes caller's request and responds, disconnecting from Acme Airlines.

    Voyager:                  "How may I help you?"
    Caller:                   "Go to Web Portal Address Book.
    Address Book voice site:  "Welcome to Web Portal Address Book. What would you like
                               to do?"
    Caller:                   "Call Mom at home."
    Address Book voice site:
                              "Calling Mom. . ."
    Mom:
                              "Hello?"
    Caller:
                              "Hi Mom, I'm coming to visit. . ."

 Services

  We offer a range of services for implementation of applications using our software platform. We offer professional services for customer projects, and believe that our experience in the design and deployment of voice interface systems is of value to our customers and provides us with a competitive advantage. We draw on this experience to provide professional services that include prototype development, user interface design, grammar development, system testing, performance optimization and end-user acceptance studies. We also offer technical support services for customers and developers to assist with development, integration and operation of our software products, as well as developer education services.

Voice Technologies

  Our core technologies are speech recognition, natural language understanding and speaker verification.

  Speech recognition. Our highly accurate speech recognition technology uses advanced linguistic and statistical models to interpret and understand natural human speech, enabling users to speak naturally to computers. To recognize speech, we currently use Hidden Markov Models with Gaussian-mixture processing, which are statistical models that incorporate linguistic rules and automatically learn from recorded speech databases. Our approach to speech recognition is based on dividing digitized speech into many short segments, then using our statistical processes to analyze and interpret these segments. Breaking the speech into these short segments creates a high-resolution view of the speech, which results in a high degree of accuracy.

  Natural language understanding. Once speech is recognized, our software determines its meaning. The software extracts the relevant parts of the recognized speech using rules established by the developer of the voice interface. These rules allow it to discard extraneous words such as "uh" and "please" and then map the remaining words to pre-defined associated meanings. For example, if the recognized speech were to be "Big Blue," the application developer could use our developer tools to associate the speech with the ticker symbol "IBM."

  Voice authentication. Our voice authentication software provides security for applications through biometric speaker verification. Callers enroll their voices by speaking information requested by the application. Based on this speech, our technology creates a voiceprint, or a statistical model of the caller's voice. Once a voiceprint is created, our software can authenticate a caller's claimed identity by comparing his speech to the voiceprint created during enrollment. Our voice authentication software takes into account the acoustic differences between types of telephones and caller locations, which may affect how a voice sounds. These acoustic differences are one of the key technological challenges in producing robust voice authentication products. By using our proprietary techniques, our voice authentication technology provides a high degree of accuracy.

Customers

  Our customers comprise a diverse, international group of organizations. The following is a representative list of our customers who have purchased over $100,000 of our software and services either directly from us or through our resellers.

 Enterprises and Enterprise Service Providers

     American Airlines                            HKStocks.com (China)
     American Century                             Lloyds TSB (United Kingdom)
     American Express Financial Advisors          Merrill Lynch
     Banco Itau (Brazil)                          Nissho Iwai Infocom (Japan)
     Banco Mercantil (Venezuela)                  NTL Cable Group (United Kingdom)
     Charles Schwab & Co.                         Odeon Cinemas (United Kingdom)
     Cheap Tickets                                PFPC
     Comdata                                      Polaris Securities (Taiwan)
     Commonwealth of Virginia                     Safilo
     CTC Create (Japan)                           Sears, Roebuck and Co.
     Dell Japan                                   Sony Japan
     Delta Airlines                               TAB Queensland (Australia)
     Dreyfus Corporation                          Timemac (Australia)
     Fidelity Investments                         TD Waterhouse (Canada)
     Fingerhut                                    United States Advanced Networks
     General Electric Co.                         UPS
     Hewitt Associates                            West Teleservices
     Home Shopping Network


 Telecommunications Carriers

          Bell Atlantic                                Southwestern Bell
          British Telecom (United Kingdom)             Telia (Sweden)
          CTBC Telecom (Brazil)                        Telstra (Australia)
          Deutsche Telekom (Germany)                   US West


 Enhanced Service Providers

          BeVocal                                      Star*Free
          General Magic                                U-Access
          GoSolo Technologies                          Webley Systems

Customer Case Studies


 American Airlines

  American Airlines, one of the largest air carriers in the world, along with its regional airline affiliate, American Eagle, provides service to nearly 50 countries and 240 cities worldwide. On an average day, American and American Eagle operate more than 3,800 departures.

  American is in the process of redesigning its call center technology to enhance customer service and increase call handling efficiency. As part of this redesign, American, Nuance and Periphonics, one of our value added resellers, implemented our software to give American's customers access to certain information and transactions through a natural voice interface. The first voice-enabled application was deployed to allow American's AADVANTAGE customers to speak their frequent flyer numbers, resulting in their membership information appearing on the computer screen of the reservations representative. Based on the success of this first application, American went on to implement additional voice-enabled applications: AADVANTAGE upgrade requests and retrieval of flight arrival and departure information. An example of the dialog provided in this latter applications is as follows:

    American system:          "What is the departure city?"
    End User:                 "San Jose."
    American system:          "What is the arrival city?"
    End User:                 "Dallas."
    American system:          "Would you like departure or arrival?"
    End User:                 "Um, arrival."
    American system:          "Please say the approximate arrival time."
    End User:                 "Seven thirty p.m."
    American system:          "The flight is from San Jose, California to
                              Dallas Fort Worth International Airport,
                              arriving at approximately 7:30 p.m., on Monday,
                              January 31, 2000. Is this correct?"
    End User:                 "Yes."
    American system:          "Flight 384 is scheduled to arrive at Dallas
                              Fort Worth International Airport at 7:42 p.m., terminal A, gate A38, baggage claim area A19."

  By giving callers the ability to speak to the automated systems, American is making it quicker and easier for their customers to get information and perform transactions. The use of our voice interface platform is helping American to differentiate itself from other airlines on the basis of service and to control operating costs.

 The Dreyfus Corporation

  Dreyfus is one of the nation's largest mutual fund companies and a subsidiary of Mellon Bank, NA. In 1999, Dreyfus managed more than $120 billion in more than 160 mutual fund portfolios and offered a range of investment products and customer services to help over one million investors manage and grow their investments.

  Dreyfus found that its existing call center infrastructure was limiting its ability to provide investors with easy and convenient access to all of the account information and transactions they desired. As a result, Dreyfus believes that customer service representatives were handling calls that could have been automated, lengthening call hold times for investors and increasing Dreyfus's cost of providing service.

  Dreyfus picked Nuance and one of our value added resellers, Syntellect, to implement a full- featured mutual fund management application that gives customers the ability to get quotes, make trades, check account balances, track transactions and perform many other functions simply by speaking their requests over the telephone. For example:

     Dreyfus system:  "Main menu. How can I help you?"
     Caller:          "What is the price on Dreyfus Appreciation Fund?"
     Dreyfus system:  "Dreyfus Appreciation Fund, last trade $47.25. What else would you like?"
     Caller:          "The balance in my account."
     Dreyfus system:  "The balance on your Dreyfus Appreciation Fund account as of the close of business on February 4,
                      2000 is $7,500. We're at the main menu. What would
                      you like next?"
     Caller:          "I want to hear my recent transactions."
     Dreyfus system:  "The most recent investment in your Dreyfus
                      Appreciation Fund account was. . ."

  The Dreyfus system began taking customer calls in December 1999 and is positioned to handle over 15,000 calls per day.

 Home Shopping Network

  Home Shopping Network is a global electronic retailer broadcasting to 70 million households via television. On an average day, Home Shopping Network receives 200,000 calls and sells a wide range of retail items. Like most retailers, one of Home Shopping Network's goals is to understand each customer's buying behavior so that it can build stronger customer relationships and target more effectively the marketing of other products or special promotions. Because of its high call volume, Home Shopping Network also needs to handle these customer interactions cost-effectively.

  In July 1999, Home Shopping Network teamed with Nuance and our value added reseller, Edify--a subsidiary of S1 Corporation, to automate and simplify identifying and authenticating individual Home Shopping Network customers who were calling to place orders. The system uses both Nuance 6 to recognize spoken Home Shopping Network customer numbers and Nuance Verifier to authenticate the callers' identities based on their voices.

  The new system allows Home Shopping Network to increase personalization of their service by tracking activity by individual customer instead of by household. The system also automates and simplifies access to Home Shopping Network offerings. With this system, Home Shopping Network customers only have to say a single phrase and Home Shopping Network's automated system can simultaneously recognize their speech and verify their identity with a high degree of accuracy. Because the system is secured by voice authentication, Home Shopping Network is able to let customers identify themselves by speaking their telephone number instead of a Home Shopping Network-defined account number, thereby reducing the number of customers that immediately opt out by pressing zero to talk to a customer service representative because they cannot remember their Home Shopping Network account number. An example of the new voice-enabled customer identification and authentication dialog at Home Shopping Network is as follows:

     HSN system:   "Please say your area code and telephone number
                   now."
     Caller:       "Six five oh, five five five, seven four one one."
     HSN system:   "Thank you. Your call will be transferred. . ."

  Nuance is helping Home Shopping Network with the implementation of additional applications that will automate more of the customer interaction, further reduce the average time customers spend on the line with operators and ultimately reduce costs.

 Sears, Roebuck and Co.

  Sears, Roebuck and Co. is a leading U.S. retailer of apparel, home and automotive products and services, with over 850 department stores and annual revenue of more than $41 billion in 1999.

  With so many locations, Sears found that the total cost of handling incoming telephone calls across all the stores was significant and it was difficult to adequately staff the function to provide callers with timely service. To address these cost and service issues, Sears initiated a project in 1997 to centralize call routing and other functions in a way that was transparent to its customers. While this consolidation helped reduce costs and improve service by moving much of the burden of calling routing out of the individual Sears stores, staffing the centralized call center was still costly and growing call volumes continued to stress the speed at which the calls could be handled, especially during the holidays. Sears stores are typically open twelve hours a day, seven days a week. Sears estimates that about 3,000 telephone switchboard operators were required to handle these routine incoming customer calls. The retail chain's challenge was to automate these calls and continue to improve customer service.

  In 1997, Nuance, Sears and Edify--a subsidiary of S1 Corporation, one of our value added resellers, implemented a system using our software to automate call routing for customers calling their local Sears store. Callers are prompted to speak the department with which they would like to be connected or the product they are interested in, for example:

     Sears system:   "Please say the name of the department you wish to
                     reach."
     Caller:         "Uh, men's shoes."
     Sears system:   "Connecting to men's shoes . . ."

  The system has helped Sears improve customer service by eliminating long ring times before a call is answered. As a result, the system has also helped reduce the number of callers who hang up before their calls are answered. Now, calls to Sears department store main numbers are handled by the Nuance-enabled system which can support two to four calls per store simultaneously, depending upon the size of the store, and on average 250,000 calls a day. Peak daily call volumes during the 1999 holiday season approached 500,000 calls. Sears is now working with Nuance and Edify to provide additional automated services over the telephone for its customers.

Sales and Marketing

  We sell our products both directly through a sales force and indirectly through third-party value added resellers, original equipment manufacturers and system integrators. We believe that our indirect distribution channel will generate a significant amount of revenue in the foreseeable future.

 Direct Sales

  The primary function of our direct sales force is to generate demand for our products that is fulfilled either directly or through channel resellers. As of September 30, 1999, we had 58 persons in sales and marketing serving the United States market and nine persons in sales and marketing serving international markets. We have recently established European subsidiaries in France and the United Kingdom to foster customer and reseller relationships throughout Europe. We also have area managers based in Australia, Germany and China (Hong Kong). The Central and Latin American markets are currently managed from our headquarters in California.

 Indirect Sales

  We have developed a sales and fulfillment channel that is comprised of third-party value added resellers, original equipment manufacturers and system integrators. In addition, we have joint sales and marketing relationships with a number of companies. We believe that, as the market for voice interface solutions continues to develop, sales through our resellers will represent a significant percentage of our sales.

  Our resellers increase our sales coverage worldwide and address the broad range of market and application opportunities for our software. In addition, these resellers provide end users of our software platform with access to additional resources to design, install and customize applications. Our five largest resellers based on revenue in the nine months ended September 30, 1999 were Edify--a subsidiary of S1 Corporation, IBM, Omron Corporation, Periphonics--a Nortel Networks Company and Syntellect.

 Marketing

  Our marketing programs are designed to create awareness for our products and services and support our direct and indirect sales efforts. We have implemented an integrated mix of marketing activities, including public relations, promotional events such as seminars and an annual user conference, demonstration systems, web sites and channel programs. Our channel programs include the Nuance Developer Network and the Nuance Partner Alliance. The Nuance Developer Network is a program for providing developers of voice-enabled applications with tools and information. Members of the Nuance Developer Network receive our Developer Toolkit, training discounts and access to our extranet system for additional information and online support. The Nuance Partner Alliance is comprised of a select group of our resellers and integrators. We screen applicants to the Nuance Partner Alliance based on their commitments to sell and to market our software and services and to provide relevant training to their employees. We perform joint marketing activities with Nuance Partner Alliance members and we provide them with introductions to prospective customers.

Research and Development

  To remain competitive in the voice interface software industry, we must continue to develop highly accurate and efficient speech recognition, natural language understanding and voice authentication technologies. Our technologies are based on over ten years of initial research activities by SRI International. Since our formation, we have invested significantly in developing and improving this core technology, the software architecture and related products.

  We have several significant products and product enhancements currently in development. These products include the Voyager voice browser, additional SpeechObject components, speech application development tools and new language models. The product enhancements include improvements to recognition and verification accuracy and continued enhancements to the Nuance 6 software architecture to broaden functionality, improve software efficiency and expand integration options.

  Our research and development expenses were $2.7 million in 1996, $3.6 million in 1997, $6.6 million in 1998 and $7.8 million in the nine months ended September 30, 1999. As of September 30, 1999, we had 70 employees dedicated to research and development. Because of the specialized nature of the core technology, this staff included over 35 employees with Ph.D. degrees. We believe that new and timely development of products and technologies are important to our competitive position in the market and intend to continue to invest in research and development activities.

Competition

  A number of companies have developed, or are expected to develop, products that compete with our products. Competitors in the voice interface software market include IBM, ITT Industries, Lernout and Hauspie Speech Products, Locus Dialogue, Lucent Technologies, Philips Electronics, SpeechWorks International and T-NETIX. We expect additional competition from other companies such as Microsoft, who has recently made investments in and acquired a voice interface technology company. Furthermore, our competitors may combine with each other, and other companies may enter our markets by acquiring or entering into strategic relationships with our competitors. Current and potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the abilities of their advanced speech and language technology products to address the needs of our prospective customers.

  Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, greater name recognition and larger customer bases than we do. Our present or future competitors may be able to develop products comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

  We believe that the principal competitive factors affecting our market include the breadth and depth of solutions, product quality and performance, core technology, product scalability and reliability, product features, customer service, the ability to implement solutions, the value of a given solution, the creation of a base of referenceable customers and the strength and breadth of reseller and developer relationships. Although we believe that our solutions currently compete favorably with respect to these factors, particularly with respect to product quality and performance, our market is relatively new and is evolving rapidly.

Intellectual Property

  We rely upon a combination of patent, copyright, trade secret and trademark laws to protect our intellectual property. We currently have fifteen U.S. patent applications pending and have taken steps to preserve our rights in various foreign countries. In addition, we have two U.S. trademark registrations and we have filed for additional U.S. trademark registrations. Although we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. We cannot guarantee that others will not develop technologies that are similar or superior to our technology.

  To protect our trade secrets, technical know-how and other proprietary information, our employees are required to enter into agreements providing for the maintenance of confidentiality and assignment of rights to inventions made by them while employed by us. We also enter into non-disclosure agreements to protect our confidential information delivered to third parties and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise to obtain and use our technology or to develop products with the same functionality as our products. Monitoring unauthorized use of our proprietary information and technology is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, some of our license agreements require us to place the source code for our products into escrow.

  The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing known proprietary rights of third parties, we expect that we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert management's attention and resources or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of these employees may assert that our employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and features of, our products grow.

Employees

  As of September 30, 1999, we had 201 full time employees. From time to time, we also retain independent technical contractors and temporary employees. None of our employees are subject to a collective bargaining agreement, and we believe that our relations with our employees are good.

Facilities

  Our headquarters are located in Menlo Park, California in two office buildings in which we lease an aggregate of 60,000 square feet. The lease on one building expires in May 2001. The lease on the other building expires in August 2004. We also lease 9,000 square feet of office space in Montreal, Canada for our Canadian subsidiary under a lease which expires in June 2001. We anticipate that we will require additional space within the next twelve months, but we believe that suitable additional space will be available on commercially reasonable terms. We do not own any real estate.

Legal Proceedings

  We are not currently a party to any legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

  Our current executive officers, directors and key employees, and their ages as of February 1, 2000, are:

           Name            Age                     Position
 ------------------------- --- ------------------------------------------------
 Ronald Croen.............  45 President, Chief Executive Officer and Director
 Brian Danella............  30 Vice President and General Counsel
 Bruce Dougherty..........  61 Vice President, Strategic Initiatives
 Steven Ehrlich...........  35 Vice President, Marketing
 Lloyd Leanse.............  41 Vice President, Business Development
 Eng Yew Lee..............  39 Vice President, Technical Services
 Matthew Lennig...........  48 Senior Vice President, Engineering
 Paul Scott...............  46 Senior Vice President, Worldwide Sales
                               Vice President, Chief Financial Officer and
 Graham Smith.............  39 Secretary
                               Vice President, Human Resources and Chief People
 Donna Allen Taylor.......  51 Officer
 Yogen Dalal(2)...........  49 Chairman of the Board
 Curtis Carlson...........  54 Director
 Vinton Cerf..............  56 Director
 Irwin Federman(1)........  64 Director
 Alan Herzig(1)...........  66 Director
 Gary Morgenthaler(1)(2)..  51 Director

--------
(1) Member of audit committee.
(2) Member of compensation committee.

  Ronald Croen, a co-founder of Nuance, has served as our President since July 1994, as our Chief Executive Officer since October 1995 and as one of our directors since October 1995. From 1993 to 1994, Mr. Croen served as a consultant to SRI International. From 1989 to 1993 Mr. Croen was an independent management consultant in Paris, France. Prior to this, Mr. Croen served in various positions at The Ultimate Corp. including Managing Director of European Operations and as Vice President and General Counsel of The Ultimate Corp. Mr. Croen holds a J.D. degree from the University of Pennsylvania Law School and a B.A. from Tufts University.

  Brian Danella has served as our Vice President and General Counsel since November 1999. From July 1999 to September 1999, Mr. Danella served as the Senior Director of Business Development of CD1.com, an online consumer lending company. From May 1996 to July 1999, he served as an associate in the Technology Transactions Group of Wilson Sonsini Goodrich & Rosati P.C., a Silicon Valley law firm. From September 1994 to April 1996, he served as an associate at Weil, Gotshal & Manges, a New York law firm. Mr. Danella holds a J.D. degree from Syracuse University College of Law and an A.B. from Princeton University.

  Bruce Dougherty has served as our Vice President, Strategic Initiatives since January 2000. From September 1997 to January 2000, Mr. Dougherty served as our Vice President, Sales. From April 1996 to September 1997, Mr. Dougherty served as our Vice President, Sales and Marketing. From January 1994 to April 1996, he served as Vice President of, Solutions Marketing of Tandem Computers, a computer hardware and software company. From 1984 to 1994, Mr. Dougherty held other Vice President and Director positions at Tandem. Prior to this, Mr. Dougherty served in various sales and marketing positions with IBM. Mr. Dougherty holds a B.A. from Long Beach State College.

  Steven Ehrlich has served as our Vice President, Marketing since October 1997. From January 1994 to September 1997, Mr. Ehrlich served as Senior Director of Tools Product Marketing of Oracle Corporation. From 1993 to 1994, Mr. Ehrlich served as Senior Director of Product

Marketing for Tools Products of Oracle Corporation. From 1989 to 1993, Mr. Ehrlich served as a Technical Support Manager of Oracle's Worldwide Support organization. Prior to this, Mr. Ehrlich held several sales and technical positions at Knowledge Systems International, the South African distributor of Oracle's products. Mr. Ehrlich holds an Honors and a Commerce degree from the University of the Witwatersrand in South Africa.

  Lloyd Leanse has served as our Vice President, Business Development since December 1999. From December 1997 to December 1999, Mr. Leanse served as our Director of Business Development. From January 1996 to July 1997, Mr. Leanse served as Vice President of Business Development of Vividus Corporation, a consumer software company. From January 1995 to January 1996, he served as Vice President of Business Affairs of OnLive! Technologies, an online software and service company. From 1991 to 1993, he served as an independent consultant, Vice President and Chief Financial Officer of PharmChem Laboratories, a laboratory services company. Mr. Leanse holds a B.A. from Stanford University.

  Eng Yew Lee has served as our Vice President, Technical Services since February 2000. From May 1998 to February 2000, Mr. Lee served as our Director of Technical Services. From August 1995 to June 1998, Mr. Lee served as Director of Server Technologies Support of Oracle Corporation. From 1989 to 1994, Mr. Lee held a variety of manager positions with Oracle in the United States and the United Kingdom. Mr. Lee holds an M.S. in Business Systems Analysis and Design from the City University of London, England and a B.S. from London University.

  Matthew Lennig has served as our Senior Vice President, Engineering since January 2000. From January 1996 to January 2000. Mr. Lenning served as our Vice President, Engineering. From December 1989 to January 1996, Dr. Lennig served as Senior Manager of Speech Technology & Applications of Bell-Northern Research, the research and development subsidiary of Northern Telecom. Dr. Lennig holds a Ph.D. in Linguistics from the University of Pennsylvania, a M.Eng. from McGill University and an A.B. from Princeton University.

  Paul Scott has served as our Senior Vice President, Worldwide Sales since February 2000. From May 1996 to January 2000, Mr. Scott served as Senior Vice President of Sales for the Octel Messaging Division of Lucent Technologies. From June 1992 to April 1996, Mr. Scott served as Vice President of Sales of Octel Communications Corporation, a voice-messaging company. Prior to this, Mr. Scott held various sales management positions at Octel Communications. Mr. Scott holds an M.A. and a B.A. from Northwestern University.

  Graham Smith has served as our Vice President and Chief Financial Officer since August 1998 and as our Secretary since November 1998. From April 1994 to July 1998, Mr. Smith served as Director and then later Vice President of Finance, of Worldwide Operations of Oracle Corporation. From 1987 to 1994, Mr. Smith served as Chief Accountant of Oracle Corporation (UK) Ltd. Mr. Smith holds a B.Sc. from Bristol University in England and is a member of the Institute of Chartered Accountants in England and Wales.

  Donna Allen Taylor has served as our Vice President, Human Resources and Chief People Officer since January 2000. From September 1996 to December 1999, Ms. Taylor served as Vice President of Human Resources of The Vantive Corporation, a worldwide customer asset management applications software company. From October 1995 to August 1996, Ms. Taylor served as a senior consultant of Post Associates, an organizational consulting firm. From September 1993 to September 1995, Ms. Taylor served as a Corporate Human Resources Director of Intel Corporation. Prior to this, Ms. Taylor held several senior Human Resource management positions with various divisions of Digital Equipment Corporation, a computer hardware, software and services company. Ms. Taylor holds a B.F.A. from Kansas University.

  Yogen Dalal has served as one of our directors since September 1995 and Chairman of our Board since January 2000. Dr. Dalal has been a general partner of Mayfield Fund, a venture capital firm, since 1992. Dr. Dalal also serves as a director of BroadVision, Inc., a supplier of e-business applications, TIBCO Software Inc., a software company, and several privately held companies. Dr. Dalal holds a Ph.D. and an M.S. in Electrical Engineering from Stanford University and a B.Tech. in Electrical Engineering from the Indian Institute of Technology.

  Curtis Carlson has served as one of our directors since December 1998. Dr. Carlson has been President and Chief Executive Officer of SRI International since December 1998. From April 1996 to November 1998, Dr. Carlson served as Executive Vice President of Ventures and Licensing of the Sarnoff Corporation, an information technology company and one of SRI's two wholly owned subsidiaries. Prior to this, Dr. Carlson served as a technical Director at RCA Laboratories. Dr. Carlson holds a Ph.D. and an M.S. from Rutgers University and a B.S. from Worcester Polytechnic Institute.

  Vinton Cerf has served as one of our directors since December 1999. Dr. Cerf has been the Senior Vice President for Internet Architecture and Technology of MCI WorldCom since February 1994. From 1986 to 1994, Dr. Cerf served as Vice President of the Corporation for National Research Initiatives, a non-profit research and development organization. Prior to this, Dr. Cerf held positions with MCI Digital Information Services and the U.S. Department of Defense's Advanced Research Projects Agency. Dr. Cerf serves as a director of several privately held companies. Dr. Cerf holds a Ph.D. and an M.S. in computer science from the University of California at Los Angeles and a B.S. from Stanford University.

  Irwin Federman has served as one of our directors since August 1995. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since 1990. From 1988 to 1990, Mr. Federman was a managing director of Dillon, Read and Company, an investment bank. From 1981 to 1988, Mr. Federman was President and Chief Executive Officer of Monolithic Memories, an integrated circuit company. Mr. Federman also serves as a director of CheckPoint Software Technologies, Inc., an Internet security company, Komag, Inc., a thin film media disk manufacturer, MMC Networks, Inc., a developer and supplier of network processors, Netro Corporation, a provider of broadband wireless access systems, QuickLogic, Inc., a semiconductor company, SanDisk Corp., a computer memory company, and several privately held companies. Mr. Federman holds a B.S. from Brooklyn College.

  Alan Herzig has served as one of our directors since October 1994. Mr. Herzig has been President and Chief Executive Officer of SRI Holdings, Inc., a subsidiary of SRI International, since April 1997. From April 1994 to April 1997, Mr. Herzig served in the Office of the Chairman of SRI International. From 1987 to 1994, Mr. Herzig served as the President and Chief Executive Officer of Robert Fleming Pacific, Inc., the U.S. investment banking arm of Robert Fleming & Co., a U.K.-based merchant bank. From 1981 to 1987, Mr. Herzig served as a Managing Director of L.F. Rothschild Unterberg Towbin, an investment bank. Mr. Herzig also has served on the Board of Directors of Sarnoff Corporation, a subsidiary of SRI International, and several privately held companies. Mr. Herzig holds a B.A. from Yale University.

  Gary Morgenthaler has served as one of our directors since January 1997. Mr. Morgenthaler has been a general partner at Morgenthaler Ventures, a venture capital firm, since 1989. From 1984 to 1988, Mr. Morgenthaler served as Chief Executive Officer and Chairman of Ingres Corporation, a database company. Prior to this, Mr. Morgenthaler held positions with McKinsey & Company, a consulting company, Tymshare, Inc., a computer services company, and Stanford University's Institute for Mathematical Studies in the Social Sciences. Mr. Morgenthaler serves as a director of several privately held companies. Mr. Morgenthaler holds an A.B. from Harvard University.

Board Composition

  We currently have seven directors. In accordance with the terms of our certificate of incorporation, the terms of office of our board of directors will be divided into three classes upon the closing of the offering: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001 and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors will be Mr. Croen, Mr. Federman and Mr. Morgenthaler, the Class II directors will be Dr. Carlson and Mr. Herzig and the Class III directors will be Dr. Dalal and Dr. Cerf. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of the board of directors may have the effect of delaying or preventing changes in control of our company. Our directors may be removed for cause by the affirmative vote of the holders of a majority of our outstanding common stock. There are no family relationships among any of our directors, officers or key employees.

Board Committees

  Our board of directors has a compensation committee and an audit committee. The compensation committee consists of Dr. Dalal and Mr. Morgenthaler. The compensation committee makes recommendations regarding our stock option plans and all matters concerning executive compensation. The audit committee consists of Mr. Federman, Mr. Herzig and Mr. Morgenthaler. The audit committee approves our independent auditors, reviews the results and scope of annual audits and other accounting related services and evaluates our internal audit and control functions. Each of these committees was established in January 2000.

Director Compensation

  We do not pay any cash compensation to our directors for serving on the board of directors. However, directors are entitled to reimbursement for reasonable expenses incurred in attending meetings of the board of directors. The board of directors also has the discretion to grant options and rights to directors pursuant to our stock option plans. In December 1999, Dr. Cerf, one of our directors, was granted a non-statutory option to purchase 50,000 shares of our common stock with an exercise price of $8.50 per share. Employee directors are also eligible to participate in our employee stock purchase plan. The "-- Employee Benefit Plans" section contains a description of these plans.

Compensation Committee Interlocks and Insider Participation

  The compensation committee consists of Dr. Dalal and Mr. Morgenthaler. Each is a member of the board of directors and neither is an employee. None of our executive officers serve as a director or member of the compensation committee or other board committee performing equivalent functions of another entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

  The following table sets forth information concerning the compensation that we paid during the year ended December 31, 1999 to our Chief Executive Officer and each of the other four most highly compensated executive officers who earned more than $100,000 during the year ended December 31, 1999, who are also referred to in this prospectus as our named executive officers.

                           Summary Compensation Table

                                                         Long-Term
                              Annual Compensation       Compensation
                         -----------------------------  ------------
                                                         Number of
                                                         Securities
   Name and Principal                     Other Annual   Underlying     Other
        Position         Salary    Bonus  Compensation    Options    Compensation
   ------------------    -------- ------- ------------  ------------ ------------
Ronald Croen............ $206,561 $20,000       --        400,000         $527(3)
 President and Chief
  Executive Officer
Bruce Dougherty.........  177,375  62,486   $42,683(1)     25,000         2,149(3)
 Vice President,
  Strategic Initiatives
Graham Smith............  197,840  22,333    22,446(2)     75,000          212(3)
 Vice President and
 Chief Financial Officer
Matthew Lennig..........  171,040  52,250       --         75,000          527(3)
 Senior Vice President,
  Engineering
Steven Ehrlich..........  174,936  42,100       --         75,000          176(3)
 Vice President,
  Marketing

--------
(1) Amount represents sales commissions paid to Mr. Dougherty during 1999 in his capacity as Vice President, Sales. Mr. Dougherty assumed his current position as Vice President, Strategic Initiatives in January 2000.
(2) Amount represents the forgiveness of principal and interest associated with an interest bearing loan of $50,000 which Mr. Smith received in connection with his employment with Nuance.
(3) Amount represents premiums paid for term life insurance.

  In addition to the named executive officers,we currently employ other officers we anticipate will qualify as named executive officers in future years. These executives include Paul Scott, our Senior Vice President, Worldwide Sales, who will receive an annual salary of $220,000, and Donna Allen Taylor, our Vice President, Human Resources and Chief People Officer, who will receive an annual salary of $185,000.

Option Grants in Last Year

  The following table sets forth stock options granted to each of the named executive officers during the year ended December 31, 1999. A total of 3,052,000 options were granted in 1999, pursuant to our 1998 Stock Plan. Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the board of directors on the date of grant. In making this determination, the board considered a number of factors, including:

  .  our historical and prospective future revenue and profitability;

  .  our cash balance and rate of cash consumption;

  .  the development and size of the market for our products;

  .  the status of our financing activities;

  .  the stability and tenure of our management team; and

  .  the breadth of our product offerings.

  The potential realizable values set forth in the table below represent hypothetical gains over the ten-year term of the option at assumed compounded annual appreciation rates of 5% and 10%.These assumed rates of appreciation are mandated by rules of the Securities and Exchange Commission and do not reflect our projections or estimates of our future common stock prices.

  The options set forth in the following table were granted under our 1998 Stock Plan and provide for vesting as to 25% of the underlying common stock one year after the date the options were granted, and then ratably over a period of 36 months thereafter, provided that the optionee remains our employee, a consultant to Nuance or one of our directors. In addition, these options all provide for acceleration of vesting under certain conditions, as described in the "--Change of Control Agreements" section. No stock appreciation or stock purchase rights were granted during 1999.

                 Option Grants in Year Ended December 31, 1999


                             Individual Grants
                  ----------------------------------------
                                                           Potential Realizable
                              Percent                        Values at Assumed
                  Number of  of Total                      Annual Rate of Stock
                  Securities  Options  Exercise             Price Appreciation
                  Underlying  Granted   Price                 for Option Term
                   Options      to       Per    Expiration ---------------------
      Name         Granted   Employees  Share      Date        5%        10%
----------------  ---------- --------- -------- ---------- ---------- ----------
Ronald Croen....   400,000     13.1%    $8.50    12/16/09  $2,138,242 $5,418,724
Bruce
 Dougherty......    25,000      0.8      8.50    12/16/09     133,640    338,670
Graham Smith....    75,000      2.5      8.50    12/16/09     400,920  1,016,011
Matthew Lennig..    75,000      2.5      8.50    12/16/09     400,920  1,016,011
Steven Ehrlich..    75,000      2.5      8.50    12/16/09     400,920  1,016,011

Aggregate Option Exercises and Option Values

  The following table presents information for each of our named executive officers concerning the number of shares underlying both exercisable and unexercisable stock options as of December 31, 1999 and the number of options exercised during the year ended December 31, 1999. Also reported are values for in-the-money options that represent the positive spread between the respective exercise prices of outstanding stock options and $8.50, or the fair market value of the underlying common stock as of December 31, 1999, as determined in good faith by the board of directors. The underlying amount in the "Value Realized" column below represents the difference between the fair market value of the underlying common stock on the date of exercise and the exercise price of the option.

 Aggregate Option Exercises and Year-End Option Values as of December 31, 1999

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                            Number of                    Options at          In-the-Money Options at
                         Shares Acquired              December 31, 1999         December 31, 1999
                           on Exercise    Value   ------------------------- -------------------------
          Name               in 1999     Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- -------- ----------- ------------- ----------- -------------
Ronald Croen............     93,750      $741,563    70,276      557,850    $  518,526   $1,226,014
Bruce Dougherty.........       --           --       81,227       85,440       646,871      457,548
Graham Smith............       --           --       66,667      208,333       426,669      853,331
Matthew Lennig..........      1,800        11,988   122,761      135,439     1,032,420      508,292
Steven Ehrlich..........      2,500        16,375    98,534      173,966       780,020      707,980

Employee Benefit Plans

 1994 Flexible Stock Incentive Plan

  Our 1994 Flexible Stock Incentive Plan was adopted by our board of directors in October 1994 and approved by our stockholders in October 1994. The 1994 Flexible Stock Incentive Plan was amended in August 1998 and January 2000. As of December 31, 1999, options to purchase 1,967,200 shares were outstanding, and 1,288,575 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights. The 1994 Flexible Stock Incentive Plan was terminated on September 1, 1999, without any changes to the rights or obligations of any options previously granted under the 1994 Flexible Stock Incentive Plan. As a result of the termination of the 1994 Flexible Stock Incentive Plan, no options are available for future grant.

  The 1994 Flexible Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 1994 Flexible Stock Incentive Plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options and stock purchase rights granted under the 1994 Flexible Stock Incentive Plan. These terms, which are stated in the option agreement, include the exercise price, the vesting and the exercisability, and the number of shares subject to each option or stock purchase right. However, incentive stock options granted under the 1994 Flexible Stock Incentive Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years.

  Options and stock purchase rights granted under the 1994 Flexible Stock Incentive Plan are generally not transferable by the optionee except by will or by the laws of descent or distribution. In addition, each option and stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1994 Flexible Stock Incentive Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. An option may not, however, be exercised later than the expiration of the option's term.

  The 1994 Flexible Stock Incentive Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right will terminate and we will either repurchase outstanding restricted stock or each share of restricted stock shall be reconveyed to us, unless assumed by the successor corporation or its parent company.

 1998 Stock Plan

  Our 1998 Stock Plan was adopted by our board of directors in August 1998 and approved by our stockholders in August 1998. The 1998 Stock Plan was amended in January 2000. A total of 8,000,000 shares of common stock have been reserved for issuance under our 1998 Stock Plan, as amended. As of December 31, 1999, options to purchase 3,752,065 shares were outstanding, 44,935 shares of common stock had been purchased pursuant to exercises of stock options and stock purchase rights and 4,203,000 shares remain available for future option grants. The 1998 Stock Plan will terminate automatically in August 2008 unless terminated earlier by our board of directors. Upon the closing of this offering, no further grants will be made under the 1998 Stock Plan.

  The 1998 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code, to our employees and the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 1998 Stock Plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options and stock purchase rights granted under the 1998 stock plan. These terms, which are set forth in the option agreement, include the exercise price, the vesting and exercisability, and the number of shares subject to each option or stock purchase right. However, incentive stock options granted under the 1998 Stock Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. In the case of stock purchase rights, unless the administrator determines otherwise, we will have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased pursuant to this option will be the original price paid by the purchaser. Our repurchase option will lapse at a rate determined by the administrator.

  Options and stock purchase rights granted under the 1998 Stock Plan are generally not transferable by the optionee except by will or by the laws of descent or distribution. In addition, each option and stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 1998 Stock Plan must generally be exercised within three months after the end of optionee's status as our employee, director or consultant, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. An option may not, however, be exercised later than the expiration of the option's term.

  The 1998 Stock Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the stock subject to the option or stock purchase right, including shares as to which it would not otherwise be exercisable. Our board or its committee will notify each optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of this notice, and the option or stock purchase right will terminate upon the expiration of this period.

 2000 Stock Plan

  Our 2000 Stock Plan was adopted by our board of directors in February 2000 and will be submitted for approval by our stockholders in February 2000. The 2000 Stock Plan will become effective on the completion of this offering. At that time, the remaining shares reserved under the 1998 Stock Plan will be transferred to the 2000 Stock Plan and no further grants will be made under the 1998 Plan. In addition, the number of shares reserved under the 2000 Stock Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 4,000,000 shares; (b) 6% of our shares outstanding on the last day of the proceeding fiscal year; or (c) a lesser amount determined by the board of directors. The 2000 Stock Plan will terminate automatically in January 2010, unless terminated earlier by our board of directors.

  The 2000 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants. The 2000 Stock Plan is administered by the board of directors or a committee of the board, which determines the terms of options and stock purchase rights granted under the 2000 Stock Plan. These terms, which are set forth in the option agreement, include the exercise price, the vesting and exercisability, and the number of shares subject to the option or stock purchase right. However, incentive stock options granted under the 2000 Stock Plan must have an exercise price of at least 100% of the fair market value of the common stock on the date of grant and at least 110% of the fair market value in the case of an optionee who holds more than 10% of the total voting power of all classes of our stock. For nonstatutory stock options intended to qualify as performance-based compensation within the meaning of
Section 162(m) of the Internal Revenue Codes, the exercise price must be at least equal to the fair market value of the common stock on the date of grant. Further, no incentive stock options may be granted to an optionee, which when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000. The term of an incentive stock option may not exceed ten years and, in the case of an option granted to an optionee who owns more than 10% of our outstanding stock at the time of grant, the term of an option may not exceed five years. In the case of stock purchase rights, unless the administrator determines otherwise, we will have a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with us for any reason. The purchase price for shares repurchased pursuant to this option will be the original price paid by the purchaser. Our repurchase option will lapse at a rate determined by the administrator.

  Options and stock purchase rights granted under the 2000 Stock Plan are generally not transferable by the optionee, except by will or the laws of descent or distribution. In addition, each option or stock purchase right is exercisable during the lifetime of the optionee only by that optionee. Options granted under the 2000 Stock Plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of our company, or within twelve months after the optionee's termination by disability or death, to the extent the optionee is vested on the date of termination. However, an option may not be exercised later than the expiration of the option's terms.

  The 2000 Stock Plan provides that in the event of a merger of Nuance with or into another corporation, or a sale of substantially all of our assets, each outstanding option and stock purchase right must be assumed or an equivalent option substituted for by the successor corporation or a parent or subsidiary of the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for, the optionee will fully vest in and have the right to exercise the option or stock purchase right as to all of the stock subject to the option or stock purchase right, including shares as to which it would not otherwise be exercisable. Our board or its committee will notify each optionee that the option or stock purchase right shall be fully exercisable for a period of fifteen days from the date of this notice, and the option or stock purchase right will terminate upon the expiration of this period.

 2000 Employee Stock Purchase Plan

  Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in February 2000 and will be submitted for approval by our stockholders in February 2000. A total of 1,000,000 shares of common stock has been reserved for issuance under the 2000 Employee Stock Purchase Plan. In addition, the number of shares reserved under the 2000 Employee Stock Purchase Plan will automatically be increased each year, beginning on January 1, 2001, in an amount equal to the lesser of (a) 1,500,000 shares; (b) 2% of our shares outstanding on the last day of the preceding fiscal year; or (c) any lesser amount determined by our board of directors. The 2000 Employee Stock Purchase Plan will become effective on the completion of this offering. The 2000 Employee Stock Purchase Plan will terminate in January 2010, unless terminated earlier by our board of directors.

  The 2000 Employee Stock Purchase Plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains successive, overlapping twenty-four month offering periods. The offering periods, other than the first offering period, generally start on the first trading day on or after May 1 and November 1 of each year. Each offering period contains four six-month purchase periods. The first offering period commences on the effective date of this offering and ends on the last trading day on or after May 1, 2002.

  Employees are eligible to participate if they are customarily employed by Nuance or any participating subsidiary for at least twenty hours per week and more than five months in any calendar year. However, an employee cannot be granted an option under the 2000 Employee Stock Purchase Plan to the extent that:

  . immediately after the grant, the employee owns stock and/or options to purchase stock representing 5% or more of the total combined voting power or value of all classes of our capital stock; or

  . the employee has rights to purchase stock under all of our employee stock purchase plans that accrue at a rate which exceed $25,000 worth of stock for each calendar year.

  The 2000 Employee Stock Purchase Plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. Compensation is defined as the participant's base straight time gross earnings, but exclusive of commissions, payments for overtime, shift premium, incentive compensation, incentive payments, bonus, and any other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,000 shares.

  Amounts deducted and accumulated for the participant's account are used to purchase shares of common stock at the last trading day of each purchase period at a price of 85% of the lesser of the fair market value of the common stock at the beginning of the offering period and the fair market value at the end of the purchase period. In the event the fair market value of our common stock on any purchase date is less than the fair market value at the beginning of the offering period, then all participants in that offering period will be automatically withdrawn from such offering period and re-enrolled in the immediately following offering period. Participants may end their participation at any time during an offering period and they will be paid their payroll deductions credited to their account without interest. Upon termination of employment, a participant will be deemed to have elected to withdraw from the 2000 Employee Stock Purchase Plan.

  Payroll deductions credited to a participant's account and any rights granted under the 2000 Employee Stock Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 2000 Employee Stock Purchase Plan. The 2000 Employee Stock Purchase Plan provides that, in the event of a merger of Nuance with or into another corporation or a sale of substantially all of our assets, each outstanding option will be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

  The board of directors has the authority to amend or terminate the 2000 Employee Stock Purchase Plan, except no termination can affect options previously granted and no amendment may adversely affect any outstanding rights of any participant.

 401(k) Plan

  We maintain a tax-qualified retirement and deferred savings plan for our employees, commonly known as a 401(k) plan. The 401(k) plan provides that each participant may contribute up to 25% of his or her pre-tax gross compensation up to a statutory limit, which was $10,000 in calendar year 1999. We may not make contributions to the 401(k) plan.

Change in Control Arrangements

  We have entered into stock option agreements with all of our executive officers which provide that, in the event the executive officer is constructively terminated or terminated without cause within one year following a change of control, the officer will receive accelerated vesting of 50% of all of the officer's then unvested options, provided that the officer has also been employed with us for at least one year prior to any change of control.

  In addition, the stock option agreements entered into with Brian Danella, our Vice President and General Counsel, Paul Scott, our Senior Vice President, Worldwide Sales, and Donna Allen Taylor, our Vice President, Human Resources and Chief People Officer, also provide that, even if these officers are not employed for one year prior to any change of control and are involuntarily terminated following a change of control, the vesting schedule of these options will be changed from 25% after one year and 1/48 per month thereafter to 1/48 per month from the original vesting commencement date.

Limitation on Directors' Liability and Indemnification

  Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  breach of their duty of loyalty to our corporation or our stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . any transaction from which the director derived an improper personal benefit.

  The limitation of liability in our certificate of incorporation does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Our bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any current or former officer, director, employee or other agent of our company, or of another enterprise if serving at our request, for any liability arising out of his or her actions in that capacity, regardless of whether we would have the power to indemnify him or her against liability under Delaware law.

  Prior to the effective time of this offering, we intend to enter into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our bylaws. These agreements require us to, among other things, indemnify our directors and officers for any and all expenses (including attorney fees), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by us, which approval may not be unreasonably withheld), in connection with any action, suit or proceeding arising out of the individual's status as a director or officer of Nuance and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by us. We believe that our certificate of incorporation, bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. Upon the completion of this offering, we will also maintain directors' and officers' liability insurance.

  At present, we are not aware of any pending litigation or proceeding involving a director or officer of our company in which indemnification is required or permitted and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

  The following is a description of transactions in the last three years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise described under "Management."

Equity Transactions

  In January 1997, we issued 3,575,000 shares of Series C preferred stock to investors at a price per share of $2.00 for an aggregate purchase price of approximately $7.2 million. In March, April and May 1998, we issued 3,552,076 shares of Series D preferred stock to investors at a price per share of $4.69 for an aggregate purchase price of approximately $16.7 million. In October and November 1999, we issued 4,499,964 shares of Series E preferred stock to investors at a price per share of $9.00 for an aggregate purchase price of approximately $40.5 million. Simultaneously with the consummation of this offering, all shares of these series of preferred stock will be converted into shares of common stock on a one-to-one basis. Listed below are those directors, executive officers and stockholders who beneficially own 5% or more of our securities who participated in these financings. We believe that the shares issued in these transactions were sold at the then fair market value. The terms of these transactions were no less favorable than we obtained from then-unaffiliated third parties.

                                                  Shares of Shares of Shares of
                                                  Series C  Series D  Series E
                                                  Preferred Preferred Preferred
                    Investor                        Stock     Stock     Stock
                    --------                      --------- --------- ---------
Entities Affiliated with Mayfield Fund...........   750,000   295,920   144,722
SRI International................................    --        --        --
Entities affiliated with U.S. Venture Partners...   750,000   106,610
Cisco Systems....................................    --        --     2,150,000
Morgenthaler Venture Partners IV, L.P. .......... 1,575,000   164,471   222,222
Entities affiliated with Goldman Sachs & Co......    --     1,492,537    --
Alan Herzig......................................    --        --        12,000

  Entities affiliated with Mayfield Fund are together considered a 5% stockholder of ours. Yogen Dalal, Chairman of our board of directors, is a general partner of Mayfield Fund. SRI International is a 5% stockholder of ours. Curtis Carlson, one of our directors, is the President and Chief Executive Officer of SRI International. Alan Herzig, one of our directors, is the President and Chief Executive Officer of SRI Holdings, a wholly owned subisidiary of SRI International. Entities affiliated with U.S. Venture Partners are together considered a 5% stockholder of ours. Irwin Federman, one of our directors, is affiliated with U.S. Venture Partners. Cisco Systems is a 5% stockholder of ours. Morgenthaler Venture Partners IV, L.P. is a
5% stockholder of ours. Gary Morgenthaler, one of our directors, is a general partner of Morgenthaler Venture Partners IV, L.P. Entities affiliated with Goldman Sachs & Co. are together considered a 5% stockholder of ours.

Other Transactions

  Nuance has entered into indemnification agreements with certain executive officers and directors and plans to enter into an indemnification agreement with each of its executive officers and directors.

  Holders of preferred stock are entitled to registration rights with respect to the common stock issued or issuable upon conversion of preferred stock. The "Description of Capital Stock--Registration Rights" section contains a description of Nuance rights.

  Goldman Sachs & Co., a principal stockholder of Nuance, is a managing underwriter of this offering. The "Underwriting" section contains a description of the compensation paid to Goldman, Sachs & Co. for its services as an underwriter in connection with this offering.

  The "Management--Change in Control Arrangements" section contains a description of the stock option agreements with our officers that provide for accelerated vesting under certain conditions.

  In 1994, we entered into a license agreement with SRI International, one of our 5% stockholders, under which SRI International granted us a license to patents and other intellectual property relating to our technology.

  In 1996, we entered into another agreement with SRI International under which we agreed to jointly perform services with SRI. During 1997 and 1998, SRI International received a percentage of the license and maintenance revenue we earned under this contract. In 1997, we paid SRI International $150,000 under this contract. In 1998, we paid SRI International $134,000 under this contract.

  In 1997, we also leased facilities from SRI International. Our rent was approximately $63,000.

  In 1998, we entered into an agreement with SRI International under which we agreed to pay royalties of up to a maximum of $400,000 to SRI International for a technology licence from SRI International. During 1998, we paid SRI International $400,000 in royalties under this agreement.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of December 31, 1999, and as
adjusted to reflect the sale of        shares of our common stock offered
hereby, by:

  . each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

  .  each of the named executive officers;

  .  each of our directors; and

  .  all of our directors and executive officers as a group.

  Except as otherwise indicated, and subject to applicable community property laws, to our knowledge the persons named below have sole voting and investment power with respect to all shares of common stock held by them.

  For the purposes of calculating percent ownership, as of December 31, 1999, 23,966,335 shares of our common stock were issued and outstanding, and,
immediately following the completion of this offering,           shares were
issued and outstanding. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person or entity holding options or warrants, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or entity.


                                                      Percentage of Shares
                                                       Beneficially Owned
                               Number of Shares  ------------------------------
  Name of Beneficial Owner    Beneficially Owned Before Offering After Offering
  ------------------------    ------------------ --------------- --------------
5% Stockholders:
Entities affiliated with
 Mayfield Fund(1)...........      3,274,409           14.3%
 2800 Sand Hill Road, Suite
  250
 Menlo Park, California
  94025
Entities affiliated with
 U.S. Venture Partners(2)...      2,931,556           12.8
 2180 Sand Hill Road, Suite
  300
 Menlo Park, California
  94025
SRI International...........      2,781,200           12.1
 333 Ravenswood Avenue
 Menlo Park, California
  94025
Cisco Systems, Inc.(3)......      2,150,000            9.4
 170 West Tasman Drive
 San Jose, California 95134
Morgenthaler Venture
 Partners IV, L.P. .........      1,961,693            8.5
 2730 Sand Hill Road, Suite
  280
 Menlo Park, California
  94025
Entities affiliated with The
 Goldman Sachs Group(4).....      1,492,537            6.5
 85 Broad Street, 10th Floor
 New York, New York 10004
Directors and Named
 Executive Officers:
Ronald A. Croen(5)..........        750,021            3.3
Bruce Dougherty(6)..........        218,967              *              *
Graham Smith(7).............         75,000              *              *
Matthew Lennig(8)...........        222,911            1.0

                                                                   Percentage of Shares
                                                                    Beneficially Owned
                                            Number of Shares  ------------------------------
        Name of Beneficial Owner           Beneficially Owned Before Offering After Offering
        ------------------------           ------------------ --------------- --------------
Steven Ehrlich(9)........................        109,366              *              *
Curtis Carlson...........................            --               *              *
Vinton Cerf..............................            --               *              *
Yogen Dalal(10)..........................      3,151,632           13.7
Irwin Federman(11).......................      2,931,556           12.8
Alan Herzig(12)..........................         90,370              *              *
Gary Morgenthaler(13)....................      1,961,693            8.5
All directors and officers as a group (16
 persons)(14)............................      9,580,752           40.7

--------
  * Less than 1%
 (1) Consists of 2,973,202 shares held by Mayfield VII, 156,485 shares held by Mayfield Associates Fund II and 144,722 shares held by Voice Trust. Seven individuals, including Dr. Dalal, our Chairman, are the general partners of Mayfield Associates Fund II and have shared voting and dispositive authority over the shares held by Mayfield Associates Fund II. These same seven individuals are the general partners of Mayfield VII Management Partners, the general partner of Mayfield VII, and have shared voting and dispositive authority over the shares held by Mayfield VII. These same seven individuals, other than Dr. Dalal, are some of the general partners of Voice Trust and share voting and dispositive authority over the shares held by Voice Trust. These individuals disclaim beneficial ownership of these shares except to the extent of their own pecuniary interest.
 (2) Consists of 2,534,605 shares held by U.S. Venture Partners IV, L.P., 308,740 shares held by Second Ventures II, L.P. and 88,211 shares held by USVP Entrepreneur Partners II, L.P. Presidio Management Group IV, L.P. is the general partner of U.S. Venture Partners IV, L.P, Second Ventures II, L.P. and USVP Entrepreneur Partners II, L.P. and has voting and dispositive authority over the shares held by each of these entities.
 (3) These shares have subsequently been transferred to Coastdock & Co.
 (4) Consists of 936,460 shares held by GS Capital Partners II, L.P., 372,282 shares held by GS Capital Partners II, Offshore, L.P., 100,470 shares held by Stone Street Fund 1997, L.P., 48,784 shares held by Bridge Street Fund 1997, L.P. and 34,541 shares held by Goldman Sachs & Co. Verwaltungs GmbH. The Goldman Sachs Group, of which Goldman Sachs & Co., an underwriter in this offering, is an indirect wholly owned subsidiary, is either the general partner, managing general partner or investment manager of each of these entities and has voting and dispositive authority over the shares held by these entities. The Goldman Sachs Group, Inc., disclaims beneficial ownership of the shares owned by such investment partnerships to the extent attributable to partnership interests therein held by persons other than The Goldman Sachs Group and its affiliates. Each of these investment partnerships share voting and investment power with certain of its respective affiliates.
 (5) Consists of 566,374 shares held by Ronald Croen, 38,750 shares held by Ronald Croen, Trustee of The Croen 1999 Children's Trust IV, dated November 9, 1999, 38,750 shares held by Ronald Croen, Trustee of The Croen 1999 Children's Trust III, dated November 9, 1999 and 14,000 shares held by Ronald Croen, Trustee of The Croen 1999 Children's Trust II, dated November 9, 1999. Also Includes 185,938 shares subject to an option exercisable within 60 days of December 31, 1999 and 15,625 shares exercised between December 31, 1999 and February 4, 2000. Mr. Croen has sole voting and dispositive authority over the shares held by these trusts. Mr. Croen disclaims beneficial ownership except to the extent of his pecuniary interest therein.
 (6) Consists of 126,283 shares held by the Dougherty Family Receivable Trust. Also includes 92,684 shares subject to options exercisable within 60 days of December 31, 1999. Mr. Dougherty has shared voting and dispositive authority over the shares held by The Dougherty family Trust.
 (7) Includes 23,500 shares subject to options exercisable within 60 days of December 31, 1999 and 51,500 shares exercised between December 31, 1999 and February 4, 2000.
 (8) Consists of 91,800 shares held by Mr. Lennig. Also includes 128,111 shares subject to options exercisable within 60 days of December 31, 1999 and 3,000 shares exercised between December 31, 1999 and February 4, 2000.
 (9) Consists of 2,500 shares held by Mr. Ehrlich. Also includes 16,866 shares subject to options exercisable within 60 days of December 31, 1999 and 90,000 shares exercised between December 31, 1999 and February 4, 2000.
(10) Consists of 2,973,200 shares held by Mayfield VII, 156,485 shares held by Mayfield Associates Fund II and 21,945 shares held by the Dalal Revocable Trust. Dr. Dalal, our Chairman, is a general partner of Mayfield VII Management Partners, the general partner of Mayfield VII, is a general partner of Mayfield Associates Fund II and has shared voting and dispositive authority over the shares held by these entities. Dr. Dalal disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(11) Consists of 2,931,556 shares held by entities affiliated with U.S. Venture Partners IV, L.P. Mr. Federman, one of our directors, is a general partner of Presidio Management Group IV, L.P., the general partner of U.S. Venture Partners IV, L.P., Second Ventures II, L.P. and USVP Entrepreneur Partners II L.P. and has shared voting and dispositive authority over the shares held by these entities. Mr. Federman disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(12) Consists of 90,370 shares held by Alan Herzig.
(13) Consists of 1,961,693 shares held by Morgenthaler Venture Partners IV, L.P. Mr. Morgenthaler, one of our directors, is a general partner of Morgenthaler Venture Partners IV, L.P. and shares voting and dispositive authority over the shares held by Morgenthaler Venture Partners IV, L.P. Mr. Morgenthaler disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(14) Includes 545,723 shares subject to options exercisable within 60 days of December 31, 1999. Includes 108,625 shares exercised between December 31, 1999 and February 4, 2000. Includes 3,274,409 shares held by entities affiliated with Mayfield Fund, 2,931,556 shares held by entities affiliated with U.S. Venture Partners and 1,961,693 shares held by Morgenthaler Venture Partners IV, L.P. Footnotes (1), (2) and (13) above contain a description of the shares owned by these entities.

                          DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, our authorized capital stock will consist of 250,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of undesignated preferred stock, $0.001 par value per share.

  The following summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our restated certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

  As of December 31, 1999, there were 22,966,335 shares of common stock outstanding held of record by approximately 193 stockholders, assuming the conversion of all outstanding shares of preferred stock into common stock. After giving effect to the sale of common stock offered hereby, there will be shares of common stock outstanding.

  The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Preferred Stock

  Upon the closing of this offering, our board of directors will have the authority, without action by our stockholders, to designate and issue preferred stock in one or more series. The board of directors may also designate the rights, preferences and privileges of each series of preferred stock; any or all of which may be superior to the rights of the common stock. It is not possible to state the actual effect of the issuances of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

  .  restricting dividends on the common stock;

  .  diluting the voting power of the common stock;

  .  impairing the liquidation rights of the common stock; and

  . delaying or preventing a change in control of our company without further action by the stockholders.

  We have no present plans to issue any shares of preferred stock.

Warrants

  Upon completion of the offering, we will have an outstanding warrant to purchase up to 41,674 shares of common stock at an exercise price of $0.9598 per share that will expire on the later to occur of April 1, 2006 or five years after the closing of this offering. In lieu of exercising the warrant for cash, the warrant holder can elect a cashless exercise of the warrant. The warrant holder is entitled to registration rights with respect to the shares issued under the warrant.

Registration Rights of Stockholders

  Assuming the conversion of all outstanding preferred stock into common stock upon completion of this offering, the holders of 18,004,307 shares of common stock and shares of common stock issuable upon the exercise of warrants or securities convertible into common stock or their transferees are entitled to require us to register their shares under the Securities Act of 1933, as amended, immediately upon completion of this offering. These rights are provided under the terms of an agreement between Nuance and the holders of these securities. Subject to limitations in the agreement, these registration rights include the following:

  . Demand Registration Rights. The holders of at least 40% of the then outstanding registrable securities may require, on three occasions beginning six months after the date of this prospectus, that we use our best efforts to register these securities for public resale, provided that the anticipated aggregate offering price of such public resale would exceed $10 million. We will be responsible for paying all expenses other than underwriting discounts and commissions in connection with three such registrations, and the holders selling their shares shall be responsible for paying all selling expenses.

  . Piggyback Registration Rights. If we register any of our common stock either for our own account or for the account of other security holders, the holders of these securities are entitled to include their shares of common stock in that registration, subject to the ability of the underwriters to limit the number of shares included in the offering, provided that these holders may not be reduced below 30% of the total number of shares included in the offering, unless the offering is our initial public offering in which case the holders may be excluded if the underwriters so determine. The underwriters have requested that no registrable shares be registered in this offering. We will be responsible for paying all registration expenses other than underwriting discounts and commissions, and the holders selling their shares will be responsible for paying all selling expenses.

  . Form S-3 Registration Rights. The holders of these securities may also require us, not more than once in any twelve month period, to register all or a portion of these securities on Form S-3 when use of that form becomes available to us, provided, among other limitations, that the proposed aggregate selling price, net of any underwriters' discounts or commissions, is at least $1 million. We will be responsible for paying all registration expenses other than underwriting discounts and commissions in connection with three such registrations, and the holders selling their shares shall be responsible for paying all selling expenses.

  . Termination. The registration rights above will terminate on the first to occur of five years after the date of our initial public offering or the date on which the holder may sell all shares of his registrable securities pursuant to the Rule 144 during any 90-day period, provided that the aggregate of the shares held by the holder represent less than 2% of our then outstanding securities.

Anti-Takeover Effects of Some Provisions of Delaware Law and Our Charter
Documents

 Delaware Law

  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

  . prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

  Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation's outstanding voting securities. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of Section 203.

Charter Documents

  Provisions of our charter and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Nuance to first negotiate with us. These provisions could limit the price investors might be willing to pay in the future for our common stock. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging these proposals because, among other things, negotiation will result in an improvement of their terms. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

  .  the division of the board of directors into three separate classes;

  .  the elimination of cumulative voting in the election of directors;

  . prohibitions on our stockholders from acting by written consent and calling special meetings;

  . procedures for advance notification of stockholder nominations and proposals; and

  . the ability of the board of directors to alter our bylaws without stockholder approval.

  In addition, subject to limitations prescribed by law, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The issuance of preferred stock, while providing flexibility in connection with possible financings or acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

  These and other provisions contained in our charter and bylaws could have the effect of delaying or preventing a change in control.

Transfer Agent and Registrar

  The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services. ChaseMellon's address is 235 Montgomery Street, 23rd Floor, San Francisco, California, 94109, and its telephone number is (800) 356-2017.

                        SHARES ELIGIBLE FOR FUTURE SALES

  Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market following this offering could adversely affect the market price of our common stock. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse, or are released, could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

  Upon completion of this offering, we will have outstanding an aggregate of
        shares of common stock, assuming the issuance of         shares of
common stock offered hereby and no exercise of options or warrants after December 31, 1999. All of the shares sold in this offering will be freely tradable without restrictions or further registration under the Securities Act, except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

  The remaining 22,966,335 shares of common stock held by existing stockholders are restricted securities within the meaning of Rule 144 and were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below.

  Our officers, directors, employees, and other stockholders, who collectively
hold an aggregate of         restricted shares, and Goldman, Sachs & Co.
entered into lock-up agreements in connection with this offering. These lock-up agreements provide that the directors, employees, and stockholders have agreed not to offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this offering. Goldman, Sachs & Co. may in its sole discretion, at any time without notice, release all or any portion of the shares subject to these lock-up agreements. Notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements will not be saleable until such agreements expire or are waived by Goldman, Sachs & Co.

  Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701 will be as follows:

                                                     Number
                                                       of
   Days of Availability for Sale                     shares
   -----------------------------                     ------
   180 days after the effective date of this
    offering.......................................
   At various times after October 1, 2000 upon
    expiration of applicable holding periods.......

  Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock option plans and our stock purchase plan. Based upon the number of shares subject to outstanding options as of December 31, 1999 in our 1994 Flexible Stock Incentive Plan, 1998 Stock Plan, 2000 Stock Plan and 2000 Employee Stock Purchase Plan, and currently reserved for issuance under the 2000 Stock Plan and 2000 Employee Stock Purchase Plan, this registration statement would cover approximately 10,922,265 shares in addition to annual increases in the number of shares available under the stock option plans and stock purchase plan pursuant to the terms of such plans. Shares registered under the registrations statement will generally be available for sale in the open market immediately after the 180 lock-up agreements expire.

  In addition, holders of 18,004,307 shares of our common stock, including shares issuable upon conversion of preferred stock, will be entitled to certain rights with respect to registration of these shares for sale in the public market, subject to the lock-up restrictions described above. The "Description of Capital Stock--Registration Rights" section contains a description of these registration rights. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

Rule 144

  In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  .  1% of the number of shares of common stock then outstanding which will
     equal approximately       shares immediately after this offering; or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are generally subject to the availability of current public information about Nuance.

Rule 144(k)

  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, 144(k) shares may be sold immediately upon expiration of the lock-up agreements.

Rule 701

  In general, under Rule 701, any of our employees, directors, officers, or consultants who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell these shares 180 days after the effective date of this offering in reliance on Rule 144. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without having to comply with the holding period and notice filing requirements of Rule 144 and that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice filing requirements of Rule 144.

                                  UNDERWRITING

  Nuance and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Thomas Weisel Partners LLC, Dain Rauscher Incorporated, and SoundView Technology Group, Inc. are the representatives of the underwriters.

                           Underwriter                          Number of Shares
                           -----------                          ----------------
   Goldman, Sachs & Co.........................................
   Thomas Weisel Partners LLC..................................
   Dain Rauscher Incorporated..................................
   SoundView Technology Group, Inc.............................
                                                                      ---
     Total.....................................................
                                                                      ===

  If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from Nuance to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Nuance. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase     additional shares.

                     Paid by Nuance                    No Exercise Full Exercise
                     --------------                    ----------- -------------
   Per Share.......................................... $            $
   Total.............................................. $            $

  Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $        per share from the initial public offering price.
Any of these securities dealers may resell any shares purchased from the underwriters to various other brokers or dealers at a discount of up to
$         per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

  Nuance has agreed with the underwriters not to offer, sell, contract to sell or otherwise dispose of any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This restriction does not apply to any existing employee stock option plans, provided that the recipients of such securities agree not to sell or otherwise dispose of any of such securities for the same 180 day period. The "Shares Eligible for Future Sale" section contains a discussion of transfer restrictions.

  In addition, Nuance's officers, directors and substantially all holders of shares of Nuance's common and preferred stock have agreed that, subject to limited exceptions, they will not offer to sell, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares owned of record or beneficially prior to the offering or any securities convertible into or exchangeable for shares of common stock for a period of 180 days from the date of this prospectus without the prior written consent of the representatives.

  Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among Nuance and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be Nuance's historical performance, estimates of the business potential and earnings prospects of Nuance, an assessment of Nuance's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

  Nuance will apply to list the shares of common stock offered by this prospectus on The Nasdaq National Market under the symbol "NUAN."

  In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transaction may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of various bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

  The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

  These activities by the underwriters may stabilized, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on The Nasdaq National Market, in the over-the-counter market or otherwise.

  Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 115 filed public offerings of equity securities, of which 82 have been completed, and has acted as a syndicate member in an additional 56 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

  A prospectus in electronic format will be made available on an Internet web sites maintained by one or more of the lead or co-managers of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the lead managers to underwriters that may make Internet distributions on the same basis as other allocations.

  Affiliates of The Goldman Sachs Group, L.P., an affiliate of Goldman Sachs & Co., the lead manager of this offering, are the general partner, managing general partner or investment manager of certain investment partnerships that hold 1,492,537 preferred shares of Nuance which, upon the closing of this offering, will automatically convert into 1,492,537 ordinary shares. Because of the economic interest in Nuance based on the contributed capital of Goldman Sachs and its employees in those investment partnerships, the aggregate beneficial ownership interest (as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc.) of Nuance attributable to Goldman Sachs is approximately 6.5%.

  The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

  Nuance estimates that the total expenses of the offering, excluding
underwriting discounts and commissions, will be approximately $   .

  Nuance has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments which the underwriters may be required to make in that respect.

                                 LEGAL MATTERS

  The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Shearman & Sterling, Menlo Park, California.

                                    EXPERTS

  Our financial statements and financial statement schedules appearing in this prospectus and registration statement as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their related reports, and are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments filed with this registration statement, under the Securities Act with respect to the common stock to be sold under this prospectus. Prior to the offering we were not required to file reports with the SEC. This prospectus does not contain all the information set forth in the registration statement. For further information about our company and the shares of common stock to be sold in the offering, please refer to the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of contract, agreements or documents and are not necessarily complete. Complete exhibits have been filed with the registration statement.

  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference facility maintained by the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC is available at the web site maintained by the SEC on the worldwide web at http://www.sec.gov.

  We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2

Balance Sheets ............................................................ F-3

Statements of Operations................................................... F-4

Statements of Shareholders' Equity......................................... F-5

Statements of Cash Flows................................................... F-6

Notes to Financial Statements.............................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

  After the reincorporation discussed in Note 14 to Nuance Communications' financial statements, we expect to be in a position to render the following audit report:

                                          /s/ Arthur Andersen LLP

San Jose, California
February 3, 2000

--------------------------------------------------------------------------------

To the Board of Directors of
Nuance Communications:

  We have audited the accompanying balance sheets of Nuance Communications, a California corporation, as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nuance Communications as of December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

San Jose, California
February 3, 2000

                             NUANCE COMMUNICATIONS

                                 BALANCE SHEETS
                      (in thousands, except share amounts)

                                                                    Pro Forma
                                                                  Shareholders'
                                   December 31,                     Equity at
                                 -----------------  September 30, September 30,
                                  1997      1998        1999          1999
                                 -------  --------  ------------- -------------
                                                            (unaudited)
             Assets
Current assets:
 Cash and cash equivalents...... $ 2,056  $  1,642    $  1,622
 Short-term investments.........   2,580    14,224       4,389
 Accounts receivable, net of
  allowance for doubtful
  accounts of $60, $356 and
  $517, respectively............     807     1,835       3,595
 Prepaid expenses and other
  current assets................     267       565         913
                                 -------  --------    --------
  Total current assets..........   5,710    18,266      10,519
Property and equipment, net.....   1,149     1,868       3,277
Other assets....................      81        65         101
                                 -------  --------    --------
  Total assets.................. $ 6,940  $ 20,199    $ 13,897
                                 =======  ========    ========
 Liabilities and Shareholders'
             Equity
Current liabilities:
 Current portion of long-term
  debt.......................... $   389  $    --     $    226
 Accounts payable...............     354     1,402       1,865
 Accrued liabilities............     680     3,031       5,447
 Deferred revenue...............     259     1,427       2,203
                                 -------  --------    --------
  Total current liabilities.....   1,682     5,860       9,741
 Long-term debt, less current
  portion ......................     815       --        1,069
 Other liabilities..............      59        79         --
                                 -------  --------    --------
  Total liabilities.............   2,556     5,939      10,810
                                 -------  --------    --------
Commitments
Shareholders' Equity:
 Convertible preferred stock,
  $.001 par value, aggregate
  liquidation preference of
  $29,559, 19,977,076 shares
  authorized at September 30,
  1999, 11,673,946 shares,
  15,226,022 shares, and
  15,226,022 shares issued and
  outstanding actual,
  respectively, no shares issued
  and outstanding pro forma.....      12        15          15       $   --
 Common stock, $.001 par value,
  50,000,000 shares authorized
  at September 30, 1999;
  2,227,231 shares, 2,788,429
  shares, and 3,069,283 shares
  issued and outstanding actual,
  respectively; 18,295,305
  shares issued and outstanding
  pro forma.....................       2         3           3            18
 Additional paid-in capital.....  12,831    29,641      30,217        30,217
 Deferred stock compensation....     --        --        (283)          (283)
 Accumulated deficit............  (8,461)  (15,399)   (26,865)       (26,865)
                                 -------  --------    --------       -------
  Total shareholders' equity....   4,384    14,260       3,087       $ 3,087
                                 -------  --------    --------       =======
  Total liabilities and
   shareholders' equity......... $ 6,940  $ 20,199    $ 13,897
                                 =======  ========    ========

  The accompanying notes to financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                            STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)

                                                               Nine Months
                                        Year Ended           Ended September
                                       December 31,                30,
                                  -------------------------  -----------------
                                   1996     1997     1998     1998      1999
                                  -------  -------  -------  -------  --------
                                                               (unaudited)
Revenue:
 License........................  $ 1,187  $ 2,726  $ 8,092  $ 6,573  $  9,257
 Service........................      311    1,656    3,787    2,588     4,258
                                  -------  -------  -------  -------  --------
  Total revenue.................    1,498    4,382   11,879    9,161    13,515
                                  -------  -------  -------  -------  --------
Cost of revenue:
 License........................      383      125      524      514       124
 Service........................      265    1,039    2,699    1,670     3,831
                                  -------  -------  -------  -------  --------
  Total cost of revenue.........      648    1,164    3,223    2,184     3,955
                                  -------  -------  -------  -------  --------
 Gross profit...................      850    3,218    8,656    6,977     9,560
                                  -------  -------  -------  -------  --------
Operating expenses:
 Sales and marketing............      807    2,264    6,857    4,595    11,221
 Research and development.......    2,685    3,641    6,615    4,371     7,753
 General and administrative.....      657    1,071    2,720    1,811     2,389
                                  -------  -------  -------  -------  --------
  Total operating expenses......    4,149    6,976   16,192   10,777    21,363
                                  -------  -------  -------  -------  --------
Loss from operations............   (3,299)  (3,758)  (7,536)  (3,800)  (11,803)
Interest and other income, net..       58      204      598      476       337
                                  -------  -------  -------  -------  --------
  Net loss......................  $(3,241) $(3,554) $(6,938) $(3,324) $(11,466)
                                  =======  =======  =======  =======  ========
Basic and diluted net loss per
 share..........................  $ (2.78) $ (2.46) $ (3.19) $ (1.61) $  (3.95)
                                  =======  =======  =======  =======  ========
Shares used to compute basic and
 diluted net loss per share.....    1,164    1,443    2,173    2,063     2,900
                                  =======  =======  =======  =======  ========
Pro forma basic net loss per
 share (unaudited)..............                    $ (0.42) $ (0.20) $  (0.63)
                                                    =======  =======  ========
Shares used to compute pro forma
 basic net loss per share
 (unaudited)....................                     16,659   16,303    18,126
                                                    =======  =======  ========


  The accompanying notes to financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      (in thousands, except share amounts)

                             Convertible
                           Preferred Stock    Common Stock    Additional   Deferred                   Total
                          ----------------- -----------------  Paid-In      Stock     Accumulated Shareholders'
                            Shares   Amount  Shares    Amount  Capital   Compensation   Deficit      Equity
                          ---------- ------ ---------  ------ ---------- ------------ ----------- -------------
Balance, December 31,
 1995...................   8,098,946  $  8  1,948,750   $  2   $ 5,698      $  --      $ (1,666)     $ 4,042
Exercise of common stock
 options for cash.......         --     --      6,000     --       --          --           --           --
Issuance of restricted
 common stock for cash..         --     --      6,500     --       --          --           --           --
Repurchase of common
 stock..................         --     --    (14,584)    --       --          --           --           --
Net loss................         --     --        --      --       --          --        (3,241)      (3,241)
                          ----------  ----  ---------   ----   -------      -----      --------      -------
Balance, December 31,
 1996...................   8,098,946     8  1,946,666      2     5,698         --        (4,907)         801
Issuance of Series C
 convertible preferred
 stock, net.............   3,575,000     4        --      --     7,116         --           --         7,120
Exercise of common stock
 options for cash.......         --     --    282,065     --        17         --           --            17
Repurchase of common
 stock..................         --     --     (1,500)    --       --          --           --           --
Net loss................         --     --        --      --       --          --        (3,554)      (3,554)
                          ----------  ----  ---------   ----   -------      -----      --------      -------
Balance, December 31,
 1997...................  11,673,946    12  2,227,231      2    12,831         --        (8,461)       4,384
Issuance of Series D
 convertible preferred
 stock, net.............   3,552,076     3        --      --    16,566         --           --        16,569
Issuance of warrant to
 purchase common stock..         --     --        --      --       124         --           --           124
Exercise of common stock
 options for cash.......         --     --    561,198      1        63         --           --            64
Issuance of common stock
 options to consultants
 and other non-
 employees..............         --     --        --      --        57         --           --            57
Net loss................         --     --        --      --       --          --        (6,938)      (6,938)
                          ----------  ----  ---------   ----   -------      -----      --------      -------
Balance, December 31,
 1998...................  15,226,022    15  2,788,429      3    29,641         --       (15,399)      14,260
Issuance of warrant to
 purchase common stock
 (unaudited) ...........         --     --        --      --       124         --           --           124
Issuance of restricted
 common stock for cash
 (unaudited)............         --     --      6,423     --       --          --           --           --
Exercise of common stock
 options for cash
 (unaudited)............         --     --    274,431     --       169         --           --           169
Deferred stock
 compensation
 (unaudited)............         --     --        --      --       283       (283)          --           --
Net loss (unaudited)....         --     --        --      --       --          --       (11,466)     (11,466)
                          ----------  ----  ---------   ----   -------      -----      --------      -------
Balance, September 30,
 1999 (unaudited).......  15,226,022  $ 15  3,069,283   $  3   $30,217      $(283)     $(26,865)     $ 3,087
                          ==========  ====  =========   ====   =======      =====      ========      =======

  The accompanying notes to financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                       Year Ended            Nine Months Ended
                                      December 31,             September 30,
                                ---------------------------  ------------------
                                 1996      1997      1998      1998      1999
                                -------  --------  --------  --------  --------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss.....................  $(3,241) $ (3,554) $ (6,938) $ (3,324) $(11,466)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities:
  Depreciation and
   amortization...............      222       398       668       468       812
  Allowance for doubtful
   accounts...................      --         60       296       248       161
  Net loss from sale of
   property and equipment.....      --        --         63       --        --
  Fair value of common stock
   options and warrants.......      --        --        181       --        124
  Changes in operating assets
   and liabilities:
  Accounts receivable.........     (167)     (697)   (1,324)   (2,447)   (2,862)
  Prepaid expenses and other
   assets.....................      (71)     (201)     (281)     (133)     (384)
  Accounts payable............      271      (119)    1,048       398     4,746
  Accrued liabilities.........       50       647     2,370     2,073    (1,946)
  Deferred revenue............      323       (68)    1,168      (657)    1,717
                                -------  --------  --------  --------  --------
   Net cash used in operating
    activities................   (2,613)   (3,534)   (2,749)   (3,374)   (9,098)
                                -------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of marketable
  securities..................   (1,750)  (17,652)  (42,562)  (31,757)  (25,418)
 Maturities of marketable
  securities..................    5,451    15,072    30,918    21,040    35,254
 Purchases of property and
  equipment...................     (173)     (250)   (1,450)     (928)   (2,222)
                                -------  --------  --------  --------  --------
   Net cash provided by (used
    in) investing activities..    3,528    (2,830)  (13,094)  (11,645)    7,614
                                -------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Proceeds from issuance of
  preferred stock, net........      --      7,120    16,569    16,569       --
 Proceeds from issuance of
  common stock................      --         17        64        31       169
 Proceeds from borrowings.....      --        372       --        --      1,295
 Repayment of borrowings......     (146)     (372)   (1,204)   (1,204)      --
                                -------  --------  --------  --------  --------
   Net cash provided by (used
    in) financing activities..     (146)    7,137    15,429    15,396     1,464
                                -------  --------  --------  --------  --------
 Net increase (decrease) in
  cash and cash equivalents...      769       773      (414)      377       (20)
 Cash and cash equivalents,
  beginning of period.........      514     1,283     2,056     2,056     1,642
                                -------  --------  --------  --------  --------
 Cash and cash equivalents,
  end of period...............  $ 1,283  $  2,056  $  1,642  $  2,433  $  1,622
                                =======  ========  ========  ========  ========
Supplementary disclosures of
 cash flow information:
 Cash paid during the period
  for:
  Interest....................  $    68  $     94  $     89  $     62  $     13
  Income taxes................  $     1  $      1  $      1  $    --   $    --
 Noncash financing activities:
  Equipment purchased under
   capital lease..............  $   377  $    576  $    --   $    --   $    --
  Equipment financed by
   equipment line of credit...  $   --   $    104  $    --   $    --   $    --


  The accompanying notes to financial statements are an integral part of these financial statements.

                             NUANCE COMMUNICATIONS

                         NOTES TO FINANCIAL STATEMENTS

1. Organization and Operations:

  Nuance Communications (the "Company") was incorporated on July 15, 1994, in the state of California to develop, market and support a voice interface software platform that makes the content and services of the Internet telecommunications networks and enterprises accessible from any telephone. The software platform consists of software servers that run on industry-standard hardware and perform speech recognition, natural language understanding and voice authentication. The Company sells its products through a combination of value added resellers, original equipment manufacturers, systems integrators and directly to the end users.

  The Company is subject to a number of risks associated with companies in a similar stage of development, including a history of net losses and the expectation to continue to incur losses; volatility of and rapid change in the voice interface software industry; potential competition from larger, more established companies; and dependence on key employees for technology and support.

2. Summary of Significant Accounting Policies:

 Unaudited Interim Financial Statements

  The unaudited interim financial statements for the nine-month periods ended September 30, 1998 and 1999 have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all normal recurring adjustments necessary to present fairly the financial information set forth therein in accordance with generally accepted accounting principles.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For the purposes of the balance sheets and the statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Short-term Investments

  Short-term investments primarily consist of U.S. Treasury bills having maturities of less than one year. Such investments are classified as available-for-sale and are held by one investment bank. The difference between the cost basis and the market value of the Company's investments and unrealized gross holding gains and losses was not material as of December 31, 1998. Realized gains and losses are recorded on the specific identification method.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to seven years) of the assets. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful life of the asset.

                             NUANCE COMMUNICATIONS

 Revenue Recognition

  The Company's revenues are derived from two sources, licenses and services. Services include consulting, software maintenance and support, and training.

  License revenue is recognized when delivery has occurred, evidence of an arrangement exists, collection of the receivable is probable and the fee is fixed or determinable. When an arrangement involves performance of significant consulting services, license revenue is recognized upon system deployment unless the arrangement includes acceptance criteria, in which case, revenue is recognized on acceptance. License revenue from resellers is recognized when their customers take delivery.

  Service revenue consists of revenue from providing consulting, training, maintenance updates and technical support. Consulting and training service revenue is recognized as services are performed. Losses on service contracts, if any, are recognized as soon as such losses become known. Revenue from maintenance updates and technical support is recognized ratably over the term of the applicable agreement.

  Cost of license revenue consists primarily of royalties payable on third-party software products. Cost of service revenue consists of compensation and related overhead costs for personnel engaged in consulting, training and maintenance for our customers.

 Deferred Revenue

  The Company records deferred revenue primarily as a result of payments from customers received in advance of product deployment or performance of services. Deferred revenue includes unearned license revenue and prepaid services that will be recognized as revenue in the future as the Company delivers licenses and perform services.

 Software Development Costs

  Under Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. The establishment of technological feasibility and the ongoing assessment of the recoverability of these costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life and changes in software and hardware technologies. Amounts that could have been capitalized under SFAS No. 86 were insignificant and, therefore, no costs have been capitalized to date.

 Net Loss Per Share and Pro Forma Net Loss Per Share

  Historical net loss per share has been calculated under SFAS No. 128, "Earnings Per Share." Basic net loss per share on a historical basis is computed using the weighted average number of shares of common stock outstanding. Diluted net loss per share is equal to basic net loss per share for all periods presented since potential common shares from conversion of the convertible preferred stock, stock options and warrants are antidilutive. The total number of shares excluded from diluted net loss per share relating to these securities was 9,620,550 shares, 13,196,872 shares, 17,971,059 shares, 18,712,421 shares and 19,287,302 shares for fiscal years 1996, 1997 and 1998 and for the respective nine-month periods ended September 30, 1998 and 1999, respectively.

  Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 98, convertible preferred stock and common stock issued or granted for nominal consideration prior to

                             NUANCE COMMUNICATIONS
the anticipated effective date of the initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.

  Pro forma basic net loss per share has been calculated assuming the conversion of convertible preferred stock into an equivalent number of common shares, as if the shares had converted on the dates of their issuance.

  The following table presents the calculation of basic and pro forma basic net loss per share (in thousands, except per share data):

                                    Year Ended               Nine Months
                                   December 31,          Ended September 30,
                              -------------------------  ---------------------
                               1996     1997     1998      1998        1999
                              -------  -------  -------  ---------  ----------
                                                             (unaudited)
   Net Loss.................  $(3,241) $(3,554) $(6,938) $  (3,324) $  (11,466)
                              =======  =======  =======  =========  ==========
   Basic:
   Weighted average shares
    of common stock
    outstanding.............    1,943    1,960    2,422      2,345       2,946
   Less: Weighted average
    shares of common stock
    subject to repurchase...     (779)    (517)    (249)      (282)        (46)
                              -------  -------  -------  ---------  ----------
   Weighted average shares
    used in computing basic
    net loss per share......    1,164    1,443    2,173      2,063       2,900
                              =======  =======  =======  =========  ==========
   Basic net loss per
    share...................  $ (2.78) $ (2.46) $ (3.19) $   (1.61) $    (3.95)
                              =======  =======  =======  =========  ==========
   Net Loss.................                    $(6,938) $  (3,324) $  (11,466)
                                                =======  =========  ==========
   Pro forma:
   Shares used above........                      2,173      2,063       2,900
   Pro forma adjustment to
    reflect weighted average
    effect of assumed
    conversion of
    convertible preferred
    stock (unaudited).......                     14,486     14,240      15,226
                                                -------  ---------  ----------
   Weighted average shares
    used in computing pro
    forma basic net loss
    per share (unaudited) ..                     16,659     16,303      18,126
                                                =======  =========  ==========
   Pro forma basic net loss
    per share (unaudited)...                    $ (0.42) $   (0.20) $    (0.63)
                                                =======  =========  ==========

 Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, "Reporting Comprehensive Income," which requires companies to disclose certain information regarding the nature and amounts of comprehensive income included in the financial statements. As the Company has no material items of other comprehensive income, SFAS No. 130 had no material impact on the Company's financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires certain accounting and reporting standards for derivative financial instruments and hedging activities. In June 1999, the FASB issued SFAS No. 137,

                             NUANCE COMMUNICATIONS

"Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which amends SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Statement will be effective for the Company on January 1, 2001. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, management does not believe that the adoption of these statements will have a material impact on the Company's financial position or results of operations.

  In December 1998, the AICPA issued Statement of Position (SOP) 98-9, "Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 by extending the deferral of the application of certain provisions of SOP 97-2, amended by SOP 98-4, through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company's adoption of SOP 98-9 in 1999 did not have a significant effect on the Company's financial position or results of operations.

3. Significant Concentrations:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Five customers comprised approximately 33%, 63% and 61% of the accounts receivable balance at December 31, 1997 and 1998, and September 30, 1999, respectively.

  For the years ended December 31, 1996, 1997 and 1998 and the nine-month period ended September 30,1999, certain customers individually accounted for more than 10% of revenue as follows:

                                 Year Ended December 31,       Nine Months Ended
                                 ---------------------------     September 30,
                                  1996      1997      1998           1999
                                 -------   -------   -------   -----------------
                                                                  (unaudited)
   Customer A...................      83%       16%        *            *
   Customer B...................       *        28%        *            *
   Customer C...................       *        11%       19%          29%
   Customer D...................       *        10%       15%          13%
   Customer E...................       *         *        32%          29%

--------
*Represents less than 10% for the indicated period.

  In 1998, 31% of the Company's revenue was achieved by indirect sales through resellers. The percentage of revenue through indirect sales increased to 49% in the first nine months of 1999. One reseller accounted for 19% of total revenue in 1998 and 29% of total revenue in the first nine months of 1999.

                             NUANCE COMMUNICATIONS

4. Property and Equipment:

  Property and equipment consisted of the following (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
  Computer equipment and software............................... $1,334  $1,998
  Furniture and fixtures........................................    339     718
  Leasehold improvements........................................     98     149
                                                                 ------  ------
    Total property and equipment................................  1,771   2,865
  Less: Accumulated depreciation and amortization...............   (622)   (997)
                                                                 ------  ------
                                                                 $1,149  $1,868
                                                                 ======  ======

5. Accrued Liabilities:

  Accrued liabilities consisted of the following (in thousands):

                                                                     December
                                                                        31,
                                                                    -----------
                                                                    1997  1998
                                                                    ---- ------
   Accrued payroll and related benefits............................ $319 $1,414
   Other accrued liabilities.......................................  361  1,617
                                                                    ---- ------
     Total......................................................... $680 $3,031
                                                                    ==== ======

6. Long-term Debt:

  The Company's long-term debt obligations consisted of the following (in thousands):

                                                                    December 31,
                                                                        1997
                                                                    ------------
       Drawdown of equipment line of credit........................    $ 576
       Capital lease obligation....................................      628
                                                                       -----
       Total debt..................................................    1,204
       Less: current portion of debt...............................     (389)
                                                                       -----
       Long-term debt..............................................    $ 815
                                                                       =====

  In October 1997, the Company entered into a $1,000,000 equipment-based line of credit agreement with a commercial bank. During 1998, the Company paid the line of credit in full and the line of credit was terminated.

  The Company leased computer equipment under a capital lease with terms that expired in 1998. The lease obligation at December 31, 1997 was paid in full during 1998.

  In July 1999, the Company entered into a loan and security agreement with a bank which provides for borrowings for purchases of property and equipment of up to $2,000,000, and borrowings for cash management purposes of up to $250,000. Amounts borrowed under the agreement bear interest at the bank's prime rate plus 0.75% (9.0% at September 30, 1999). Borrowings for purchases of property and equipment are payable in 36 equal installments beginning in January 2000. Borrowings for cash management purposes mature March 31, 2000. At September 30, 1999, $1,295,000 was outstanding under the property and equipment line and none was outstanding under the cash management line.

                             NUANCE COMMUNICATIONS

  The agreement requires the Company to maintain compliance with certain financial and other covenants, including minimum tangible net worth and liquidity coverage.

  Principal payment requirements on the term loan are as follows for the years ending December 31 (in thousands):

           1999....................................... $  --
           2000.......................................    432
           2001.......................................    432
           2002.......................................    431
                                                       ------
                                                       $1,295
                                                       ======

7. Commitments:

  The Company leases its facilities under a noncancellable operating lease which expires in 2004. Future minimum lease payments relating to this agreement are as follows (in thousands):

                                                                       Operating
       Fiscal Year                                                       Lease
       -----------                                                     ---------
       1999..........................................................   $  806
       2000..........................................................      829
       2001..........................................................      842
       2002..........................................................      839
       2003..........................................................      859
       Thereafter....................................................      545
                                                                        ------
           Total minimum lease payments..............................   $4,720
                                                                        ======

  Rent expense for the years ended December 31, 1996, 1997 and 1998, was approximately $110,000, $313,000 and $486,000, respectively.

  At December 31, 1998 and September 30, 1999, the Company had $320,000 and $240,000, respectively, in a certificate of deposit with a commercial bank. The amount fully secures a letter of credit issued by the bank in accordance with the terms of the Company's facility lease agreement. The amount secured decreases on a pro-rata basis over the term of the lease and is reported in short-term investments on the balance sheets.

8. Convertible Preferred Stock:

  As of December 31, 1998, the Company had issued 3,150,000 shares of Series A Convertible Preferred Stock ("Series A"), 4,948,946 shares of Series B Convertible Preferred Stock ("Series B"), 3,575,000 shares of Series C Convertible Preferred Stock ("Series C") and 3,552,076 shares of Series D Convertible Preferred Stock ("Series D"). The Company also has authorized but unissued shares of Series A-1, B-1, C-1 and D-1.

  The rights, restrictions and preferences of Convertible Preferred Stock are as follows:

  . Each share of Convertible Preferred Stock is convertible, at the right and option of the shareholder, into one share of Common Stock. The conversion ratio is subject to adjustment in the event of stock splits and stock dividends. In addition, the conversion ratio of the Series A, Series B, Series C and Series D is subject to adjustment in the event of a dilutive issuance, or the issuance of additional securities at a price less than the original purchase price of the Series A, Series B, Series C or Series D, respectively.

                             NUANCE COMMUNICATIONS

  . In the event the Company undertakes a dilutive issuance with respect to the Series A, Series B, Series C or Series D and a holder of such series does not participate up to its pro rata share in such dilutive issuance, the holder's shares of Series A, Series B, Series C or Series D, as the case may be, will be automatically converted, on the date of the applicable dilutive issuance, into shares of Series A-1, Series B-1, Series C-1 or Series D-1, respectively, and such Series A-1, Series B-1, Series C-1 or Series D-1 will no longer be entitled to further adjustments in any future dilutive issuances.

  . Each shareholder of Convertible Preferred Stock is entitled to the number of votes equal to the number of shares of common stock into which the preferred stock can be converted.

  . Each share of Convertible Preferred Stock will automatically convert into common stock upon the earlier of the closing of an underwritten public offering of the Company's Common Stock from which the Company receives proceeds in excess of $20,000,000 and for which the offering price is not less than $7.50 per share of common stock or the date specified by written consent or agreement of the holders of two-thirds of the then outstanding shares of such series of Convertible Preferred Stock.

  . Each shareholder of Convertible Preferred Stock is entitled to receive annual dividends at the rates of $0.03, $0.09, $0.20 and $0.46 per share of Series A or Series A-1, Series B or Series B-1, Series C or Series C-1 and Series D or Series D-1, respectively, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are non-cumulative, and no dividends have been declared to date.

  . In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each shareholder of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of Common Stock, an amount equal to $0.32 per share of Series A or Series A-1, $0.96 per share of Series B or Series B-1, $2.00 per share of Series C or Series C-1 and $4.69 per share of Series D or Series D-1. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed.

 Series B Convertible Preferred Stock Warrant

  In April 1996, the Company entered into a series of equipment leases with an aggregate credit limit of $800,000. In connection with these leases, the Company issued a warrant to purchase 31,256 shares of Series B for $0.96 per share. The warrant is exercisable at any time on or before the earlier of March 31, 2006 or five years from the date of the closing of an initial public offering. The value of the warrants was not material.

 Series D Convertible Preferred Stock Warrant

  On May 26, 1998, in connection with a revenue transaction with a shareholder of Series D, the Company issued a warrant to purchase 200,000 shares of Series D for $5.00 per share. As of December 31, 1998, 66,667 shares were exercisable under the terms of the warrant. The warrant expires, if not exercised earlier, on the earliest to occur of: (i) May 26, 2001, (ii) an underwritten public offering of the Company's common stock, or (iii) a consolidation or merger with or into another corporation. In accordance with Emerging Issues Task Force 96-18, the Company estimated the fair value of the warrant to be approximately $248,000 on the date at which a commitment for performance was obtained, using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate of 5.5%; expected dividend yields of zero; expected volatility factor of the market price of the common stock of 50%; and an expected life of the warrant of 1.25 years from the vest date.

                             NUANCE COMMUNICATIONS

  The fair value of the warrant of $248,000 is being amortized as the Company recognizes revenue under the related arrangement. As of December 31, 1998, $124,000 had been amortized in the accompanying statement of operations. The remaining $124,000 was amortized in the first quarter of 1999.

 Unaudited Pro Forma Shareholders' Equity

  In January 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed initial public offering (the "IPO"). If the IPO is consummated under the terms presently anticipated, all of the currently outstanding shares of convertible preferred stock as of September 30, 1999 will be converted into 15,226,022 shares of common stock upon the closing of the IPO. The effect of the convertible preferred stock conversion has been reflected as unaudited pro forma stockholders' equity in the accompanying balance sheet as of September 30, 1999.

9. Common Stock:

  As of December 31, 1998, 140,626 shares of common stock issued to certain founders of the Company were subject to repurchase at original cost at the option of the Company. As of September 30, 1999, all shares had been released from such option.

  As of December 31, 1998, the Company had reserved shares of its common stock for future issuance as follows (in thousands):

   Conversion of Series A preferred stock................................  3,150
   Conversion of Series B preferred stock................................  4,949
   Conversion of Series C preferred stock................................  3,575
   Conversion of Series D preferred stock................................  3,552
   Exercise of stock options.............................................  4,031
                                                                          ------
     Total shares reserved............................................... 19,257
                                                                          ======

 Stock Options

  As of December 31, 1998, the Company had reserved 4,880,833 shares of common stock for issuance under the 1994 Incentive Stock Plan and the 1998 Stock Plan (the "Plans"). Under the Plans, the Board of Directors may grant options to purchase the Company's common stock to employees, directors, or consultants at an exercise price of not less than 100% of the fair value of the Company's common stock at the date of grant, as determined by the Board of Directors. Options must be all granted by the tenth anniversary of the effective date of the Plans. Options issued under the Plans have a term of 10 years from the date of grant and generally vest 25% after one year, then ratably over the remaining three years.

                             NUANCE COMMUNICATIONS

  Option activity under the Plans is as follows (in thousands, except per share data):

                                                                        Weighted
                                                   Shares               Average
                                                  Available Outstanding Exercise
                                                  for Grant   Options    Price
                                                  --------- ----------- --------
December 31, 1995................................     902        278     $0.05
  Authorized.....................................   1,000        --        --
  Options granted................................  (1,259)     1,259      0.09
  Options exercised..............................     --          (6)     0.02
  Options cancelled..............................      36        (36)     0.09
                                                   ------      -----
December 31, 1996................................     679      1,495      0.09
  Authorized.....................................   1,200        --        --
  Options granted................................    (777)       777      0.20
  Options exercised..............................     --        (282)     0.08
  Options cancelled..............................      46        (46)     0.17
                                                   ------      -----
December 31, 1997................................   1,148      1,944      0.13
  Authorized.....................................   1,500        --        --
  Options granted................................  (1,879)     1,879      2.14
  Options exercised..............................     --        (561)     0.13
  Options cancelled..............................       3         (3)     3.26
                                                   ------      -----
December 31, 1998................................     772      3,259      1.29
  Authorized (unaudited).........................   1,500        --        --
  Options granted (unaudited)....................    (821)       821      6.91
  Options exercised (unaudited)..................     --        (274)     5.83
  Options cancelled (unaudited)..................      73        (73)     1.14
                                                   ------      -----
September 30, 1999 (unaudited)...................   1,524      3,733     $2.59
                                                   ======      =====

  The following table summarizes the stock options outstanding and exercisable as of December 31, 1998:

                          Options Outstanding            Options Exercisable
                 ------------------------------------- -----------------------
                                                           Number
                                  Weighted    Weighted Exercisable as Weighted
    Range of       Amount at       Average    Average        of       Average
   Contractual    December 31,    Remaining   Exercise  December 31,  Exercise
     Prices           1998      Contract Life  Price        1998       Price
   -----------   -------------- ------------- -------- -------------- --------
                 (in thousands)                        (in thousands)
      $0.02             83          6.53       $0.02         68        $0.02
      0.09             629          7.37        0.09        212         0.09
      0.20             671          8.60        0.20        179         0.20
    0.37-0.59          178          9.15        0.42        --           --
      1.25             691          9.37        1.25        --           --
    1.80-2.63          698          9.58        2.08         20         2.63
    4.50-6.25          309          9.76        5.22        --           --
    ---------        -----          ----       -----        ---        -----
    $.02-6.25        3,259          8.84       $1.29        479        $0.23
                     =====                                  ===

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies who elect not to adopt the new method of accounting. The Company adopted SFAS No. 123 in fiscal 1996, and, in accordance with the

                             NUANCE COMMUNICATIONS
provisions of SFAS No. 123, the Company has elected to continue to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the Plans been determined consistent with SFAS No. 123, the Company's net loss would have been $3,568,000 and $7,004,000 for the years ended December 31, 1997 and 1998, respectively. The Company also issues options to consultants and other non-employees. Stock options issued to consultants and other non-employees are valued under the provisions of SFAS
No. 123. The compensation expense related to these options was approximately $57,000 for the year ended December 31, 1998, and is included in operating expenses in the accompanying statement of operations.

  The weighted average fair value of options granted during 1997 and 1998 was $0.03 and $3.43, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1997 and 1998: risk-free interest rates ranging from 5.5 to 7.7 percent; expected dividend yields of zero; expected lives of 3 years beyond grant date; and expected volatility of
 .01%. Because the Black-Scholes option valuation model requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.

 Deferred Stock Compensation

  In connection with the grant of certain stock options to employees during fiscal 1999, the Company recorded deferred stock compensation within shareholders' equity of $283,000, representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of these options at the date of grant. Such amount is presented as a reduction of shareholders' equity and will be amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. The Company recorded no amortization of deferred compensation through September 30, 1999.

  The Company recorded additional deferred stock compensation of $5.1 million relating to 2.2 million options with a weighted average exercise price of $8.30 granted during the three months ended December 31, 1999.

10. 401(k) Plan:

  The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan provides for tax-deferred salary deductions and after-tax employee contributions.

11. Income Taxes:

  Due to the Company's loss position, there was no provision for income taxes for the years ended December 31, 1996, 1997 and 1998.

                             NUANCE COMMUNICATIONS

  The components of the net deferred tax asset were as follows:

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
Net operating losses.......................................... $ 2,965  $ 4,791
Tax credit carryforwards......................................     456      769
Capitalized start-up costs....................................      39        8
Accruals and reserves.........................................     262    1,105
                                                               -------  -------
                                                                 3,722    6,673
Valuation allowance...........................................  (3,722)  (6,673)
                                                               -------  -------
Net deferred tax asset........................................ $   --   $   --
                                                               =======  =======

  At December 31, 1998, the Company had net cumulative operating loss carryforwards for Federal and state income tax reporting purposes of approximately $11,994,000 and $10,310,000, respectively. The Federal net operating loss carryforwards expire on various dates through 2018, while the state net operating loss carryforwards expire during 2002. The Company also has Federal and state tax credit carryforwards of approximately $480,000 and $444,000, respectively. The Federal tax credit carryforwards expire on various dates through 2018, while the state tax credits carry forward indefinitely.

  The Company believes that, based on a number of factors, there is sufficient uncertainty regarding the realizability of carryforwards and credits that a full valuation allowance should be recorded against the net deferred tax asset. These factors include a history of operating losses, recent increases in expense levels to support the Company's growth, the competitive nature of the Company's market and the lack of predictability of revenue. Management will continue to assess the realizability of the tax benefits available to the Company based on actual and forecasted operating results. The Tax Reform Act of 1986 contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership.

12. Related Parties:

 Related Party Transactions

  In 1994, the Company entered into a license agreement with one of its Series A preferred shareholders under which the Company has been granted a license to patents and other intellectual property related to the Company's technology.

  In 1998, the Company entered into a royalty arrangement with a Series A preferred shareholder whereby the Company would remit royalties, up to a maximum of $400,000, based on licensing of certain software. During 1998, the Company remitted $400,000 to the shareholder as earned under the terms of the agreement, and the amount is included in cost of licenses revenue in the accompanying statement of operations.

  In 1996, the Company entered into an agreement with an affiliate Series A preferred shareholder to jointly perform services under a development contract, whereby the Series A preferred shareholder would receive a percentage of license and maintenance revenue recognized under this contract in 1997 and 1998. The total amount incurred under the agreement was approximately $200,000 and $154,000 in 1997 and 1998, respectively.

                             NUANCE COMMUNICATIONS

  The Company also leased certain facilities from a Series A preferred shareholder during 1997, under which a total of approximately $63,000 in rent expense was remitted. As of December 31, 1997 and 1998, the Company owed approximately $156,000 and $134,000, respectively, in trade payables to this Series A preferred shareholder.

13. Segment Reporting

 Segment Information

  Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision maker is the Chief Executive Officer of the Company.

  The Company has two operating segments: licenses and services. Revenue and cost of revenue for the segments are identical to those presented on the accompanying statements of operations.

  Sales of licenses and services through September 30, 1999 occurred through partners and direct sales representatives located in the Company's headquarters in Menlo Park, United States, and in other locations. These sales were supported through the Menlo Park location. The Company does not separately report costs by region internally. Additionally, long-lived assets in locations other than Menlo Park are not significant for the three years ended December 31, 1998 and the nine months ended September 30, 1999.

  International revenues are based on the country in which the end-user is located. The following is a summary of international license and service revenue by geographic region:

                                                                    Nine Months
                                              Year Ended December      Ended
                                                      31,          September 30,
                                              -------------------- -------------
                                               1996   1997   1998   1998   1999
                                              ------ ------ ------ ------ ------
                                                                    (unaudited)
License revenue:
  Americas................................... $1,134 $1,591 $7,651 $6,375 $8,609
  Europe.....................................     53  1,125    215     73    443
  Asia.......................................     --     10    226    125    205
                                              ------ ------ ------ ------ ------
    Total.................................... $1,187 $2,726 $8,092 $6,573 $9,257
                                              ====== ====== ====== ====== ======
Service revenue:
  Americas................................... $  311 $1,514 $3,209 $2,104 $3,692
  Europe.....................................     --    104    241    171    388
  Asia.......................................     --     38    337    313    178
                                              ------ ------ ------ ------ ------
    Total.................................... $  311 $1,656 $3,787 $2,588 $4,258
                                              ====== ====== ====== ====== ======

                             NUANCE COMMUNICATIONS

14. Subsequent Events:

 Series E Financing

  In November 1999, the Company completed the issuance of 4,499,964 shares of Series E Convertible Preferred Stock ("Series E") at a price of $9.00 per share, for proceeds of approximately $40.5 million, net of offering expenses. The rights, restrictions and preferences of Series E are substantially the same as the Company's previously issued shares of convertible preferred stock.

 Reincorporation

  In         2000, the Company was reincorporated in Delaware in connection with the Company's proposed IPO.

-------------------------------------------------------------------------------
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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  31
Management...............................................................  47
Certain Transactions.....................................................  59
Principal Stockholders...................................................  61
Description of Capital Stock.............................................  63
Shares Eligible for Future Sales.........................................  67
Underwriting.............................................................  69
Legal Matters............................................................  72
Experts..................................................................  72
Where You Can Find Additional Information................................  72
Index to Financial Statements............................................ F-1

                                ---------------

  Through and including             , 2000, the 25th day after the date of
this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                        Shares

                             Nuance Communications

                                 Common Stock

                                ---------------


                                ---------------

                             Goldman, Sachs & Co.

                          Thomas Weisel Partners LLC

                             Dain Rauscher Wessels

                                 Wit SoundView

                      Representatives of the Underwriters


-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                       Amount To
                                                                        Be Paid
                                                                       ---------
   SEC Registration Fee...............................................  $20,142
   NASD Fee...........................................................    7,745
   Nasdaq National Market Listing Fee.................................        *
   Legal Fees and Expenses............................................        *
   Accounting Fees and Expenses.......................................        *
   Printing Expenses..................................................        *
   Transfer Agent Fees................................................        *
   Miscellaneous......................................................        *
                                                                        -------
     Total............................................................  $     *
                                                                        =======

--------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers

  Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as a director to the fullest extent permitted under Delaware law. Registrant's Restated Certificate of Incorporation also provides for the indemnification of its directors, officers and agents to the fullest extent permissible under Delaware law.

  In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of Registrant provide that: (1) Registrant is required to indemnify its directors and officers and persons serving in these capacities in other business enterprises (including, for example, subsidiaries of Registrant) at Registrant's request, to the fullest extent permitted by Delaware law, including in those circumstances in which indemnification would otherwise be discretionary; (2) Registrant may, in its discretion, indemnify its employees and agents in those circumstances where indemnification is not required by law;
(3) the rights conferred in the Bylaws are not exclusive, and Registrant is authorized to enter into indemnification agreements with its directors, executive officers and employees; and (4) Registrant may not retroactively amend the Bylaw provisions in a way that reduces the protections of the directors, officers and employees who benefit from these provisions.

  Effective upon Registrant's reincorporation from California into Delaware, Registrant intends to enter into indemnification agreements with each of its directors and executive officers that provide the maximum indemnity allowed under Section 145 of the Delaware General Corporation Law and its Bylaws, as well as certain additional procedural protections. In addition, these indemnity agreements provide that parties to the indemnification agreements will be indemnified to the fullest possible extent not prohibited by law against any and all expenses (including any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under the indemnification Agreement), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by Registrant, which approval shall not be unreasonably withheld), actually and reasonably incurred in relation to the Indemnitee's position as a director, officer, employee, agent or fiduciary of the Registrant, or any subsidiary of the Registrant, or in relation to the Indemnitee's service at the request of the Registrant as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise or in relation to Indemnitee's action or inaction while serving in such a capacity. Registrant will not be obligated pursuant to the indemnity agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, counterclaim or crossclaim, except with respect to proceedings specifically authorized by Registrant's Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, Registrant's Bylaws or any statute or law. Under the agreements, Registrant is not obligated to indemnify the indemnified party (1) for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous; (2) for any amounts paid in settlement of a proceeding unless Registrant consents to such settlement; (3) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of Registrant pursuant to the provisions of (S) 16(b) of the Securities Exchange Act of 1934 and related laws; or (4) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

                                                                       Exhibit
                               Document                                Number
                               --------                                -------
Form of Underwriting Agreement........................................   1.1
Amended and Restated Articles of Incorporation of Registrant, as
 currently in effect..................................................   3.1
Certificate of Incorporation of Registrant, to be in effect upon the
 reincorporation of Registrant in Delaware............................   3.2
Form of Restated Certificate of Incorporation of Registrant to be
 filed upon closing of the offering...................................   3.3
Bylaws of Registrant, as amended, as currently in effect..............   3.4
Bylaws of Registrant to be in effect upon the reincorporation of
 Registrant in Delaware...............................................   3.5
Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers....................  10.1

Item 15. Recent Sales of Unregistered Securities

  During the past three years, Registrant has issued and sold the following securities:

(a) During the past three years, the Registrant sold an aggregate of 1,333,933 shares of unregistered common stock to directors, officers, employees, former employees and consultants at prices ranging from $0.0150 to $6.75 per share, for aggregate cash consideration of $408,186.008. These shares were sold pursuant to the exercise of options or stock purchase rights granted by the Board of Directors. As to each director, officer, employee, former employee and consultant of Registrant who was issued these securities, Registrant relied upon Rule 701 of the Securities Act of 1933, as amended (the "Securities Act"). Each such person purchased securities of Registrant pursuant to a written contract between such person and the Registrant. In addition, Registrant met the conditions imposed under Rule 701(b).

(b) On January 6, 1997, Registrant sold in the aggregate 3,575,000 shares of unregistered Series C Preferred Stock at a price per share of $2.00 to eight venture capital funds for aggregate cash consideration of $7,150,000. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(c) On March 27, 1998, Registrant sold in the aggregate 2,272,758 shares of unregistered Series D Preferred Stock at a price per share of $4.69 to fifteen venture capital funds for aggregate cash consideration of $10,659,235.02. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(d) On April 17, 1998, Registrant sold in the aggregate 639,659 shares of unregistered Series D Preferred Stock at a price per share of $4.69 to a corporation for aggregate cash consideration of $3,000,000.71. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(e) On May 8, 1998, Registrant sold in the aggregate 426,439 shares of unregistered Series D Preferred Stock at a price per share of $4.69 to a corporation for aggregate cash consideration of $1,999,998.91. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(f) On May 26, 1998, Registrant sold in the aggregate 213,220 shares of unregistered Series D Preferred Stock at a price per share of $4.69 to a corporation for aggregate cash consideration of $1,000,001.8. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(g) On May 26, 1998, Registrant issued a warrant to purchase up to 200,000 shares of unregistered Series D Preferred Stock to a corporation, at a price per share of $5.00. Registrant relied upon Section 4(2) of the Securities Act.

(h) On October 1, 1999, Registrant sold in the aggregate 2,956,488 shares of unregistered Series E Preferred Stock at a price per share of $9.00 to six corporations and one individual for aggregate cash consideration of $26,608,392. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(i) On October 4, 1999, Registrant sold in the aggregate 500,000 shares of unregistered Series E Preferred Stock at a price per share of $9.00 to two corporations for aggregate cash consideration of $4,500,002. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(j) On October 5, 1999, Registrant sold in the aggregate 81,150 shares of unregistered Series E Preferred Stock at a price per share of $9.00 to one corporation for aggregate cash consideration of $730,348. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

(k) On November 5, 1999, Registrant sold in the aggregate 962,326 shares of unregistered Series E Preferred Stock at a price per share of $9.00 to two trust funds, two individuals, one corporation, one foundation, and six venture capital funds for aggregate cash consideration of $8,660,934. Registrant relied upon Section 4(2) of the Securities Act in connection with the sale of these shares.

  Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with Registrant, to information about Registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  1.1*  Form of Underwriting Agreement.
  3.1 Amended and Restated Articles of Incorporation of Registrant, as currently in effect.
  3.2 Form of Certificate of Incorporation of Registrant, to be in effect upon the reincorporation of Registrant into Delaware.
  3.3 Form of Restated Certificate of Incorporation of Registrant, to be filed upon the closing of the offering.
  3.4   Bylaws of Registrant, as amended, as currently in effect.
  3.5 Bylaws of Registrant, to be in effect upon the reincorporation of Registrant into Delaware and the closing of the offering.
  4.1*  Form of Registrant's Common Stock Certificate.
  4.2   Amended and Restated Investors' Rights Agreement, dated as of October
        1, 1999, among the Registrant and the parties named therein.
  4.3   Warrant to Purchase Stock dated April 1, 1996 issued to Phoenix
        Leasing.
  5.1*  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1 Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.
 10.2   1994 Equity Incentive Plan.
 10.3   1998 Stock Plan.
 10.4   2000 Stock Plan.
 10.5   2000 Employee Stock Purchase Plan and related subscription agreement.
 10.6 Lease Agreement dated May 27, 1997, and related agreements by and between Registrant and Lincoln Menlo IV & V Associates Limited.
 10.7* Form of Stock Option Agreement, as amended, between Registrant and each executive officer other than Brian Danella, Paul Scott and Donna Allen
        Taylor.
 10.8 Assignment and Assumption Agreement, and related agreements by and between Registrant and CBT Systems USA, Ltd.
 10.9   Memorandum of Agreement of Lease, 2000 Peel Street, Suite 900,
        Montreal, Quebec, dated January 1, 2000, by and between Registrant and
        Cite De L'Ile Development Inc.
 10.10+ Value-Added Reseller Agreement dated March 12, 1998, by and between
        Registrant and Periphonics Corporation.
 10.11  Loan and Security Agreement dated June 23, 1999, between Registrant and
        Silicon Valley Bank.
 10.12+ License Agreement dated December 20, 1994, by and between Registrant and SRI International.
 10.13* Form of Stock Option Agreement entered into between Registrant and
        Brian Danella, Paul Scott and Donna Allen Taylor.
 11.1 Statement of computation of net loss per share and pro forma net loss per share (included in Note 2 to Notes to Financial Statements).
 21.1   Subsidiaries of the Registrant.
 23.1   Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibit 5.1).
 23.2   Consent of Arthur Andersen LLP, Independent Public Accountants.

 24.1 Power of Attorney (see page II-6).
 27.1 Financial Data Schedule.

--------
* To be supplied by amendment.
+ Confidential treatment has been requested for portions of this exhibit.

  (b) Financial Statement Schedules

  Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

  The undersigned hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 4th day of February, 2000.

                                          Nuance Communications

                                                   /s/ Ronald Croen
                                          By: _________________________________
                                                       Ronald Croen
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Ronald Croen and Graham Smith and each one of them, his true and lawful attorney-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement related to the offering contemplated by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Ronald Croen              President and Chief         February 4, 2000
______________________________________  Executive Officer and
             Ronald Croen               Director (Principal
                                        Executive Officer)

         /s/ Graham Smith              Vice President of Finance,  February 4, 2000
______________________________________  Chief Financial Officer
             Graham Smith               and Secretary (Principal
                                        Financial and Accounting
                                        Officer)

       /s/ Dr. Yogen Dalal             Director and Chairman of    February 4, 2000
______________________________________  the Board
           Dr. Yogen Dalal

      /s/ Dr. Curtis Carlson           Director                    February 4, 2000
______________________________________
          Dr. Curtis Carlson

       /s/ Dr. Vinton Cerf             Director                    February 4, 2000
______________________________________
           Dr. Vinton Cerf

              Signature                          Title                   Date
              ---------                          -----                   ----

        /s/ Irwin Federman             Director                    February 4, 2000
______________________________________
            Irwin Federman

         /s/ Alan Herzig               Director                    February 4, 2000
______________________________________
             Alan Herzig

      /s/ Gary Morgenthaler            Director                    February 4, 2000
______________________________________
          Gary Morgenthaler

                                 EXHIBIT INDEX

 Exhibit
 Number                               Exhibit Title
 -------                              -------------
  1.1*   Form of Underwriting Agreement.
  3.1    Amended and Restated Articles of Incorporation of Registrant, as
         currently in effect.
  3.2    Form of Certificate of Incorporation of Registrant, to be in effect upon the reincorporation of Registrant into Delaware.
  3.3    Form of Restated Certificate of Incorporation of Registrant, to be
         filed upon the closing of the offering.
  3.4    Bylaws of Registrant, as amended, as currently in effect.
  3.5    Bylaws of Registrant, to be in effect upon the reincorporation of
         Registrant into Delaware and the closing of the offering.
  4.1*   Form of Registrant's Common Stock Certificate.
  4.2    Amended and Restated Investors' Rights Agreement, dated as of October
         1, 1999, among the Registrant and the parties named therein.
  4.3    Warrant to Purchase Stock dated April 1, 1996 issued to Phoenix
         Leasing.
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
 10.1    Form of Indemnification Agreement to be entered into by Registrant with each of its directors and executive officers.
 10.2    1994 Equity Incentive Plan.
 10.3    1998 Stock Plan.
 10.4    2000 Stock Plan.
 10.5    2000 Employee Stock Purchase Plan and related subscription agreement.
 10.6    Lease Agreement dated May 27, 1997, as amended, by and between
         Registrant and Lincoln Menlo IV & V Associates Limited.
 10.7*   Form of Stock Option Agreement, as amended, between Registrant and each executive officer other than Brian Danella, Paul Scott and Donna
         Allen Taylor.
 10.8    Assignment and Assumption Agreement, dated July 1, 1999, by and between Registrant and CBT Systems USA, Ltd.
 10.9    Memorandum of Agreement of Lease, 2000 Peel Street, Suite 900,
         Montreal, Quebec, dated January 1, 2000, by and between Registrant and
         Cite De L'Ile Development Inc.
 10.10+  Value-Added Reseller Agreement dated March 12, 1998, by and between
         Registrant and Periphonics Corporation.
 10.11   Loan and Security Agreement dated June 23, 1999, between Registrant and Silicon Valley Bank.
 10.12+  License Agreement dated December 20, 1994, by and between Registrant and SRI International.
 10.13*  Form of Stock Option Agreement entered into between Registrant and
         Brian Danella, Paul Scott and Donna Allen Taylor.
 11.1    Statement of computation of net loss per share and pro forma net loss per share (included in Note 2 to Notes to Financial Statements).
 21.1    Subsidiaries of the Registrant.
 23.1    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
         (included in Exhibit 5.1).
 23.2    Consent of Arthur Andersen LLP, Independent Public Accountants.
 24.1    Power of Attorney (see page II-6).
 27.1    Financial Data Schedule.

--------
* To be supplied by amendment.
+ Confidential treatment has been requested for portions of this exhibit.